                                              Filed Pursuant to Rule 424(b)(1)
                                              File Number 333-50329

                         RESOURCE PROCESSING GROUP, INC.
                           101 Executive Center Drive
                         Columbia, South Carolina 29210

                                                                    May 1, 1998
Dear Shareholder:


         You are cordially invited to attend the Special Meeting of Shareholders of Resource Processing Group, Inc. (the "RPGI Special Meeting") to be held at 101 Executive Center Drive, Columbia, South Carolina on June 1, 1998 at 9:00 A.M. local time.

         At the RPGI Special Meeting you will be asked to consider and vote upon the Agreement and Plan of Merger (the "Merger Agreement") entered into by and among Resource Processing Group, Inc. ("RPGI"), Carolina First Corporation and CFC Merger Sub, Inc. ("Interim"), and dated as of March 9, 1998. If the Merger Agreement is approved by holders of a majority of the outstanding shares of common stock of RPGI (and certain other conditions are met), Interim will be merged with and into RPGI (the "Merger"), and RPGI will become a wholly-owned subsidiary of Carolina First Corporation. In connection with the Merger, RPGI shareholders who do not dissent from the Merger will receive $1.237 for each share of RPGI common stock held by them, such amount to be paid in the form of shares of common stock, $1.00 par value per share, of Carolina First Corporation, which will be valued at the average closing price of Carolina First Corporation common stock as reported on the Nasdaq National Market for the 20 trading days immediately prior to the date of the closing of the Merger. Certain additional consideration may also be payable in shares of Carolina First Corporation common stock if certain performance-related criteria are met with respect to Carolina First Corporation's credit card portfolio. Cash will be paid in lieu of any fractional shares. On April 24, 1998, the last reported sale price of Carolina First Corporation common stock on the Nasdaq National Market was $28.75 per share. The Merger Agreement is described in detail in the accompanying Proxy Statement/Prospectus and is attached as Exhibit A thereto.


         Enclosed herewith are the Notice of Special Meeting of Shareholders, a Proxy Statement/Prospectus and a Proxy for use in connection with the RPGI Special Meeting. The Proxy Statement/Prospectus includes a description of the terms and conditions of the Merger Agreement and related agreements, financial and other information about Carolina First Corporation, Interim and RPGI, and other information. You are urged to consider carefully the entire Proxy Statement/Prospectus, including the exhibits thereto.

         THE BOARD OF DIRECTORS OF RPGI BELIEVES THAT THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF RPGI AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

         Because the affirmative vote of holders of at least a majority of the issued and outstanding shares of RPGI common stock is required to approve the Merger Agreement, it is important that your shares of RPGI common stock be represented at the RPGI Special Meeting, whether or not you are personally able to attend. A failure to vote, either by not returning the enclosed Proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against the Merger Agreement. You are therefore urged to complete, date and sign the enclosed Proxy, and return it promptly in the enclosed return envelope, which does not require any postage if mailed in the United States. If you attend the RPGI Special Meeting, you may vote in person the shares of RPGI common stock of which you are the record owner, even if you have already returned your Proxy.

                                      Sincerely,



                                      Angelo R. Palombi
                                      President and Chief Executive Officer

                         RESOURCE PROCESSING GROUP, INC.
                           101 Executive Center Drive
                         Columbia, South Carolina 29210

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                             TO BE HELD ON JUNE 1, 1998

TO THE SHAREHOLDERS OF RESOURCE PROCESSING GROUP, INC.:


         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Resource Processing Group, Inc. (the "RPGI Special Meeting") will be held at 101 Executive Center Drive, Columbia, South Carolina on June 1, 1998 at 9:00 A.M. local time, for the following purposes:


         1. CONSIDERATION OF THE MERGER AGREEMENT. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger ("Merger Agreement") dated as of March 9, 1998, among Carolina First Corporation, CFC Merger Sub, Inc. ("Interim"), and Resource Processing Group, Inc. ("RPGI") pursuant to which Interim, a subsidiary of Carolina First Corporation, will be merged with and into RPGI and RPGI will become a wholly-owned subsidiary of Carolina First Corporation. In connection with the Merger, RPGI shareholders who do not dissent from the Merger will receive $1.237 for each share of RPGI common stock held by them, such amount to be paid in the form of shares of common stock, $1.00 par value per share, of Carolina First Corporation, which will be valued at the average closing price of Carolina First Corporation common stock as reported on the Nasdaq National Market for the 20 trading days immediately prior to the date of the closing of the Merger. Certain additional consideration may also be payable in shares of Carolina First Corporation common stock if certain performance-related criteria are met with respect to Carolina First Corporation's credit card portfolio. Cash will be paid in lieu of any fractional shares. Holders of RPGI common stock may be entitled to assert dissenters' rights with respect to this action.

         2. OTHER BUSINESS. To transact such other business as may properly come before the RPGI Special Meeting or any adjournments thereof.


         Only shareholders of record at the close of business on April 29, 1998 are entitled to notice of and to vote at the RPGI Special Meeting or any adjournments thereof. The affirmative vote of the holders of at least a majority of the issued and outstanding shares of RPGI common stock is required to approve the Merger Agreement. All shareholders, whether or not they expect to attend the RPGI Special Meeting in person, are requested to complete, date, sign and return the enclosed Proxy in the accompanying envelope. The Proxy may be revoked by the record shareholder (i) by giving written notice to the Secretary of RPGI at any time before it is voted, (ii) by submitting a proxy having a later date or (iii) by appearing at the RPGI Special Meeting and giving notice of revocation to the corporate officers responsible for maintaining the list of shareholders.

May 1, 1998                       By Order of the Board of Directors,




                                   Michael T. Smith
                                   Secretary

               YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF
             SHARES THAT YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND
              THE RPGI SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE
                       AND RETURN THE ENCLOSED PROXY CARD.

Proxy Statement/Prospectus

                           CAROLINA FIRST CORPORATION
                  Prospectus for 577,270 Shares of Common Stock

                         RESOURCE PROCESSING GROUP, INC.
               Proxy Statement for Special Meeting of Shareholders

         This Proxy Statement/Prospectus relates to the issuance by Carolina First Corporation ("CFC") of up to 577,270 shares ("CFC Shares") of its $1.00 par value common stock ("CFC common stock") in connection with the proposed merger (the "Merger") of CFC Merger Sub, Inc. ("Interim"), a wholly-owned subsidiary of CFC formed solely to effect the Merger with and into Resource Processing Group, Inc. ("RPGI"). Upon consummation of the Merger, RPGI shareholders who do not dissent from the Merger will receive (i) $1.237 for each share of RPGI common stock held by them, such amount to be paid in the form of shares of CFC common stock valued at the average closing price of CFC common stock as reported on the Nasdaq National Market for the 20 trading days immediately prior to the consummation of the Merger (the "Closing Date"), and
(ii) certain additional consideration also payable in shares of CFC common stock subject to the achievement of certain performance-related criteria by CFC credit card portfolios. Cash will be paid in lieu of any fractional shares which would otherwise be issuable.


         The CFC Shares are offered to the RPGI shareholders subject to the terms and conditions specified in the Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 9, 1998 and entered into by and among CFC, RPGI and Interim. The Merger Agreement provides that as a result of the transactions specified in the Merger Agreement, Interim will merge with and into RPGI, the RPGI common stock will be canceled, and RPGI will continue to operate as a wholly-owned subsidiary of CFC. See "THE PROPOSED TRANSACTION--General Description of the Terms of the Merger Agreement." Consummation of the transactions contemplated in the Merger Agreement is subject to certain conditions, including, among others, approval by the shareholders of RPGI at the Special Meeting of the Shareholders of RPGI to be held on June 1, 1998 for the purposes described herein (the "RPGI Special Meeting") and approval by applicable regulatory authorities.

         This Proxy Statement/Prospectus serves as the Proxy Statement of RPGI in connection with the solicitation of proxies to be used at the RPGI Special Meeting. This Proxy Statement/Prospectus is first being sent to RPGI shareholders on or about May 1, 1998.


         SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY SHAREHOLDERS OF RPGI.

         RPGI'S BOARD OF DIRECTORS (THE "RPGI BOARD") RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT.

         The CFC common stock is traded on the Nasdaq National Market under the Nasdaq market symbol "CAFC." On March 6, 1998 (the last business day prior to the announcement of the execution of the Merger Agreement), the closing bid price of the CFC common stock, as reported by Nasdaq, was $24.88 per share.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE CFC SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS AND LOAN ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR OTHER GOVERNMENTAL AGENCY.


            The date of this Proxy Statement/Prospectus is May 1, 1998.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION...............................................................................................   1
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...................................................................   1
OTHER INFORMATION...................................................................................................   2
SUMMARY.............................................................................................................   3
         Introduction...............................................................................................   3
         Time, Place and Purposes of the Special Meeting............................................................   3
         Parties to the Merger Agreement............................................................................   3
         General Terms of the Proposed Transaction..................................................................   3
         Vote Required and Record Date..............................................................................   4
         Recommendation of the RPGI Board...........................................................................   4
         Rights of Dissenting Shareholders..........................................................................   4
         Certain Differences in Shareholders' Rights................................................................   4
         Conditions and Regulatory Approvals........................................................................   5
         Termination or Amendment of the Merger Agreement...........................................................   5
         Effective Time of the Merger...............................................................................   6
         Opinion of Financial Adviser...............................................................................   6
         Certain Federal Income Tax Consequences....................................................................   6
         Interests of Certain Persons...............................................................................   6
         Restrictions on Resales by Affiliates......................................................................   7
         Accounting Treatment.......................................................................................   7
         Market Prices and Dividends................................................................................   7
         Selected Financial Data....................................................................................   9
         Unaudited Pro Forma Combined Selected Financial Data of Carolina First Corporation
             and Resource Processing Group, Inc.....................................................................  11
         Comparative Per Share Data.................................................................................  12
RISK FACTORS........................................................................................................  13
         Acquisition of First Southeast Financial Corporation.......................................................  13
         Credit Card Charge-offs....................................................................................  13
         Litigation.................................................................................................  13
         Growth Through Acquisitions................................................................................  14
         Dependence on Senior Management............................................................................  14
         Antitakeover Measures......................................................................................  14
         Commercial Lending Activities..............................................................................  14
         Holding Company Structure..................................................................................  15
         Limitations on Dividends...................................................................................  15
         Regulation.................................................................................................  15
         Year 2000..................................................................................................  15
INFORMATION CONCERNING THE RPGI SPECIAL MEETING.....................................................................  16
         Purpose of the RPGI Special Meeting........................................................................  16
         RPGI Record Date and Voting Rights.........................................................................  16
         Proxies....................................................................................................  16
         Recommendation of the RPGI Board...........................................................................  17
THE PROPOSED TRANSACTION............................................................................................  18
         General Description of the Terms of the Merger Agreement...................................................  18
         Background of and Reasons for the Merger Agreement.........................................................  19
                  RPGI Reasons......................................................................................  20
                  CFC Reasons.......................................................................................  21
         Material Contacts with Company Being Acquired..............................................................  21
         Opinion of RPGI's Financial Adviser........................................................................  22
         Exchange of RPGI Stock Certificates........................................................................  26
         Conditions to Consummation of the Merger...................................................................  26
         Termination................................................................................................  27
         Amendment..................................................................................................  28
         Conduct of RPGI's and CFC's Businesses Prior to the Effective Time.........................................  28
         Required Regulatory Approvals..............................................................................  29
         Operations After the Merger................................................................................  29
         Interests of Certain Persons in the Merger.................................................................  29

                                        i




                  Indemnification; Advancement of Expenses; Directors' and Officers' Insurance......................  29
                  Employment and Severance Agreements...............................................................  29
                  Other Matters Related to Employees and Employee Benefit Plans.....................................  30
         Accounting Treatment.......................................................................................  30
         Certain Federal Income Tax Consequences....................................................................  30
         Restrictions on Resales by Affiliates......................................................................  33
         Dissenters' Rights.........................................................................................  33
         Recommendation of the RPGI Board of Directors .............................................................  35
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION........................................................  36
         Unaudited Pro Forma Combined Capitalization................................................................  37
         Unaudited Pro Forma Combined Condensed Balance Sheet.......................................................  38
         Unaudited Pro Forma Combined Condensed Statement of Earnings...............................................  39
INFORMATION ABOUT CAROLINA FIRST CORPORATION........................................................................  40
         General  ..................................................................................................  40
         Capital Adequacy...........................................................................................  41
         Recent Developments........................................................................................  44
INFORMATION ABOUT RPGI..............................................................................................  45
         General....................................................................................................  45
         Risk Factors Relating to the Business of RPGI..............................................................  45
         Competition................................................................................................  47
         Regulation.................................................................................................  48
         Employees..................................................................................................  48
         Properties.................................................................................................  48
         Legal Proceedings..........................................................................................  48
         Management's Discussion and Analysis of Financial Condition and Results Of Operations......................  48
                  General...........................................................................................  48
                  Sources and Recognition of Revenue................................................................  49
                  Results of Operations.............................................................................  50
                  Revenues..........................................................................................  51
                  Operating Expenses................................................................................  51
                  Income from Operations............................................................................  52
                  Net Interest Income or (Expense)..................................................................  52
                  Provision for Income Taxes........................................................................  53
                  Net Income........................................................................................  53
                  Liquidity and Capital Resources...................................................................  53
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
   RPGI.............................................................................................................  54
         Beneficial Owners of Five Percent or More of RPGI Common Stock.............................................  54
         Stock Ownership of RPGI's Directors and Executive Officers.................................................  55
COMPARATIVE RIGHTS OF SHAREHOLDERS..................................................................................  56
         General  ..................................................................................................  56
         Authorized Capital.........................................................................................  56
         Amendment of Articles of Incorporation or Bylaws...........................................................  56
         Size and Classification of Board of Directors..............................................................  57
         Shareholder Nomination of Directors........................................................................  57
         Removal of Directors by Shareholders.......................................................................  58
         Standards for Director Liability...........................................................................  58
         Director and Officer Indemnification.......................................................................  58
         Shareholder Meetings.......................................................................................  58
         Shareholder Voting in General..............................................................................  59
         Shareholder Voting in Certain Business Combinations........................................................  59
         Change in Control, Business Combinations and Anti-Takeover Provisions......................................  60
         Action by Shareholders Without a Meeting...................................................................  62
         Dissolution ...............................................................................................  62
CAROLINA FIRST CORPORATION CAPITAL STOCK............................................................................  62
         Common Stock...............................................................................................  62
         Preferred Stock............................................................................................  62

                                       ii




         Certain Matters............................................................................................  63
                  Shareholders' Rights Agreement....................................................................  63
                  Board of Directors................................................................................  64
                  Voting............................................................................................  65
                  Transfer Agent....................................................................................  65
                  Dividend Reinvestment Plan........................................................................  65
LEGAL MATTERS.......................................................................................................  65
EXPERTS.............................................................................................................  66
OTHER MATTERS.......................................................................................................  66
INDEX TO FINANCIAL STATEMENTS....................................................................................... F-1
EXHIBITS
      A-Merger Agreement..................................................................................A-1
      B-Opinion of First Annapolis Capital, Inc...........................................................B-1
      C-Financial Statement of CFC Merger Sub, Inc........................................................C-1
      D-South Carolina Dissenters' Rights Statute.........................................................D-1

                              AVAILABLE INFORMATION

         CFC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of fees at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants (including CFC) that file electronically with the Commission.

         CFC has filed with the Commission a Registration Statement (which shall include any amendments thereto) on Form S-4 ("Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), with respect to the CFC Shares offered hereby. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and the exhibits and schedules thereto are available for inspection and copying as set forth in the preceding paragraph. For further information with respect to CFC and the CFC Shares offered hereby, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto.

         All information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to CFC has been supplied by CFC.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO CFC WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH A DOCUMENT UNLESS SUCH
EXHIBIT IS SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENT) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON ORAL OR WRITTEN REQUEST TO WILLIAM S. HUMMERS III, EXECUTIVE VICE PRESIDENT, CAROLINA FIRST CORPORATION, 102 SOUTH MAIN STREET, GREENVILLE, SC 29601, TELEPHONE NUMBER (864) 255-7900. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MAY 15, 1998. Copies of documents incorporated by reference herein are also available at CFC's Web site (http://www.carolinafirst.com).

         The following documents filed with the Commission by CFC pursuant to
Section 13(a) or 15(d) of the Exchange Act are incorporated herein by reference:

         (i) CFC's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         (ii) CFC's Current Reports on Form 8-K dated February 12, 1998 and February 13, 1998; and

         (iii) The description of the CFC common stock which is contained in CFC's Form 8-A filed with the Commission on or about October 20, 1986, including any amendment or report filed for the purpose of updating such description.

           All documents filed by CFC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the RPGI Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                                OTHER INFORMATION

           This Proxy Statement/Prospectus does not cover any resales of the CFC common stock offered hereby to be received by shareholders deemed to be "affiliates" of CFC or RPGI upon consummation of the Merger. No person is authorized to make use of this Proxy Statement/Prospectus in connection with such resales, although such securities may be traded without the use of this Proxy Statement/Prospectus by those shareholders of CFC not deemed to be "affiliates" of CFC or RPGI.

           No person is authorized to give any information or to make any representation not contained in or incorporated by reference in this Proxy Statement/Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by CFC or RPGI. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person or in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any sale hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof or that there has been no change in the affairs of CFC or RPGI since such date.

                                     SUMMARY

           THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE STATEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, THE ACCOMPANYING EXHIBITS, AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE AND INCLUDED HEREWITH. A COPY OF THE MERGER AGREEMENT (EXCLUDING THE SCHEDULES ATTACHED THERETO) IS ATTACHED HERETO AS EXHIBIT A AND IS INCORPORATED HEREIN BY REFERENCE. AS USED HEREIN, THE TERMS "CFC" AND "RPGI" REFER TO CAROLINA FIRST CORPORATION AND RESOURCE PROCESSING GROUP, INC., RESPECTIVELY, AND, IN THE CASE OF CFC AND UNLESS THE CONTEXT OTHERWISE REQUIRES, TO ITS CONSOLIDATED SUBSIDIARIES.


         INTRODUCTION. This Proxy Statement/Prospectus is furnished in connection with (i) the issuance by CFC of the CFC Shares and (ii) the solicitation of proxies by the RPGI Board of Directors with respect to the RPGI Special Meeting to be held on June 1, 1998 and at any adjournment thereof. The RPGI Special Meeting is being held for the purpose of considering and voting upon the Merger Agreement. This Proxy Statement/Prospectus is first being mailed to the shareholders of RPGI on or about May 1, 1998.

         TIME, PLACE AND PURPOSES OF THE SPECIAL MEETING. The RPGI Special Meeting will be held on June 1, 1998 at 9:00 A.M. local time, at 101 Executive Center Drive, Columbia, South Carolina. At the RPGI Special Meeting, shareholders of RPGI will consider and vote on the proposal to approve the Merger Agreement, which provides for the Merger of CFC Merger Sub, Inc. ("Interim") (a subsidiary of CFC formed to effect the Merger) into RPGI and the exchange of RPGI common stock for CFC common stock. See "INFORMATION CONCERNING THE RPGI SPECIAL MEETING."


           PARTIES TO THE MERGER AGREEMENT. CAROLINA FIRST CORPORATION. CFC is a bank holding company headquartered in Greenville, South Carolina which engages in a general banking business through its four operating subsidiaries: (1) Carolina First Bank, a South Carolina-chartered commercial bank headquartered in Greenville, South Carolina, (2) Carolina First Mortgage Company, a mortgage loan origination and servicing company headquartered in Columbia, South Carolina, (3) Blue Ridge Finance Company, Inc., an automobile finance company headquartered in Greenville, South Carolina and (4) CF Investment Company, a corporation licensed as a small business investment company headquartered in Greenville, South Carolina. CFC is a South Carolina corporation which was organized in 1986. On December 31, 1997, it had total consolidated assets of approximately $2.2 billion. Its principal executive offices are located at 102 South Main Street, Greenville, South Carolina 29601, and its telephone number is (864) 255- 7900. See "INFORMATION ABOUT CAROLINA FIRST CORPORATION."

           CF MERGER SUB, INC. ("INTERIM"). Interim is a South Carolina corporation and a wholly-owned subsidiary of CFC, which will be merged with and into RPGI. Interim was formed solely for the purpose of effecting the Merger.

           RESOURCE PROCESSING GROUP, INC. RPGI provides credit card servicing, marketing and program management services to financial institutions. RPGI is a South Carolina corporation which was organized in 1994. On December 31, 1997, RPGI had total assets of approximately $19 million. Its principal executive offices are located at 101 Executive Center Drive, Columbia, South Carolina 29210, and its telephone number is (803) 798-0143. See "INFORMATION ABOUT RPGI."

           GENERAL TERMS OF THE PROPOSED TRANSACTION. Pursuant to the terms of the Merger Agreement, upon consummation of the Merger, each share of RPGI common stock outstanding immediately before the effective time of the Merger (other than shares owned by shareholders who dissent from the Merger) will represent the right to receive $1.237, such amount to be paid in the form of CFC common stock, plus the additional consideration described below. For purposes of determining the number of shares of CFC common stock to be exchanged for each share of RPGI common stock, the value of a share of CFC common stock will be the average closing price of a share of CFC common stock as reported on the

Nasdaq National Market for the 20 trading days immediately preceding the Closing Date. Holders of RPGI common stock will receive cash in lieu of any fractional shares of CFC common stock to which they would otherwise be entitled.

           In the event that "net chargeoffs" (as defined in the Merger Agreement) associated with certain credit card accounts owned by CFC, any of its subsidiaries or the Carolina First Credit Card Master Trust (which is a credit card receivable securitization trust serviced by Carolina First Bank and subserviced by RPGI) are less than specified percentages of the weighted average daily outstanding balance of such accounts during 1998 and 1999, holders of RPGI common stock will be entitled to certain additional consideration as set forth in the Merger Agreement. See "THE PROPOSED TRANSACTION -- General Description of the Terms of the Merger Agreement."


         VOTE REQUIRED AND RECORD DATE. Only RPGI shareholders of record at the close of business on April 29, 1998 ("Record Date") will be entitled to notice of and to vote at the RPGI Special Meeting. The Merger must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of RPGI common stock eligible to vote at the RPGI Special Meeting. As of the Record Date, there were 9,082,126 shares of RPGI common stock outstanding, each entitled to one vote, of which the directors and executive officers of RPGI and their affiliates beneficially owned 2,579,534 shares, or approximately 28.4%. Upon consummation of the transactions contemplated hereby, such persons will beneficially own approximately 164,616 shares of CFC common stock (including shares beneficially owned prior to the Merger and assuming receipt of the base (non-contingent) consideration only, a value of $25.00 per share of CFC common stock and a conversion ratio of 0.0495), or less than 1% of the outstanding CFC common stock. See "THE PROPOSED TRANSACTION."


           RECOMMENDATION OF THE RPGI BOARD.

           THE RPGI BOARD HAS APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF RPGI AND ITS SHAREHOLDERS. IT RECOMMENDS THAT RPGI'S SHAREHOLDERS VOTE FOR THE MERGER AGREEMENT. SEE "THE PROPOSED TRANSACTION -- RECOMMENDATION OF THE RPGI BOARD."

           RIGHTS OF DISSENTING SHAREHOLDERS. Pursuant to Chapter 13 of the South Carolina Business Corporation Act of 1988, as amended (the "South Carolina Dissenters' Rights Statute"), the holders of shares of RPGI common stock are entitled to dissent from the approval of the Merger Agreement and to receive payment of the fair value of their shares of RPGI common stock in the event the Merger is consummated, upon compliance with the provisions of the South Carolina Dissenters' Rights Statute. Holders of RPGI common stock who wish to assert their dissenters' rights must (i) deliver to RPGI, before the vote on the Merger Agreement is taken, written notice of their intent to demand payment for their shares in the event the Merger is consummated, (ii) not vote such shares in favor of the Merger and the Merger Agreement and (iii) comply with the further provisions of the South Carolina Dissenters' Rights Statute. The delivery of a proxy or a vote against approval of the Merger Agreement will not constitute adequate notice of an intent to demand payment, but a failure to vote against such approval will not constitute a waiver of dissenters' rights. Any deviation from the procedures set forth in the South Carolina Dissenters' Rights Statute could result in the forfeiture of dissenters' rights. Accordingly, shareholders of RPGI wishing to dissent from approval of the Merger Agreement are urged to read carefully "THE PROPOSED TRANSACTION -- Dissenters' Rights" and the copy of the South Carolina Dissenters' Rights Statute set forth as Exhibit D to this Proxy Statement/Prospectus and to consult with their own legal advisors.

           CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS. Upon the effectiveness of the Merger, the former RPGI shareholders who do not dissent from the Merger will become shareholders of CFC, and their rights as shareholders will be determined by CFC's Articles of Incorporation and Bylaws. The rights of shareholders of CFC differ from the rights of shareholders of RPGI in several important respects, including, among other things, the amendment of articles of incorporation, shareholder approval of certain business combinations, the removal of directors and standards for director liability. See "COMPARATIVE RIGHTS OF SHAREHOLDERS."

           CONDITIONS AND REGULATORY APPROVALS. Consummation of the transactions contemplated by the Merger Agreement is subject to various conditions, including receipt of the requisite approval by the shareholders of RPGI and receipt of the necessary regulatory approvals (including the filing of a notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve"). All necessary applications and notices to the necessary regulatory authority regarding the proposed transaction have been filed, approved and accepted, as the case may be. CFC and RPGI may waive certain of the conditions to their respective obligations to consummate the Merger, other than conditions imposed by law. See "THE PROPOSED TRANSACTION -- Conditions to Consummation of the Merger" and "THE PROPOSED TRANSACTION -- Required Regulatory Approvals."


           TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the effective time of the
Merger:
                   (a) by mutual written consent of CFC and RPGI;
                   (b) by RPGI, upon a material breach of the Merger Agreement by CFC or Interim that has not been cured and that would cause either CFC or Interim to be incapable, by September 30, 1998, of (i) performing in all material respects the obligations under the Merger Agreement that it is required to perform at or prior to the effective time of the Merger, (ii) providing an officer's certificate to the effect that it has performed all such obligations, (iii) ensuring that its representations and warranties made in the Merger Agreement are true as of the applicable date, or (iv) providing an officer's certificate to the effect that such representations and warranties are true as of the applicable date;
                   (c) by CFC, upon a material breach of the Merger Agreement by RPGI that has not been cured and that would cause RPGI to be incapable, by September 30, 1998, of (i) performing in all material respects the obligations under the Merger Agreement that it is required to perform at or prior to the effective time of the Merger,
           (ii) providing an officer's certificate to the effect that it has performed all such obligations, (iii) ensuring that the representations and warranties made by RPGI in the Merger Agreement are true as of the applicable date, or (iv) providing an officer's certificate to the effect that such representations and warranties are true as of the applicable date;
                   (d) subject to the parties' obligation to use their reasonable best efforts to do or cause to be done all things necessary or advisable to consummate the Merger, by either RPGI or CFC if any court of proper jurisdiction issues or enforces any order or ruling which restrains or prohibits the Merger and such order or ruling is final and cannot be appealed;
                   (e) by either RPGI or CFC if the Merger has not been consummated on or before September 30, 1998, provided the terminating party is not otherwise in material breach of its representations, warranties or obligations under the Merger Agreement;
                   (f) by either RPGI or CFC if the RPGI Special Meeting concludes without shareholder approval of the Merger Agreement and the transactions contemplated therein having been made; or
                   (g) by RPGI if a third party commences a tender or exchange offer to acquire any shares of RPGI common stock or makes a proposal to acquire any equity interest in RPGI, to engage in any form of business combination with RPGI or to purchase all or (except in the ordinary course of business) any substantial portion of RPGI's assets, provided that the RPGI Board, after consultation with RPGI's financial advisor, determines that such offer or proposal may reasonably be expected to result in a transaction or transactions that will be more favorable to RPGI's shareholders than the Merger and provided further that if RPGI terminates the Merger Agreement on the basis of such offer or proposal, it pays CFC $500,000.


           The Merger Agreement may be amended by mutual written consent of all the parties, provided, however, that after the Merger Agreement has been approved by the RPGI shareholders, no amendment may be made without the approval of RPGI shareholders that (a) changes the form or decreases the amount of consideration to be received for shares of RPGI common stock, (b) materially and adversely affects the rights of holders of RPGI common stock, or (c) under applicable law would require the approval of RPGI shareholders.


         EFFECTIVE TIME OF THE MERGER. The Merger will become effective at the time at which the Articles of Merger are accepted for filing by the Secretary of State of South Carolina (the "Effective Time"). The Effective Time will occur as soon as practicable after the Closing Date, which shall be after all conditions specified in the Merger Agreement have been satisfied or waived. The Effective Time currently is anticipated to be approximately June 1, 1998, although delays in the satisfaction of the conditions to consummation of the Merger could result in a later Effective Time. See "THE PROPOSED TRANSACTION -- Conditions to Consummation of the Merger."


           OPINION OF FINANCIAL ADVISER. First Annapolis Capital, Inc. ("First Annapolis") has served as financial adviser to RPGI in connection with the Merger Agreement and has delivered a written opinion, dated February 5, 1998 and supplemented March 6, 1998, to the RPGI Board that the consideration to be received by shareholders of RPGI was fair from a financial point of view to the RPGI shareholders as of the date of such opinion. The full text of the written opinion, as supplemented, of First Annapolis is attached as Exhibit B to this Proxy Statement/Prospectus and should be read carefully in its entirety. For additional information concerning First Annapolis and its opinion, see "THE PROPOSED TRANSACTION -- Opinion of RPGI's Financial Adviser."

           CERTAIN FEDERAL INCOME TAX CONSEQUENCES. RPGI will receive an opinion of McNair Law Firm, P.A., stating that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), subject to certain conditions. However, this opinion of counsel is not binding on the Internal Revenue Service ("IRS"). In such opinion, counsel will opine that if certain conditions are met, no taxable gain or loss for federal income tax purposes will be recognized by the shareholders of RPGI upon the exchange in the Merger of their shares of RPGI common stock for CFC common stock, except that if additional shares of CFC common stock are issued in the years 1999 or 2000 as additional compensation in the Merger, a portion of such shares will be deemed to be interest income to the recipient. To the extent that shareholders receive cash consideration for fractional shares or cash upon the exercise of dissenter's rights, such shareholders will be taxed to the extent that the cash exceeds such shareholders' allocated bases in such RPGI common stock. See "THE PROPOSED TRANSACTION -- Certain Federal Income Tax Consequences." Because of the complexities of the federal income tax laws and because the tax consequences may vary depending upon a shareholder's individual circumstances or tax status, it is recommended that each shareholder of RPGI consult his or her tax adviser concerning the federal (and any applicable state, local or other) tax consequences of the Merger. See "THE PROPOSED TRANSACTION -- Certain Federal Income Tax Consequences."

           INTERESTS OF CERTAIN PERSONS. RPGI has entered into severance agreements with two of its executive officers, Angelo R. Palombi and Gary Bruce Thomas, and an employment agreement with another of its executive officers, R. Dean Dougherty. These agreements provide that, subject to certain limitations, those individuals will be entitled to severance payments if their employment with RPGI terminates following the Merger. The maximum severance payments payable under the agreements range from approximately $190,000 to $502,000 per person. The Merger Agreement provides that CFC will indemnify RPGI's directors and officers against certain liabilities. The Merger Agreement further requires CFC and RPGI to use their reasonable best efforts to maintain RPGI's existing directors' and officers' liability insurance policy, or a similar policy, for a period of six years after the Effective Time, provided that CFC and RPGI will not make, individually or collectively, aggregate premium payments in excess of $100,000 for such policy. Pursuant to the Merger Agreement, CFC has agreed that RPGI employees who remain employed with RPGI following the Closing Date will be provided with severance pay upon termination of employment with RPGI, will be eligible to participate in CFC's benefit plans and will receive past service credit for eligibility and vesting purposes under CFC's qualified retirement plan. CFC will also provide service credit as required by the Health Insurance Portability and Accountability Act of 1996. To the extent permitted by law, RPGI will terminate its Employee Stock Ownership Plan and 401(k) Plan prior to the Effective Time, and the assets will be distributed to the respective plan participants. See "THE PROPOSED TRANSACTION -- Interests of Certain Persons in the Merger."

           RESTRICTIONS ON RESALES BY AFFILIATES. Shares of CFC common stock to be issued to the shareholders of RPGI in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any person or entity who, at the time of the Merger, may be deemed an "affiliate" of RPGI within the meaning of Rule 145 under the Securities Act ("Rule 145"). In general, affiliates of RPGI include its executive officers and directors and any other person or entity who directly or indirectly controls, is controlled by or is under common control with RPGI. In this context, control is sometimes attributed to the holders of 10% or more of a corporation's common stock (and any relative or spouse of any such person having the same home as such person and any trusts, estates, corporations, or other entities in which such persons have a 10% or greater beneficial or equity interest). Rule 145, among other things, imposes certain restrictions upon the resale of securities received by affiliates in connection with certain reclassifications, mergers, consolidations or asset transfers. These restrictions will consist of volume and manner-of-sale restrictions on the resale of shares of CFC common stock issued to such persons and entities. CFC may place legends on certificates representing shares of CFC common stock that are issued to such shareholders of RPGI in the Merger to restrict such transfers. See "THE PROPOSED TRANSACTION -- Restrictions on Resales by Affiliates."

           ACCOUNTING TREATMENT. The Merger will be accounted for as a "purchase" of RPGI by CFC under generally accepted accounting principles. See "THE PROPOSED TRANSACTION -- Accounting Treatment."

           MARKET PRICES AND DIVIDENDS. CFC common stock is traded on the Nasdaq National Market under the symbol "CAFC." CFC currently pays a regular quarterly dividend of $0.08 per share. Although CFC currently expects to continue payment of its regular cash dividend on the CFC common stock, there can be no assurance that CFC's current dividend policy will continue unchanged after consummation of the Merger. The declaration and payment of dividends on CFC common stock is subject to legal restrictions and further depends upon business conditions, operating results, capital and reserve requirements and the CFC Board of Directors' consideration of other relevant factors. See "Risk Factors -- Limitations on Dividends."

           There are no market makers for the RPGI common stock, and it is not listed on any exchange or with the Nasdaq Stock Market. RPGI management is unaware of any transfers of RPGI common stock (other than gifts and transfers by operation of law). RPGI has never paid any cash dividend on its common stock.


           The information presented in the following table reflects the last reported sales prices for CFC common stock on March 6, 1998, the last trading day prior to the public announcement of the proposed Merger. The table also reflects the last reported sales price for CFC common stock on April 24, 1998:


                                         Market Values Per Share
                   ---------------------------------------------------
                      CFC                            RPGI
                      ---               -----------------------------
                    Historical          Historical         Equivalent
                    ----------          -----------------------------


March 6, 1998         $24.88                 *               $ 1.23(1)
April 24, 1998        $28.75                 *               $ 1.42(1)
------------------------
       * Not available
       (1) Determined using a conversion ratio of 0.0495 based on an assumed value of $25.00 per share of CFC common stock and assuming receipt of the base (non-contingent) consideration only.

       RPGI shareholders are advised to obtain current market quotations for the CFC common stock. The market price of CFC common stock at the Effective Time may be higher or lower than the market price at the time the Merger Agreement was executed, at the date of mailing this Proxy Statement/Prospectus, or at the time of the Special Meeting.

                            SELECTED FINANCIAL DATA

         The following tables present selected historical financial information and selected unaudited combined pro forma financial information of CFC (consolidated) and RPGI. The selected unaudited combined pro forma financial information includes figures reflecting adjustments related to a Regulation S offering by CFC of 2,000,000 shares of CFC common stock that was consummated in February 1998. This information is derived from the historical financial statements of CFC (consolidated) and RPGI and its predecessor companies, and should be read in conjunction with such historical financial statements and the notes thereto either contained elsewhere in this Proxy Statement/Prospectus, the documents that are incorporated herein by reference, and, in the case of RPGI, "INFORMATION ABOUT RPGI -- Management's Discussion and Analysis of Financial Condition and Results of Operations." The following selected unaudited pro forma combined financial data is presented using the purchase method of accounting. The selected unaudited pro forma combined financial data showing the combined results of CFC (consolidated) and RPGI is provided for informational purposes only. It is not necessarily indicative of actual results that would have been achieved had the Merger been consummated on the dates or at the beginning of the periods presented, nor is it necessarily indicative of future results. For additional pro forma information, see "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION."


                                                              CAROLINA FIRST CORPORATION
                                                              Years Ended December 31,
                                                    ----------------------------------------------
                                                      1993       1994         1995       1996         1997
                                                      ----       ----         ----       ----         ----
                                                         (Dollars in thousands, except per share data)
STATEMENT OF INCOME DATA
Net interest income                                 $29,358    $43,260     $50,772     $57,070     $66,706
Provision for loan losses                             1,106      1,197       6,846      10,263      11,646
Noninterest income, excluding securities transactions 6,085      8,151      16,557      20,368      16,604
Securities transactions                                 680         75         769         973       3,011
Noninterest income                                    6,765      8,226      17,326      21,341      19,615
Noninterest expenses (1)                             27,294     51,839      46,882      51,675      52,243
Net income (loss) (1)                                 5,418     (1,740)      9,414      10,474      14,340
Dividends on preferred stock                          1,930      2,433       2,752          63           -
Net income (loss) applicable
  to common shareholders (1)                          3,488     (4,173)      6,662      10,411      14,340

BALANCE SHEET DATA (Period End)
Total assets                                       $904,474 $1,204,350  $1,414,922  $1,574,204  $2,156,346
Securities and temporary investments                190,683    137,091     187,029     271,396     333,236
Loans, net of unearned income                       623,646    923,068   1,062,660   1,124,775   1,602,415
Allowance for loan losses                             6,679      6,002       8,661      11,290      16,211
Nonperforming assets                                  5,366      4,722       4,868       5,880       3,767
Total earning assets                                814,579  1,059,455   1,249,689   1,396,171   1,935,651
Total deposits                                      804,549  1,001,748   1,095,491   1,281,050   1,746,542
Borrowed funds                                       16,779    106,074     186,789     145,189     139,739
Long-term debt                                        1,274      1,162      26,347      26,442      39,119
Preferred stock                                      15,662     37,014      32,909         943           -
Shareholders' equity                                 70,415     86,482      94,967     104,964     201,659

PER SHARE DATA (2)
Net income (loss) per common share:
     Basic (1)                                        $0.63     ($0.59)      $0.89       $0.97       $1.19
     Diluted (1)                                       0.63      (0.59)       0.84        0.92        1.18
Cash dividends declared                                0.04       0.17        0.21        0.25        0.29
Book value per common share (period end)               7.70       6.61        7.61        9.26       12.88
Common shares outstanding:
     Weighted average - basic                     5,505,461  7,004,214   7,516,620  10,705,107  11,989,517
     Weighted average - diluted                   8,208,935 10,114,812  11,183,726  11,368,035  12,175,561
     Period end                                   6,969,484  7,079,866   7,820,839  11,225,568  15,659,338

FINANCIAL RATIOS
Return on average assets                               0.69%     (0.16)%      0.74%       0.71%       0.84%
Return on average equity                               8.27      (1.99)      10.43       10.56       11.62
Net interest margin                                    4.16       4.65        4.54        4.35        4.36


-------------------------------------------

(1) Includes 1996 SAIF special assessment of $1,184 (pre-tax) and 1994 restructuring charges of $12,214 (pre-tax).

(2) Adjusted for stock dividends and stock split.

                        RESOURCE PROCESSING GROUP, INC.
                (All amounts in thousands, except per share data)

                                                                                 Year Ended December 31,
                                                                      ----------------------------------------------
                                                                      1993      1994      1995       1996      1997
                                                                      ----      -----    -----       ----      ----
INCOME STATEMENT DATA:
 Revenues.......................................................      $ 8,087  $ 24,485   $ 11,637  $ 18,424   $ 19,912
 Operating expenses:
    Acquired products and services..............................        3,936    11,526      6,381    10,046     11,660
    Contract impairment provision...............................                                         600      3,638
    Selling, general and administrative.........................        3,422     4,476      3,798     6,741      8,268
                                                                     --------  --------   --------   -------    -------
         Income (loss) from operations..........................          729     8,483      1,458     1,037    (3,654)
 Interest income................................................           51        22        462       200        196
 Interest expense...............................................           --     (151)       (67)     (509)      (279)
                                                                      -------  --------  ---------  --------   --------
     Income (loss) before provision (benefit) for income taxes..          780     8,354      1,853       728    (3,737)
 Provision (benefit) for income taxes...........................          293     3,141        697       280    (1,441)
                                                                     --------  --------   --------  --------   --------
     Net income (loss)..........................................     $    487  $  5,213   $ 1,156  $    448   ($2,296)
                                                                     ========   =======    =======  ========   ========
Net income (loss) per share - basic and diluted.................     $    .06  $   0.61   $  0.13  $    .05    $ (.25)


                                                                                 Year Ended December 31,
                                                                                 ------------------------
                                                                      1993      1994      1995       1996      1997
                                                                      ----      ----      ----       ----      ----
OPERATING DATA (UNAUDITED):
Average outstanding balance of accounts serviced during
   the period:
   Third parties................................................     $276,409 $ 188,284  $ 267,298 $ 394,347  $ 450,242
   Affiliates...................................................       15,802         -          -         -          -
Number of accounts serviced at end of period....................          331       226        369       506        471
Number of accounts originated during period.....................           13       284        192       267         45



                                                                                     At December 31,
                                                                     --------------------------------------------------
                                                                      1993       1994       1995      1996      1997
                                                                      ----       ----       ----      ----      ----
BALANCE SHEET DATA:
Total assets....................................................       $ 5,218    $ 7,388    $ 9,062 $ 23,897  $ 19,258
Affiliate advances, net.........................................        (3,086)     1,407        570        -         -
Note payable to Resource Bancshares Corporation.................             -          -          -    2,267     2,267
Total liabilities...............................................         3,161      1,087      1,605   12,948     8,654
Total shareholders' equity/parent equity........................         2,057      6,301      7,457   10,949    10,604

(1) Financial data for periods ended prior to November 30, 1994 are presented on a "carve-out" basis from the historical consolidated financial statements of Resource Bancshares Corporation and its subsidiaries. For further information, see "INFORMATION ABOUT RPGI -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

              UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA
       OF CAROLINA FIRST CORPORATION AND RESOURCE PROCESSING GROUP, INC.
                 (Dollars in thousands, except per share data)




                                                              YEAR ENDED DECEMBER 31, 1997
                                                              -----------------------------

STATEMENT OF INCOME DATA
Net interest income                                                 $66,623
Provision for loan losses                                            11,646
Noninterest income                                                   39,527
Noninterest expenses                                                 75,922
Net income                                                           11,941

PER SHARE DATA
Net income per common share:
   Basic                                                              $0.96
   Diluted                                                             0.95
Cash dividends declared                                                0.29
Book value per common share (period end)                              13.22
Common shares outstanding:
   Weighted average - basic                                      12,438,901
   Weighted average - diluted                                    12,624,945
   Period end                                                    16,108,722


BALANCE SHEET DATA                                     AT DECEMBER 31, 1997
Total assets                                                  $   2,176,734

Securities and temporary investments                                337,192
Loans, net of unearned income                                     1,602,415
Allowance for loan losses                                            16,211
Total earning assets                                              1,939,607
Total deposits                                                    1,746,542
Borrowed funds                                                      139,739
Long-term debt                                                       41,386
Shareholders' equity                                                213,294

                           COMPARATIVE PER SHARE DATA


         The following table presents at the dates and for the periods indicated
(i) certain consolidated historical and pro forma combined per share data for the CFC common stock after giving effect to the Merger and (ii) certain historical and pro forma data for the RPGI common stock. The pro forma financial data are presented using the purchase method of accounting, and an assumed conversion ratio of 0.0495 shares of CFC common stock for each share of RPGI common stock. The data presented should be read in conjunction with the historical financial statements and the related notes thereto included elsewhere herein or incorporated herein by reference and in conjunction with the pro forma combined condensed financial information included elsewhere herein. The data are not necessarily indicative of actual results that would have been achieved had the Merger been consummated at the beginning of the periods presented and are not necessarily indicative of future results.



                                             CFC                     RPGI
                                           -------                   -----
                                          Year Ended               Year Ended           Pro Forma          RPGI
                                     December 31, 1997         December 31, 1997       Combined       Equivalent (1)
                                     -----------------         -------------------    ----------      --------------

Diluted earnings (losses) per
     common share                        $ 1.18                   $  (0.25)                $ 0.95          $ 0.05
Cash dividends declared per
     common share                          0.29                          -                   0.29            0.01
Book value per common share
     (period end)                         12.88                       1.17                  13.22            0.65

--------------------
     (1) Calculated by multiplying the Pro Forma Combined by a conversion ratio of 0.0495, based on an assumed value of $25.00 per share of CFC common stock and assuming receipt of the base (non-contingent) consideration only.

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY WHEN EVALUATING CFC AND THE CFC COMMON STOCK.

ACQUISITION OF FIRST SOUTHEAST FINANCIAL CORPORATION

         In November 1997, CFC acquired First Southeast Financial Corporation, a $350 million thrift holding company headquartered in Anderson, South Carolina ("First Southeast"). This acquisition represents CFC's largest acquisition to date. Any problems encountered by CFC in assimilating First Southeast and its wholly-owned subsidiary, First Federal Savings and Loan Association of Anderson ("First Federal"), into CFC's banking operations could have a material adverse effect on CFC, its operations and earnings. These could include, among others, problems related to the inability to profitably deploy and redeploy First Southeast's assets, the inability to retain deposits and depositor relationships, the inability to retain loan customers, and the inability to retain key First Southeast or First Federal employees. During the first quarter of 1998, CFC sold into the secondary market approximately $153 million in mortgage loans acquired through the First Southeast merger in an effort to redeploy the proceeds into higher-yielding loans.

CREDIT CARD CHARGEOFFS

         During 1997, net chargeoffs for credit cards were at a higher level than those historically experienced and had a material adverse effect on CFC's 1997 earnings. CFC carefully monitors past due trends in its credit card portfolio and is examining various options to decrease the level of chargeoffs. CFC's credit card chargeoffs may continue to exceed industry averages and could continue to have a material adverse effect on CFC's earnings.

LITIGATION

         On November 4, 1996, a derivative shareholder action was filed in Greenville County Court of Common Pleas against CFC, the majority of CFC's and Carolina First Bank's directors and certain executive and other officers. The named plaintiffs are CFC by and through certain minority shareholders. CFC filed a motion to dismiss with respect to all claims in this complaint, which was granted in December 1997. Plaintiffs have filed a motion for reconsideration and have the right to appeal the grant of the motion to dismiss. Plaintiffs allege as causes of action the following: conversion of corporate opportunity; fraud and constructive fraud; breach of fiduciary duty and constructive fiduciary fraud; and negligent management. The factual basis upon which these claims are made generally involves the payment to CFC officers and other individuals of a bonus in stock held by CFC in Affinity Technology Group Inc. ("Affinity") (as a reward for their efforts in connection with CFC's procurement of stock in Affinity), statements to former Midlands National Bank ("Midlands") shareholders in connection with CFC's acquisition of Midlands, alleged misstatements in CFC's public filings, transactions between CFC and entities affiliated with Edward J. Sebastian, the Chairman and a director of RPGI and a former director of CFC, and alleged mismanagement by certain executive officers involving financial matters and employee matters. The complaint seeks damages for the benefit of CFC aggregating $41 million and recision of the Affinity bonus.

         In an action instituted by the same attorneys bringing the above-mentioned derivative action, on December 31, 1996, certain individuals filed a class action lawsuit against CFC, Carolina First Bank and a number of officers and directors of CFC and Carolina First Bank. In connection with the judge's granting of the motion to dismiss in the above-referenced derivative action, the plaintiff's attorney has agreed to withdraw this lawsuit, without prejudice. In this class action lawsuit, plaintiffs allege that they are former shareholders of Midlands and seek to represent a class of all Midlands shareholders involved in the merger of Midlands into Carolina First Bank, asserting that the defendants committed fraud, constructive fraud and breach of fiduciary duty by overstating earnings and thereby adversely affecting the consideration received by the Midlands shareholders in connection with the merger of Midlands into Carolina First Bank. The complaint seeks compensatory damages of approximately $1.8 million, punitive damages in an amount to be determined by a jury and attorneys' fees and other costs.

GROWTH THROUGH ACQUISITIONS

         CFC has experienced significant growth in assets as a result of acquisitions. Moreover, CFC anticipates engaging in selected acquisitions of financial institutions and branch locations in the future. Growth through future acquisitions could be very significant. There are certain risks associated with CFC's acquisition strategy that could adversely impact net income. Such risks include, among others, incorrectly assessing the asset quality of a particular institution being acquired, encountering greater than anticipated costs of incorporating acquired businesses into CFC and being unable to profitably deploy funds acquired in an acquisition. Furthermore, there can be no assurance as to the extent that CFC can continue to grow through acquisitions. In the past, CFC has engaged in acquisitions accounted for by the purchase method of accounting. Acquisitions accounted for by the purchase method of accounting typically increase intangible assets and may lower the capital ratios of the entities involved. Consequently, in the event that CFC engages in significant acquisitions accounted for by the purchase method of accounting in the future, CFC may be required to raise additional capital in order to maintain capital levels required by the Federal Reserve. In the future, CFC may issue capital stock in connection with additional acquisitions. Such acquisitions and related issuances of stock may have a dilutive effect on earnings per share.

DEPENDENCE ON SENIOR MANAGEMENT

         CFC is dependent upon the services of certain of the senior executive officers of CFC and its subsidiaries. The loss of the services of one or more of such individuals could have a material adverse effect on CFC. No assurance can be given that replacements for any of these officers could be employed if their services were no longer available. CFC maintains key employee insurance on Mack
I. Whittle, Jr., CFC's Chief Executive Officer.

ANTITAKEOVER MEASURES

         CFC has certain antitakeover measures in place. These include (i) a Shareholders' Rights Agreement which, among other things, provides for the dilution of the CFC common stock holdings of certain shareholders who acquire 20% or more of the CFC common stock and attempt to acquire CFC without the consent of management, (ii) certain management contracts which provide for additional management compensation in the event that executive officers who are a party thereto are terminated after a change in control of CFC, and (iii) various charter provisions providing for, among other things, a "staggered" board of directors and supermajority voting requirements in connection with the removal of directors without cause and certain business combinations involving CFC. One or more of these measures may impede the takeover of CFC without the approval of CFC's Board of Directors and may prevent shareholders from taking part in a transaction in which they could realize a premium over the current market price of CFC common stock. See "CAROLINA FIRST CORPORATION CAPITAL STOCK."

COMMERCIAL LENDING ACTIVITIES

         Over the past several years, CFC has experienced significant growth in commercial loans and commercial mortgage loans. These loans are generally more risky than one-to-four family or consumer loans because they are unique in character, generally larger in amount and dependent upon the borrower's ability to generate cash to service the loan. There are certain risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from uncertainties as to the future value of collateral, risks resulting from changes in economic and industry conditions and risks inherent in dealing with individual borrowers. Although CFC's nonperforming loans as a percentage of total loans is below its peer group average, there is a risk that the quality of CFC's loan portfolio could decline, particularly in connection with the rapid loan growth that CFC has experienced over the past several years.

HOLDING COMPANY STRUCTURE

         As a holding company, CFC is a legal entity separate and distinct from its banking and non-banking subsidiaries. Accordingly, the right of CFC, and thus the right of CFC's creditors and shareholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of its operating subsidiaries, except to the extent that claims of CFC in its capacity as a creditor may be recognized. The principal source of CFC's revenues is dividends from its operating subsidiaries.

LIMITATIONS ON DIVIDENDS

         CFC generates cash to pay dividends primarily through dividends paid to it by its operating subsidiaries. South Carolina's banking regulations restrict the amount of dividends that may be paid from Carolina First Bank. All dividends paid from Carolina First Bank are subject to prior approval by the South Carolina Commissioner of Banking and are payable only from the undivided profits of Carolina First Bank. At December 31, 1997, Carolina First Bank's retained earnings were $40.2 million. However, the payment of any such dividends would be subject to receipt of appropriate regulatory approvals.

REGULATION

         CFC and its operating subsidiaries are extensively regulated under federal and state law. To the extent that information contained herein describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws may have a material adverse effect on the business and prospects of CFC. The operations of CFC may be materially adversely affected by possible legislative and regulatory changes and by the monetary policies of the United States.

YEAR 2000

         Many existing computer hardware and software systems were designed to accept only two-digit date entries to indicate the year and to assume that the first two digits of any year are "19." As we enter the year 2000, these systems may misinterpret date entries, causing problems such as miscalculation of interest on loans and deposits. A number of computer systems used by CFC in its day-to-day operations will be affected by this problem. Management has established a team which it believes has identified all affected systems and is currently working to ensure that this event will not disrupt operations. CFC is also working with outside computer vendors to ensure that all software corrections and warranty commitments are obtained and to arrange mock conversion testing. The estimated cost to CFC of these corrective actions is $250,000. Incomplete or untimely corrective action, however, would have a material adverse effect on CFC, the dollar amount of which cannot be accurately quantified at this time because of the inherent uncertainties involved.

                INFORMATION CONCERNING THE RPGI SPECIAL MEETING


         This Proxy Statement/Prospectus is being furnished to shareholders of RPGI as of the Record Date in connection with the solicitation of proxies by the RPGI Board for use at the RPGI Special Meeting and at any adjournments thereof. The RPGI Special Meeting is to be held on June 1, 1998 at 9:00 A.M. local time, at 101 Executive Center Drive, Columbia, South Carolina. Holders of RPGI common stock are requested to complete, date and sign the accompanying Proxy and return it promptly to RPGI in the enclosed postage-paid envelope.


PURPOSE OF THE RPGI SPECIAL MEETING


         The purpose of the RPGI Special Meeting is to consider and take action with respect to approval of the Merger Agreement. Approval of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of RPGI common stock entitled to vote on the Merger Agreement. See "--RPGI Record Date and Voting Rights." This Proxy
Statement/Prospectus, Notice of Special Meeting and the Proxy are first being mailed to shareholders of RPGI on or about May 1, 1998.


RPGI RECORD DATE AND VOTING RIGHTS

          Only the holders of RPGI common stock on the Record Date are entitled to receive notice of and to vote at the RPGI Special Meeting and at any adjournments thereof. On the Record Date, there were 9,082,126 shares of RPGI common stock outstanding, which were held by 183 holders of record. Each share of RPGI common stock outstanding on the Record Date is entitled to one vote as to each of the matters submitted at the RPGI Special Meeting.

         A majority of the shares entitled to be voted at the RPGI Special Meeting constitutes a quorum. If a share is represented for any purpose at the RPGI Special Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain," as to which no vote is marked, including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be included in determining the number of shares present or represented at the RPGI Special Meeting.

         THE MERGER MUST BE APPROVED BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF RPGI COMMON STOCK ELIGIBLE TO VOTE AT THE RPGI SPECIAL MEETING. ACCORDINGLY, PROXIES MARKED "ABSTAIN" AND SHARES THAT ARE NOT VOTED (INCLUDING BROKER NON-VOTES) WILL HAVE THE SAME EFFECT AS VOTES AGAINST THE MERGER AGREEMENT.

         On the Record Date, the directors and executive officers of RPGI and their affiliates beneficially owned a total of 2,579,534 shares, or approximately 28.4% of the outstanding RPGI common stock.

PROXIES

         The accompanying Proxy is for use at the RPGI Special Meeting. A record shareholder may use this Proxy if the shareholder is unable to attend the RPGI Special Meeting in person or wishes to have his or her shares voted by proxy even if the shareholder does attend the RPGI Special Meeting. All shares represented by valid proxies received pursuant to this solicitation that are not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted FOR approval of the Merger Agreement. The RPGI Board is not aware of any other matters that may be presented for action at the RPGI Special Meeting, but if other matters do properly come before the RPGI Special Meeting, it is intended that shares represented by proxies in the accompanying form will be voted by the persons named in the Proxy in accordance with their best judgment.

         If a quorum is not obtained, or if fewer shares of RPGI common stock are voted in favor of approval of the Merger Agreement than the number required for approval, it is expected that the RPGI Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and, at any subsequent reconvening of the RPGI Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked).

         The presence of a record shareholder at the RPGI Special Meeting will not automatically revoke such shareholder's proxy. The proxy may be revoked by the record shareholder (i) by giving written notice to the Secretary of RPGI at any time before it is voted, (ii) by submitting a proxy having a later date or
(iii) by appearing at the RPGI Special Meeting and giving notice of revocation to the corporate officers responsible for maintaining the list of shareholders.

         Solicitation of proxies may be made in person or by mail, or by telephone or other electronic means, by directors, officers and regular employees of RPGI, who will not be specially compensated in such regard. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners. RPGI will bear the costs associated with the solicitation of proxies and other expenses associated with the RPGI Special Meeting, except that RPGI and CFC will each bear 50% of the printing and mailing costs incurred in connection with this Proxy Statement/Prospectus.

         No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by RPGI, CFC, Interim or any other person. The delivery of this Proxy Statement/Prospectus will not, under any circumstances, create any implication that there has been no change in the affairs of RPGI, CFC or Interim since the date of this Proxy Statement/Prospectus.

RECOMMENDATION OF THE RPGI BOARD

         THE RPGI BOARD HAS APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE PROPOSED TRANSACTION IS FAIR TO AND IN THE BEST INTERESTS OF RPGI AND ITS SHAREHOLDERS. THE RPGI BOARD OF DIRECTORS RECOMMENDS THAT RPGI'S SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

                            THE PROPOSED TRANSACTION

         THE FOLLOWING DESCRIPTION OF THE TERMS AND PROVISIONS OF THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS SET FORTH IN FULL AS EXHIBIT A TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE.

GENERAL DESCRIPTION OF THE TERMS OF THE MERGER AGREEMENT

         The Merger Agreement provides for the merger of Interim, a wholly-owned subsidiary of CFC formed solely for the purpose of effecting the Merger, with and into RPGI. As a result of the Merger, the separate corporate existence of Interim will cease, leaving RPGI as the surviving entity and a wholly-owned subsidiary of CFC. As of the Effective Time of the Merger, certificates of RPGI common stock will represent only the right to receive the requisite number of shares of CFC common stock and cash for any fractional shares. However, the Merger Agreement also provides that CFC may restructure the transactions contemplated therein, provided that any such restructuring shall not (i) alter the type of consideration to be issued to the holders of the common stock of RPGI as provided for in the Merger Agreement, (ii) reduce the value of such consideration, (iii) adversely affect the intended tax-free treatment to RPGI's shareholders as a result of receiving such consideration or prevent the parties from obtaining the tax opinion of McNair Law Firm, P.A. referred to therein,
(iv) materially impair the ability of the parties to the Merger Agreement to receive any consents required by the Merger Agreement in connection with the acquisition of RPGI by CFC or to satisfy any other conditions to the consummation of the transactions contemplated by the Merger Agreement, or (v) materially delay the Closing Date.

         Pursuant to the terms of the Merger Agreement, upon consummation of the Merger, holders of RPGI's common stock will be entitled to receive $1.237 for each outstanding share of RPGI common stock held by them. Such amount shall be payable in the form of shares of CFC common stock, with cash being paid in lieu of fractional shares. For purposes of determining the number of shares of CFC common stock so payable, a share of such stock shall be valued at the average closing price of a share of such stock as reported on the Nasdaq National Market for the 20 trading days immediately preceding the Closing Date. The conversion ratio is subject to equitable adjustment for stock splits, stock dividends, reverse stock splits and similar items.

         In addition, upon consummation of the Merger, holders of RPGI common stock are eligible to receive additional consideration as follows:

         (i) if "net chargeoffs" (as defined in the Merger Agreement) during the year ending December 31, 1998 that are associated with all credit card accounts originated in 1997 by RPGI on behalf of CFC are less than 4% of the weighted average daily outstanding balance of such accounts during 1998, CFC shall issue to holders of RPGI common stock shares of CFC common stock having a fair market value of $500,000. For purposes of determining the number of shares to be issued, the fair market value of a share of CFC common stock shall be the average closing price of CFC common stock for the 20 trading days immediately prior to January 31, 1999.

         (ii) if "net chargeoffs" (as defined in the Merger Agreement") during the year ending December 31, 1999 that are associated with all CFC credit card accounts owned as of December 31, 1997 (regardless of the originator or servicer of such credit card accounts) are less than 4.5% of the weighted average daily outstanding balance of such accounts during 1999, CFC shall issue to holders of RPGI common stock shares of CFC common stock having a fair market value equal to 1.33% of the weighted average daily outstanding balance of such accounts during 1999. For purposes of determining the number of shares to be issued, fair market value shall mean the average closing price of CFC common stock for the 20 trading days immediately prior to January 31, 2000.

         Because the number of shares of CFC common stock to be received by RPGI shareholders will depend on the market price of CFC common stock and on subsequent performance of credit card accounts, the exact number of shares to be received by RPGI shareholders will not be known until January 31, 2000. On April 24, 1998, the most recent date for which it was practicable to obtain information prior to the printing of this Prospectus/Proxy Statement, the closing price per share of CFC common stock, as reported on the Nasdaq National Market, was $28.75. RPGI shareholders should note, however, that the market price of the CFC common stock they receive will continue to be subject to market fluctuations, as well as the future results of operations and financial condition of CFC, among other factors, and therefore may be worth less than, or more than, such amount as of the date they receive their CFC common stock certificates.


         No fractional shares of CFC common stock will be issued as a result of the Merger. Cash will be paid to the holders of the RPGI common stock in lieu of any fractional shares that would otherwise be issuable under the terms of the Merger Agreement.

         The Merger Agreement generally provides that CFC and RPGI will each bear and pay their own costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement, including fees of attorneys and accountants. The Merger Agreement specifically provides that CFC and RPGI will each bear 50% of the printing and mailing costs incurred in connection with the Proxy Statement/Prospectus and the Registration Statement.

         The Merger will become effective at the Effective Time. At the Effective Time, by operation of law, RPGI shareholders will no longer be owners of RPGI common stock and (to the extent that they receive CFC common stock as consideration) will automatically become owners of CFC common stock. After the Effective Time, each outstanding certificate representing shares of RPGI common stock prior to the Effective Time shall be deemed for all corporate purposes to evidence only the right of the holder thereof to surrender such certificate and receive the consideration as provided in the Merger Agreement.

BACKGROUND OF AND REASONS FOR THE MERGER AGREEMENT

         During May 1997, RPGI contacted several major credit card servicers to determine their interest in forming a strategic alliance with RPGI. Several of those servicers expressed an interest in further discussions, and on May 6, 1997, the RPGI Board gave approval for management to continue to pursue strategic alternatives with the interested parties, including working with them or other parties who might have an interest in a transaction with RPGI, including a possible merger, consolidation or purchase of RPGI. Throughout June, July and August 1997 active discussions continued and several companies performed due diligence reviews of RPGI. However, by the end of August 1997, all such companies except one had terminated their discussions with RPGI.

         On September 10, 1997, management briefed the RPGI Board on the status of its initiatives. After this briefing the RPGI Board discussed RPGI's financial condition and future prospects, including RPGI's receipt of notice from a significant client that, because of a merger of the client with a larger financial institution, the client would transfer its credit card servicing to the acquirer's in-house system and terminate its servicing agreement with RPGI effective February 1998. After the discussion, the RPGI Board requested management to recommend an investment banker for the Board to employ to assist it in evaluating strategic alternatives. The RPGI Board and management agreed that RPGI should use a regional investment banker or a firm with credit card industry experience.

         On November 3, 1997, management advised the RPGI Board that it had solicited proposals from five investment banking and consulting firms and, based upon its review of the proposals and discussions with representatives of those firms, recommended that the Board engage First Annapolis Capital, Inc. ("First Annapolis") to represent RPGI in evaluating and implementing a strategic plan. After discussing each proposal the RPGI Board selected First Annapolis. In addition, the RPGI Board stated its objectives in the process as being to provide near-term shareholder liquidity, maximize the value of shareholders' investment in RPGI and, to the extent practical, minimize taxation on any transaction.

         On December 2, 1997, RPGI executed an engagement letter with First Annapolis, which immediately thereafter began a due diligence review of RPGI. By late December 1997 a draft offering memorandum had been prepared and First Annapolis was beginning to contact prospective investors. CFC immediately expressed an interest in being involved in the process as a potential bidder and possibly being a preemptive bidder. CFC also advised RPGI that it was reviewing non-RPGI servicing options and that if RPGI were sold to another party it might elect to terminate the servicing agreement between Carolina First Bank and RPGI prior to the expiration of the term thereof. Because of the long-term relationship between RPGI and CFC and the significance of the business relationship to RPGI, a draft of the offering memorandum was provided to CFC before the offering memorandum was provided to other interested parties. CFC delivered a draft letter of interest to RPGI on December 10, 1997 and a final letter of interest on December 20, 1997. On December 29 and 30, 1997, CFC performed a due diligence review of RPGI. During this review, CFC was informed that on December 29, 1997, RPGI was notified by one of its significant servicing clients that the client would transfer its credit card servicing to an in-house system and terminate its servicing agreement with RPGI in the third quarter of 1998.

         Simultaneous with CFC's due diligence review, First Annapolis contacted over 15 parties to determine their interest in pursuing a business combination with RPGI. However, because at the time it was believed that Carolina First Bank would account for a substantial portion of future RPGI revenues, a decision was made to delay distribution of the offering memorandum to those parties until CFC had enough time to complete its due diligence and finalize its offer. CFC's offer stated that if its best and final offer were not accepted by RPGI, Carolina First Bank would terminate its servicing agreements with RPGI. At that time RPGI had only two other major clients, both of which had already given notice of their intent to terminate their servicing agreements with RPGI.

         During early January 1998, the management of RPGI had various telephone conversations with RPGI Board members regarding the status of the process and in particular the terms and conditions of the offer received from CFC compared with other possible alternatives, including the liquidation of RPGI. RPGI retained McNair Law Firm, P.A. to draft a merger agreement, and on January 20, 1998 the RPGI Board met via teleconference to consider CFC's offer and the draft merger agreement. After a discussion of CFC's offer and the draft merger agreement, including a presentation by First Annapolis, the RPGI Board agreed to accept CFC's offer with a base consideration of $11.3 million, subject to satisfactory negotiation of several outstanding matters, approval by RPGI shareholders, receipt of an acceptable fairness opinion from First Annapolis and receipt of all required regulatory approvals. The RPGI Board instructed management to try to structure the transaction as a tax-free transaction but stated that if a tax-free transaction were not practical a taxable transaction which provided near-term shareholder liquidity should not be ruled out.

         Between January and March 9, 1998, there were various conversations between the managements of RPGI and CFC, including discussions regarding the amount of the base consideration to be received in the Merger. Also, during that period the parties worked together in finalizing the merger agreement and related disclosure schedules. As a result of those conversations and negotiations, the base consideration was reduced to $11.235 million. RPGI received a letter from First Annapolis dated March 6, 1998 stating that assuming, with the permission of RPGI, that all other material facts in connection with the Merger had not changed since First Annapolis completed its review and analysis in support of its opinion dated February 5, 1998, the reduction in amount of the base consideration did not affect its opinion as to the fairness of the transaction. On March 9, 1998, the Merger Agreement was executed.

         RPGI REASONS. In approving and adopting the Merger Agreement and formulating its recommendation that the shareholders of RPGI approve the Merger Agreement, the RPGI Board considered a number of factors, including, without limitation, the following:

                  (i) the business, financial results and prospects of CFC, including, without limitation, its earnings history, balance sheet, access to the capital markets and the expected performance of the CFC common stock;

                  (ii) the business, financial results and prospects of RPGI and its businesses including, without limitation, the recent loss of substantial amounts of business by RPGI, the importance of greater financial resources and enhanced operational and administrative support to expand and add value to its business;

                  (iii) the terms and conditions of the Merger Agreement, including the amount and form of consideration to be received by the shareholders of RPGI and the nature of the parties' representations, warranties, covenants and agreements;

                  (iv) the written opinion of First Annapolis dated February 5, 1998, as supplemented March 6, 1998, as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of RPGI in the Merger;

                  (v) the expectation that the Merger would be tax-free for federal income tax purposes to the shareholders of RPGI; and

                  (vi) the absence of an active trading market for the RPGI common stock and the expectation that the Merger would provide the shareholders of RPGI with greater liquidity in their investment.

         In view of the number of factors considered by the RPGI Board, the RPGI Board did not deem it practicable to assign relative weights to the various factors considered.

         CFC REASONS. During 1997, CFC experienced higher than historical levels of credit card losses. Management undertook a thorough review of the options available to mitigate the problem. These options included changing servicers or selling the portfolio of credit card loans, but neither was deemed to be an attractive option. When RPGI became available for purchase, this gave CFC an additional, more attractive alternative. The purchase of RPGI would allow CFC to control the collection process and would permit CFC to reduce its servicing expense by reducing overhead at RPGI. Furthermore, the purchase price payable by CFC is thought to be roughly equivalent to the amount of RPGI's net cash and other tangible assets plus all termination fees payable to RPGI (including the termination fee which would be applicable if Carolina First Bank terminated its existing servicing contract with RPGI).

MATERIAL CONTACTS WITH COMPANY BEING ACQUIRED

         Carolina First Bank has been a customer of RPGI, including with respect to the origination and servicing of credit card accounts. The contracts between Carolina First Bank and RPGI are believed to be typical of similar contracts between RPGI and its other customers and were entered into on an arm's length basis. Pursuant to such contracts, Carolina First Bank made payments to RPGI totaling $3,609,424 in 1995, $7,587,953 in 1996 and $5,714,691 in 1997. The
Credit Card Account Servicing Agreement in effect between RPGI and Carolina First Bank provides that Carolina First Bank may terminate the Agreement prior to its expiration regardless of any default, but only upon payment of (i) an early termination fee equal to a fractional multiple of the aggregate balances of the credit card accounts being serviced at the time by RPGI multiplied by the number of months remaining until December 31, 2003, (ii) reimbursement to RPGI for all payments to third parties for trailing transactions and RPGI's reasonable internal costs associated with such trailing transactions and (iii) a termination fee equal to a fixed percentage of the outstanding balance of the credit card accounts being serviced at the time by RPGI. At December 31, 1997, the aggregate total of such payments would have been approximately $7,100,000.

         As of the date of this Proxy Statement/Prospectus, Mack I. Whittle, Jr., President and CEO of CFC and Chairman and CEO of Carolina First Bank, owned 2,000 shares of RPGI common stock, and Keith C. Hinson, Walter J. Roberts, Jr., and Jasper Salmond, directors of Carolina First Bank, owned 7,000, 150, and 125 shares of RPGI common stock, respectively.

         RPGI has a $5.0 million line of credit with Carolina First Bank. Carolina First Bank also provides RPGI with cash management services. As a part of those services, RPGI invests excess cash overnight pursuant to reverse repurchase agreements with Carolina First Bank.

OPINION OF RPGI'S FINANCIAL ADVISER

         Pursuant to an engagement letter executed December 2, 1997 (the "Engagement Letter"), RPGI engaged First Annapolis to evaluate a potential sale of RPGI. As part of its engagement, First Annapolis agreed, if requested by RPGI, to render to the RPGI Board a fairness opinion with respect to a potential sale of RPGI. First Annapolis delivered such an opinion to the RPGI Board on February 5, 1998 and supplemented its original opinion on March 6, 1998 (as supplemented, the "Opinion"). First Annapolis is a nationally recognized investment banking and advisory firm and, as part of its investment banking business, is engaged in the valuation of businesses and assets in connection with mergers and acquisitions, joint ventures, asset divestitures and other similar transactions. First Annapolis was not retained nor did it advise RPGI with respect to alternatives to the sale of RPGI.

         In requesting the opinion of First Annapolis, the RPGI Board neither gave any special instructions to First Annapolis nor imposed any limitations upon the scope of the investigation that First Annapolis deemed necessary to enable it to deliver the Opinion.

         THE FULL TEXT OF FIRST ANNAPOLIS' WRITTEN OPINION TO THE RPGI BOARD WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS OF THE REVIEW BY FIRST ANNAPOLIS, IS ATTACHED HERETO AS EXHIBIT B AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF FIRST ANNAPOLIS' OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION, WHICH SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY. IN FURNISHING SUCH OPINION, FIRST ANNAPOLIS DOES NOT ADMIT THAT IT IS AN EXPERT WITH RESPECT TO THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS IS A PART WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. FIRST ANNAPOLIS' OPINION IS ADDRESSED TO THE RPGI BOARD, COVERS ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY RPGI SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION, FEBRUARY 5, 1998, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF RPGI COMMON STOCK AS TO HOW SUCH RPGI SHAREHOLDER SHOULD VOTE AT THE RPGI SPECIAL MEETING.

         In connection with rendering its opinion, First Annapolis, among other things: (1) reviewed RPGI's audited financial statements and related financial information for the fiscal years ended December 31, 1995 and 1996 and RPGI's unaudited financial statements and related unaudited financial information for the ten months ended October 31, 1997; (2) reviewed CFC's Annual Reports, Forms 10-K and related financial information for the two fiscal years ended December 31, 1996, CFC's Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1997 and the Proxy Statement dated March 21, 1997 for the 1997 Annual Meeting of Stockholders; (3) reviewed with management of RPGI and CFC, respectively, certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of RPGI and CFC, furnished to First Annapolis by RPGI and CFC; (4) conducted discussions with members of senior management of RPGI and CFC concerning their respective businesses and prospects; (5) reviewed the reported prices and trading activity for shares of CFC common stock and compared them with those of certain publicly traded companies which First Annapolis deemed to be reasonably similar to CFC; (6) compared financial and operating data of RPGI and CFC to financial and operating data of certain publicly traded companies which First Annapolis deemed reasonably similar to RPGI and CFC; (7) compared the proposed financial terms of the transactions contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which First Annapolis deemed to be relevant to its inquiry; (8) reviewed a draft dated January 30, 1998 of the Merger Agreement; and, (9) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed necessary, including assessments of general economic, market and monetary conditions.

         First Annapolis assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it, conveyed to it in discussions with senior management of RPGI and CFC, or publicly available, for purposes of the Opinion. First Annapolis did not attempt to independently verify any such information. First Annapolis did not conduct a physical inspection of the properties or facilities of RPGI or CFC or make or obtain any independent evaluations or appraisals of any such properties or facilities. First Annapolis did not specifically evaluate the loan portfolio or the adequacy of reserves for possible loan losses of CFC or any of its subsidiaries or affiliates.

         In connection with the Opinion, First Annapolis performed certain financial analyses, the results of which were provided to the RPGI Board on February 5, 1998. The following is a summary of these analyses. For purposes of the analyses, First Annapolis assumed that 9,082,141 shares of RPGI common stock were issued and outstanding.

     Valuation of CFC's Offer. First Annapolis independently valued the three components of the consideration offered by CFC. The components valued by First Annapolis were: (a) shares of CFC common stock to be issued to RPGI shareholders at the Closing Date, (b) earnout scenario #1, which provides for the issuance of additional shares of CFC common stock to RPGI shareholders on January 31, 1999 if net chargeoffs during 1998 that are associated with credit card accounts originated by RPGI for CFC during 1997 are less than 4% of the weighted average daily outstanding balance of such accounts, and (c) earnout scenario #2, which provides for the issuance of additional shares of CFC common stock to RPGI shareholders on January 31, 2000 if net chargeoffs during 1999 that are associated with CFC credit card accounts owned as of December 31, 1997 are less than 4.5% of the weighted average daily outstanding balance of such accounts.

     First Annapolis valued the consideration offered at closing at $11.300 million, or $1.244 per share of RPGI common stock. Consideration offered under earnout scenario #1 was valued from $0.00 to $0.42 million, or $0.000 to $0.046 per share of RPGI common stock. Consideration offered under earnout scenario #2 was valued from $0.00 to $1.22 million, or $0.00 to $0.134 per share of RPGI common stock. In the aggregate, First Annapolis valued the consideration offered by CFC to range from $11.300 million to $12.940 million, or from $1.244 to $1.424 per share of RPGI common stock.

     Subsequent to First Annapolis' delivery of the opinion, RPGI and CFC agreed that the fair market value of the fully registered CFC common stock to be issued to RPGI shareholders at closing would be reduced from $11.300 million, or $1.244 per share, to $11.235 million, or $1.237 per share. First Annapolis delivered a letter to the RPGI Board dated March 6, 1998, stating that this change in consideration did not cause First Annapolis to change its conclusion that the consideration to be received by RPGI shareholders was fair from a financial point of view. With the permission of RPGI, First Annapolis assumed that all other material facts in connection with the Merger had not changed since First Annapolis completed its review and analysis.

     Discounted Cash Flow Valuation of RPGI. First Annapolis utilized a discounted cash flow methodology as the primary financial approach to valuing RPGI's business operations. Two separate scenarios were modeled:
     (a) the liquidation case, which assumed that Carolina First Bank terminated its contractual relationship with RPGI effective December 31, 1998, another major customer of RPGI terminated its contractual relationship with RPGI effective February 28, 1998, a third major customer of RPGI terminated its contractual relationship with RPGI effective July 10, 1998, and no additional accounts were originated by RPGI on behalf of its clients, and
     (b) the base case, which assumed that Carolina First Bank remained a customer through 2003 with no changes in current servicing or origination pricing, the other two major customers of RPGI terminated their contractual relationships with RPGI as assumed in the liquidation case and 10,000 additional accounts were originated annually by RPGI on behalf of CFC.

     Using a discount rate of 20 percent, First Annapolis valued RPGI's business operations under the liquidation case at approximately $9.16 million, or $1.008 per share of RPGI common stock, and under the base case at approximately $9.11 million, or $1.003 per share of RPGI common stock. First Annapolis' valuation of the total consideration offered by CFC for RPGI's business operations was higher than the valuation of either of the two scenarios modeled.

     Selected Comparable Company Analysis. First Annapolis reviewed and analyzed certain financial, operating and stock market information relating to nine selected publicly traded transaction processing companies with business operations similar in nature to RPGI. These companies were: NOVA Corporation, PMT Services, Inc., First Data Corporation, National Data Corporation, Deluxe Corporation, Electronic Data Systems Corporation, Fiserv, Inc., National Processing, Inc., and Equifax, Inc. First Annapolis evaluated these companies, individually and in the aggregate on the basis of their market capitalizations as a multiple of various financial benchmarks, and compared these ratios to the ratio of the consideration offered by CFC to the appropriate RPGI financial benchmark.

     The ratios analyzed were market capitalization as a multiple of net revenue (1.19 for the CFC offer, 1.45 for the average of the comparable companies, and 2.67 and 1.30 for the maximum and minimum, respectively), market capitalization as a multiple of earnings before interest, taxes, depreciation and amortization (1.98 for the CFC offer, 10.27 for the average of the comparable companies, and 14.41 and 6.93 for the maximum and minimum, respectively), market capitalization as a multiple of book value (1.13 for the CFC offer, 4.90 for the average of the comparable companies, and 13.45 and 1.51 for the maximum and minimum, respectively) and market capitalization as a multiple of net income (49.50 for the CFC offer, 29.15 for the average of the comparable companies, and 45.30 and 19.43 for the maximum and minimum, respectively).

     Selected Comparable Transaction Analysis. First Annapolis reviewed and analyzed certain financial, operating and stock market information relating to 11 selected merger and acquisition transactions occurring between May 1993 and October 1997 involving transaction processing companies with business operations similar in nature to those of RPGI. These transactions were: Bancard Systems, Inc./PMT Services, Inc., FA Holdings/National Processing, Inc., Comdata Holdings/Ceridian Corporation, First Financial Management Corporation/First Data Corporation, Gensar Holdings, Inc./First USA Paymentech, Card Establishment Services/First Data Corporation, Western Union Financial Services/First Financial Management Corporation, Envoy Corporation/First Data Corporation, Data-Link/Fiserv, Inc., CYBERTEK Corporation/Policy Management Systems Corporation, and Datatronix Financial Services/Fiserv, Inc. First Annapolis evaluated these transactions, both individually and in the aggregate, on the basis of the ratio of consideration offered by the acquirer to selected financial benchmarks of the target company, and compared these ratios to the ratio of consideration offered by CFC to the appropriate RPGI financial benchmark.

     The ratios analyzed were the purchase consideration as a multiple of net revenue (1.19 for the CFC offer, 2.23 for the average of the comparable transactions and 5.36 and 0.64 for the maximum and minimum, respectively), purchase consideration as a multiple of earnings before interest, taxes, depreciation and amortization (1.98 for the CFC offer, 13.37 for the average of the comparable transactions, and 18.27 and 10.01 for the maximum and minimum, respectively), and purchase consideration as a multiple of net income (49.50 for the CFC offer, 29.60 for the average of the comparable transactions, and 41.82 and 19.20 for the maximum and minimum, respectively).

     CFC Evaluation. First Annapolis reviewed and compared certain financial, operating and stock market information of CFC with that of a group of 12 publicly-traded bank holding companies: First Commonwealth Financial, Hancock Holding Company, F&M National Corporation, 1st Source Corporation, Mid Am, Inc., Trans Financial, Inc., Chittenden Corporation, First United Bancshares, Chemical Financial, WesBanco Inc., Cathay Bancorp and First Financial Corporation. Three primary criteria were used to select companies to include in this group (the "Peer Group"): (a) the holding company had between $1.5 and $3.0 billion in assets, (b) primary banking operations were in one state and (c) a majority of the company's income was derived from consumer and/or commercial banking operations.

     The information used in the evaluation of CFC included 1995-1997 asset growth (23.5% for CFC, 7.7% for the Peer Group average, and 21.3% and 0.0% for the maximum and minimum, respectively), 1995-1997 average return on assets (0.75% for CFC, 1.16% for the Peer Group average, and 1.34% and 0.78% for the maximum and minimum, respectively), 1995-1997 average return on equity (12.27% for CFC, 12.19% for the Peer Group average, and 16.51% and 9.52% for the maximum and minimum, respectively), efficiency ratio (60.3% for CFC, 59.3% for the Peer Group average, and 66.7% and 45.6% for the maximum and minimum, respectively; the efficiency ratio is equal to non-interest expense divided by the sum of net interest income plus non-interest income), non-performing assets as a percent of loans (0.24% for CFC, 1.83% for the Peer Group average, and 3.70% and 0.28% for the maximum and minimum, respectively), 1995-1997 share price annual growth rate (21.4% for CFC, 21.4% for the Peer Group average, and 53.5% and 0.6% for the maximum and minimum, respectively), market price to earnings per share ratio (18.2 for CFC, 19.8 for the Peer Group average, and 22.1 and 16.0 for the maximum and minimum, respectively), and market price to book value ratio (2.09 for CFC, 2.56 for the Peer Group average, and 3.68 and 1.98 for the maximum and minimum, respectively).

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. First Annapolis believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering the analysis taken as a whole, would create an incomplete view of the process underlying the analyses set forth in the Opinion. In addition, First Annapolis considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the range of valuations should not be taken to be First Annapolis' view of the actual value of RPGI, CFC, or the combined entity.

         The analyses were prepared solely for the purpose of First Annapolis providing its Opinion to the RPGI Board as to the fairness, from a financial point of view, of the consideration offered by CFC to the holders of RPGI common stock and do not purport to be appraisals or necessarily reflect the prices at which businesses may actually be sold. Any estimates incorporated in the analyses performed by First Annapolis are not necessarily indicative of actual, past or future values or results. No public company utilized as a comparison is identical to RPGI and none of the comparable business transactions utilized as a comparison is identical to the transaction contemplated by RPGI and CFC. Accordingly, an analysis of publicly traded comparable companies and comparable business transactions is not solely mathematical; it also involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies to which RPGI is being compared. In connection with the analyses, First Annapolis made, and was provided by RPGI management with, estimates and forecasts based upon numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of RPGI. Similarly, analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, none of RPGI, First Annapolis, or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. The Opinion necessarily was based on the economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Opinion dated February 5, 1998.

         RPGI agreed to pay First Annapolis a $50,000 retainer fee and a transaction fee which after reduction by the amount of the retainer fee as provided for in the terms of the Engagement Letter will be approximately $324,700 (calculated solely on the basis of the aggregate base consideration for the Merger of $11,235,000). RPGI has also agreed to reimburse First Annapolis for its reasonable out-of-pocket expenses incurred in connection with the services provided by First Annapolis and indemnify and hold harmless First Annapolis and certain related parties to the full extent lawful from and against certain liabilities and expenses incurred in connection with its engagement, including liabilities under the federal securities laws.

EXCHANGE OF RPGI STOCK CERTIFICATES

         As soon as practicable after the Effective Time, CFC or its transfer agent (in such capacity, the "Exchange Agent") will mail, and otherwise make available to each former record holder of shares of RPGI common stock, a form of the letter of transmittal and instructions for use in effecting surrender and exchange of certificates which immediately before the Effective Time represented shares of RPGI common stock ("Certificates") for payment therefor.

RPGI SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL FORMS.

         Upon receipt of such notice and transmittal form, each holder of Certificates at the Effective Time should send or provide the Certificate, or Certificates, and a duly executed letter of transmittal to the Exchange Agent, whereupon the shareholder shall promptly be sent the CFC common stock issuable to the shareholder in exchange for such Certificates. If any portion of the payment to be made upon surrender and exchange of a Certificate is to be paid to a person other than the person in whose name the Certificate is registered, it shall be a condition of such payment that the Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay in advance any transfer or other taxes or establish to the satisfaction of CFC that no such tax is applicable.

         CFC is not obligated to deliver the CFC common stock to which any former holder of RPGI common stock is entitled as a result of the Merger until such holder surrenders his or her Certificates. In addition, no dividend or other distribution payable to the holders of record of CFC common stock as of any time subsequent to the Effective Time shall be paid to the holder of any certificate representing shares of RPGI Common Stock issued and outstanding at the Effective Time until such holder surrenders such Certificate to the Exchange Agent for exchange. However, upon surrender of the Certificates, both the CFC common stock certificate, together with all such withheld dividends or other distributions and any withheld cash payments in respect of any fractional share interest, but without any obligation to pay interest on any sums withheld, shall be delivered and paid with respect to each share represented by such Certificates.

         After the Effective Time, each outstanding Certificate shall be deemed for all corporate purposes (other than voting) to evidence only the right of the holder thereof to surrender such Certificate and receive the requisite number of shares of CFC common stock in exchange therefor (and cash in lieu of fractional shares) as provided in the Merger Agreement.

CONDITIONS TO CONSUMMATION OF THE MERGER

         The obligation of CFC to consummate the transactions contemplated in the Merger Agreement are subject to the satisfaction of the following conditions (among others) at or before the Effective Time: (i) the approval and adoption of the Merger Agreement by the requisite vote of the holders of RPGI common stock;
(ii) receipt of all permits required by state securities or blue sky laws to carry out the transactions contemplated by the Merger Agreement; (iii) the performance by RPGI in all material respects of its obligations under the Merger Agreement required to be performed at or prior to the Effective Time; (iv) the material accuracy, at the Effective Time, of each of the representations and warranties of RPGI set forth in the Merger Agreement (subject to certain limited exceptions); (v) the receipt by CFC of an opinion of counsel to RPGI in form and substance reasonably satisfactory to CFC and its counsel; (vi) the approval of the shares of CFC common stock to be issued in the Merger for listing on the Nasdaq National Market, subject to official notice of issuance and evidence of satisfactory distribution; and (vii) the receipt or filing of any regulatory or third party consents required prior to the Effective Time with respect to the transactions contemplated by the Merger Agreement, except for such consents whose absence would not have a material adverse effect on RPGI; and, (viii) the termination of all existing contractual arrangements between RPGI and one of its major customers without further liability to RPGI (except in connection with trailing transactions) and the payment from the customer to RPGI of at least $6.01 million.

         The obligation of RPGI to consummate the transactions contemplated in the Merger Agreement is subject to the satisfaction of the following conditions (among others) at or before the Effective Time: (i) the approval and adoption of the Merger Agreement by the requisite vote of the holders of RPGI common stock;
(ii) the receipt of all permits required by state securities or blue sky laws to carry out the transactions contemplated by the Merger Agreement; (iii) the performance by CFC in all material respects of its obligations under the Merger Agreement required to be performed at or prior to the Effective Time; (iv) the material accuracy, at the Effective Time, of each of the representations and warranties of CFC set forth in the Merger Agreement (subject to certain limited exceptions); (v) the receipt by RPGI of an opinion of McNair Law Firm, P.A. reasonably satisfactory to RPGI to the effect that, subject to reasonable qualifications and conditions, the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and that the shareholders of RPGI will recognize no gain or loss upon the receipt of shares of CFC common stock in exchange for shares of RPGI common stock as a result of the Merger; (vi) the receipt of an opinion of counsel of CFC in form and substance reasonably satisfactory to RPGI and its counsel; (vii) the approval of the shares of CFC common stock to be issued in the Merger for listing on the Nasdaq National Market, subject to official notice of issuance and evidence of satisfactory distribution; and (viii) the receipt or filing of any regulatory or third party consents required prior to the Effective Time with respect to the transactions contemplated by the Merger Agreement, except for such consents whose absence would not have a material adverse effect on RPGI.

         CFC and RPGI may waive certain of the conditions imposed with respect to their respective obligations to consummate the Merger Agreement.

TERMINATION

         The Merger Agreement may be terminated at any time prior to the Effective Time: (a) by mutual written consent of CFC and RPGI; (b) by RPGI, upon a material breach of the Merger Agreement by CFC or Interim that has not been cured and that would cause either CFC or Interim to be incapable, by September 30, 1998, of (i) performing in all material respects the obligations under the Merger Agreement that it is required to perform at or prior to the Effective Time, (ii) providing an officer's certificate to the effect that it has performed all such obligations, (iii) ensuring that its representations and warranties made in the Merger Agreement are true as of the applicable date or
(iv) providing an officer's certificate to the effect that such representations and warranties are true as of the applicable date; (c) by CFC, upon a material breach of the Merger Agreement by RPGI that has not been cured and that would cause RPGI to be incapable, by September 30, 1998, of (i) performing in all material respects the obligations under the Merger Agreement that it is required to perform at or prior to the Effective Time, (ii) providing an officer's certificate to the effect that it has performed all such obligations, (iii) ensuring that the representations and warranties made by RPGI in the Merger Agreement are true as of the applicable date, or (iv) providing an officer's certificate to the effect that such representations and warranties are true as of the applicable date; (d) subject to the parties' obligation to use their reasonable best efforts to do or cause to be done all things necessary or advisable to consummate the Merger, by either RPGI or CFC if any court of proper jurisdiction issues or enforces any order or ruling which restrains or prohibits the Merger and such order or ruling is final and cannot be appealed; (e) by either RPGI or CFC if the Merger has not been consummated on or before September 30, 1998, provided the terminating party is not otherwise in material breach of its representations, warranties or obligations under the Merger Agreement; (f) by either RPGI or CFC if the RPGI Special Meeting concludes without shareholder approval of the Merger Agreement and the transactions contemplated therein; (g) by RPGI if a third party commences a tender or exchange offer to acquire any shares of RPGI common stock or makes a proposal to acquire any equity interest in RPGI, to engage in any form of business combination with RPGI or to purchase all or (except in the ordinary course of business) any substantial portion of RPGI's assets, provided that RPGI's Board of Directors, after consultation with RPGI's financial advisor, determines that such offer or proposal may reasonably be expected to result in a transaction or transactions that will be more favorable to RPGI's shareholders than the Merger and provided further that if RPGI terminates the Merger Agreement on the basis of such offer or proposal, it shall pay CFC $500,000.

AMENDMENT

         The Merger Agreement may be amended or supplemented in writing by mutual agreement of CFC and RPGI at any time, but after the approval of the Merger Agreement by the holders of shares of RPGI common stock, no amendment may be made without further approval of such shareholders which (a) changes the form or decreases the amount of the consideration to be received by such shareholders pursuant to the Merger Agreement, (b) in any way materially adversely affects the rights of holders of shares of RPGI common stock or (c) under applicable law would require approval of RPGI shareholders. Subject to the foregoing sentence, CFC may at any time alter the method of effecting the acquisition of RPGI if and to the extent it deems such alteration to be desirable; provided, however, that no such change shall (a) alter the type of consideration to be received by the holders of RPGI common stock, (b) reduce the value of such consideration, (c) adversely affect the intended tax-free treatment to RPGI's shareholders as a result of receiving such consideration or preclude the issuance of the tax opinion of McNair Law Firm, P.A., (d) materially impair the ability of CFC or RPGI to satisfy any of the conditions to consummation of the Merger, or (e) materially delay the Closing.

CONDUCT OF RPGI'S AND CFC'S BUSINESSES PRIOR TO THE EFFECTIVE TIME

         Under the terms of the Merger Agreement, RPGI has agreed with respect to the conduct of its business prior to the Effective Time, among other things:
(i) except for matters contemplated by the Merger Agreement, to carry on its business in the usual and customary manner and to use reasonable efforts to preserve intact its current business organization, keep available the services of its employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with RPGI; (ii) not to declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock; (iii) not to split, combine or reclassify any of its capital stock or, other than pursuant to exercise of existing RPGI stock options, issue any other securities in respect of, or in substitution for, its capital stock or any other equity security of RPGI or any rights, warrants or options to acquire any such shares or other securities; (iv) not to purchase, redeem or otherwise acquire any shares of capital stock of RPGI or any other equity securities of RPGI or any rights, warrants or options to acquire any such shares or other securities; (v) not to issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares (other than the issuance of RPGI common stock upon the exercise of existing RPGI stock options); (vi) not to amend its articles of incorporation or bylaws; (vii) not to acquire or agree to acquire, by merger, asset purchase or any other means, any other business organization or division thereof; (viii) not to acquire or agree to acquire any assets that are material, individually or in the aggregate, to RPGI, except in the ordinary course of business; (ix) not to subject to a lien or sell, lease or otherwise dispose of any of its material assets, except in the ordinary course of business; (x) not to (a) incur any debt or guarantee any debt of another person or (b) issue or sell any debt securities of RPGI, guarantee the debt securities of another person or enter into any agreement to maintain the financial condition of another person, except in the ordinary course of business under RPGI's existing credit line with Carolina First Bank or not in excess of $100,000; (xi) not to make any loans, advances or capital contributions to, or invest in, any other person, except in the ordinary course of business; (xii) to advise CFC of any change in RPGI's business that has or may reasonably be expected to have a material adverse effect; (xiii) not to take any action that would represent a material breach of the Merger Agreement or cause any of the representations or warranties contained therein to become untrue in any material respect; (xiv) except for expenses in connection with the Merger and existing contractual obligations, not to incur any expenses in excess of $100,000; (xv) not to grant any executive officers any increase in compensation (with certain exceptions) or enter into any employment agreement with any executive officer, except as might be required by any existing, effective employment or termination agreements previously disclosed to CFC; (xvi) not to change its servicing, investment, liability management or other material policies in any material respect and not to implement or adopt any material change in accounting principles, practices or methods (other than as required by generally accepted accounting principles), except as directed by a governmental authority or required by law, in the ordinary course of business in accord with past practices, as reasonably appropriate in light of changes in economic circumstances, at the request of a client or as contractually required by a third-party vendor or subcontractor.

         Under the terms of the Merger Agreement, CFC has agreed, with respect to the conduct of its business prior to the Effective Time, among other things, except as contemplated by the Merger Agreement or CFC's plans as made available to RPGI, to carry on, and to cause its subsidiaries each to carry on, its business in the usual and customary manner and to use, and to cause its subsidiaries each to use, reasonable efforts to preserve intact its present business organization, keep available the services of its employees and preserve its relationship with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.

REQUIRED REGULATORY APPROVALS

         The Merger is subject to regulatory approval as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to the particular statutes and regulations promulgated under such statutes.

         The Merger is subject to the approval of the Federal Reserve under
Section 4 of the Bank Holding Company Act of 1954, as amended. CFC has filed a notice application with the Federal Reserve with respect to this transaction and has received clearance for its consummation.

         CFC and RPGI are not aware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, could be obtained or would not delay consummation of the Merger.

OPERATIONS AFTER THE MERGER

         CFC anticipates that the employment of certain RPGI employees will be terminated in connection with the Merger. It is generally expected that the retained RPGI officers and employees will continue in similar positions in an at-will employment capacity. In general, retained RPGI officers and employees will continue at approximately their current levels of compensation and will be eligible for benefits available to other similarly situated officers and employees of CFC. After consummation of the Merger, it is anticipated that CFC will cause RPGI to conduct its business in generally the same manner in which it is now conducted, except that it will not engage in providing services to any new third parties for the immediate future. See "--Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         INDEMNIFICATION; ADVANCEMENT OF EXPENSES; DIRECTORS' AND OFFICERS' INSURANCE. The Merger Agreement provides that CFC will indemnify RPGI's directors and officers against certain liabilities (and will advance certain expenses) to the fullest extent that such persons would have been entitled to indemnification (or advancement of expenses) under the laws of the State of South Carolina and will provide such persons with the maximum elimination of liability provided for in Section 33-2-102(e) of the 1976 South Carolina Code of Law as if RPGI were permitted to eliminate such liability under such section. The Merger Agreement also provides that RPGI and CFC shall use their reasonable best efforts to maintain RPGI's existing directors' and officers' liability insurance policy for six years following the Effective Time covering persons covered by such policy as of the Closing Date, except that CFC need not make aggregate premium payments with respect to such policy in excess of $100,000. In the event that such policy costs more than $100,000, CFC shall obtain the maximum amount of coverage available for an aggregate premium of $100,000.

         EMPLOYMENT AND SEVERANCE AGREEMENTS. RPGI has entered into severance agreements with two of its executive officers, Angelo R. Palombi and Gary Bruce Thomas. These severance agreements provide that, contingent upon the consummation of the Merger, RPGI shall be obligated to pay to Mr. Palombi or Mr. Thomas, as the case may be, a lump sum equal to 15 times (in the case of Mr. Palombi) or 12 times (in the case of Mr. Thomas) his monthly base compensation amount as of March 9, 1998 if (i) he voluntarily terminates his employment with RPGI or CFC or any subsidiary thereof within one year following the Closing (for any reason, in the case of Mr. Palombi, or, in the case of Mr. Thomas, because of (a) his determination in his sole discretion that as a result of a change in circumstances occurring after the Closing significantly affecting his position, he can no longer adequately exercise the authority, powers, functions or duties of his position or (b) his determination in his sole discretion that he can no longer perform his duties by reason of a substantial diminution in his responsibilities, status or position or (c) he is required to relocate to an area 125 miles or more outside of Columbia, South Carolina) or (ii) his employment is terminated (a) for any reason within one month following the Closing or (b) without cause (as defined in the severance agreements) within one year after the Closing. RPGI has also entered into an employment contract with
R. Dean Dougherty. This contract provides that if Mr. Dougherty's employment is terminated as the result of a sale or transfer of RPGI's common stock, he is entitled to receive any incentive commissions payable under the contract with respect to any calendar quarter ended on or before the date of termination plus his salary for the lesser of (i) two years from the date of termination or (ii) the period beginning on the date of termination and ending June 30, 2000, less any sums owed to RPGI as of the date of termination. The maximum amounts payable under these agreements range from approximately $190,000 to $502,000.

         OTHER MATTERS RELATED TO EMPLOYEES AND EMPLOYEE BENEFIT PLANS. In the Merger Agreement, CFC and RPGI agreed to cooperate to develop staffing plans for the future operation of RPGI. CFC agreed that those former RPGI employees who are employed by RPGI immediately following the Closing Date will be eligible to participate in CFC's benefit plans and will receive past service credit for eligibility and vesting purposes (but not benefit accrual) under CFC's qualified retirement plans for years of service with RPGI and its predecessor companies. RPGI has agreed that, to the extent permitted by law, it will terminate its Employee Stock Ownership Plan and 401(k) plan effective prior to the closing of the transactions contemplated by the Merger Agreement. The Merger Agreement also provides that from and after the Effective Time, (i) employees of RPGI who became covered under a medical plan sponsored by CFC would receive credit for service as required by the Health Insurance Portability and Accountability Act of 1996 for purposes of determining the applicability of any relevant preexisting condition exclusion; (ii) each employee of RPGI whose employment with RPGI was terminated following the Merger would receive severance pay in accordance with the RPGI severance policies and agreements referenced in the Merger Agreement; and, (iii) that the assets of the RPGI Employee Stock Option Plan and 401(k) plan would be distributed to their respective participants, to the extent permitted by law.

ACCOUNTING TREATMENT

         CFC will account for the acquisition of RPGI as a "purchase" under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of RPGI will be adjusted to their estimated market values and combined with the assets and liabilities of CFC. Shareholders' equity and cash will be adjusted to reflect common stock and cash issued for the purchase price. The excess of the purchase price over the estimated market value of the net assets acquired will be recorded as intangible assets, which will be amortized over appropriate periods using accelerated and straight-line methods. Prior period statements will not be restated.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of certain material federal income tax consequences of the Merger, including certain consequences to holders of the RPGI common stock who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all tax consequences that may be relevant to RPGI shareholders subject to special federal income tax treatment (such as insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations or foreign persons), or to RPGI shareholders who acquired their shares of RPGI common stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. Shareholders are urged to consult their own tax advisers as to the specific tax consequences to them of the Merger, including the applicability and effect of state, local and other tax laws. This summary is included for general informational purposes only and does not address the state, local or foreign tax consequences of the Merger, if any. This summary also is based on provisions of the Code, the Treasury Regulations promulgated thereunder and rulings and court decisions as of the date hereof, all of which are subject to change, possibly retroactively.

         Upon consummation of the Merger, RPGI shareholders who do not dissent from the Merger will be entitled to receive $1.237 for each share of RPGI common stock held by them, such amount to be paid in the form of shares of CFC common stock, which will be valued at the average closing price of CFC common stock for the 20 trading days immediately preceding the Closing Date. Certain additional consideration may also be payable in the years 1999 and 2000 in shares of CFC common stock if certain performance-related criteria are met with respect to CFC's credit card portfolio. Cash will be paid in lieu of fractional shares.

         RPGI will receive an opinion (the "RPGI Tax Opinion") from McNair Law Firm, P.A., that, based upon its review of the Registration Statement of which this Proxy Statement/Prospectus is a part, certain other facts and documents which it has considered relevant and certain representations made to it by RPGI and CFC, the Merger will have the federal income tax consequences set forth below:

                  (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code;

                  (ii) no gain or loss will be recognized by the shareholders of RPGI upon the exchange in the Merger of their shares of RPGI common stock for CFC common stock, except that if additional shares of CFC common stock are issued in the years 1999 and 2000 as additional compensation in the Merger, a portion of such shares will be deemed to be interest income to the recipient as described in subparagraph (iii) below;

                  (iii) if additional shares of CFC common stock are issued in the years 1999 and 2000 as additional compensation in the Merger, shareholders of RPGI that receive such shares shall be deemed to have interest in the year of receipt of such shares equal to the excess of the fair market value of such CFC common stock on the date of the issuance of such shares over the present value of the fair market value of such CFC common stock determined by discounting such amount using the "applicable federal rate" of interest, compounded annually, from the Effective Time to the date of issuance of such additional consideration;

                  (iv) except to the extent that the CFC shares issued as additional consideration are deemed to be interest income, the tax basis of the CFC common stock received in the Merger by a shareholder of RPGI will be the same as the tax basis of the RPGI common stock exchanged for such CFC common stock, provided that such shareholder disposes of his CFC common stock received pursuant to the Merger only after the lapse of the right of such shareholder to receive any additional consideration pursuant to the Merger;

                  (v) to the extent that the CFC shares issued as additional consideration are deemed to be interest income, the tax basis of such CFC shares will equal the amount recognized as interest income;

                  (vi) except to the extent that the CFC shares issued as additional consideration are deemed to be interest income, the holding period of the CFC common stock received in the Merger by a shareholder of RPGI will include the holding period of such shareholder in the RPGI common stock exchanged for such CFC common stock, provided that the RPGI common stock is held as a capital asset at the Effective Time;

                  (vii) to the extent that the CFC shares issued as additional consideration are deemed to be interest income, the holding period of such CFC shares will commence on the date such CFC common stock is received;

                  (viii) a shareholder of RPGI who receives cash in the Merger in lieu of a fractional share interest in CFC common stock will be treated as having received such fractional share in the Merger and then as having exchanged such fractional share for cash in a redemption subject to Section 302 of the Code; and

                  (ix) if a shareholder of RPGI dissents to the Merger and receives solely cash in exchange for such shareholder's RPGI common stock, such cash will be treated as having been received in redemption of the RPGI common stock (or possibly CFC common stock deemed to have been received in the Merger), subject to the provisions and limitations of Section 302 of the Code.

         The RPGI Tax Opinion will not include an opinion as to the determination of a shareholder's basis in his shares of CFC common stock if such shareholder disposes of his CFC common stock prior to the lapse of any right of such shareholder to receive any additional consideration pursuant to the Merger. If an RPGI shareholder who receives CFC common stock through the Merger sells or otherwise disposes of any of such shares prior to the lapse of any right of such shareholder to receive any additional consideration, then such shareholder's basis in his CFC common stock will vary depending upon the number of shares of CFC common stock disposed of and the number of additional shares, if any, of CFC common stock such shareholder was to receive as additional consideration. Each shareholder is urged to consult with his own tax advisor regarding the determination of his basis in the CFC common stock received in the Merger, including any additional consideration issued as described above.

         In rendering the RPGI Tax Opinion, counsel will rely upon certain written representations as to factual matters made by appropriate officers of CFC and RPGI. Such representations are customary for opinions of this type; the RPGI Tax Opinion cannot be relied upon, however, if any such representation is, or later becomes, inaccurate. No ruling from the Internal Revenue Service (the "IRS") with respect to the tax consequences of the Merger has been, or will be, requested, and the RPGI Tax Opinion is not binding upon the IRS or the courts. If the Merger is consummated, and it is later determined that the Merger did not qualify as a "reorganization" under the Code, then each former shareholder of RPGI would recognize taxable gain or loss equal to the difference between the fair market value of the CFC common stock received by the shareholder in the Merger and the shareholder's tax basis in the RPGI common stock exchanged therefor.

         The foregoing discussion of the tax consequences of the Merger applies only to a shareholder of RPGI who holds RPGI common stock as a capital asset, and may not apply to special situations, such as shareholders of RPGI, if any, who received their RPGI common stock upon the exercise of employee stock options or otherwise as compensation and shareholders of RPGI that are insurance companies, securities dealers, financial institutions or foreign persons.

         Any cash received in the Merger by a shareholder of RPGI may be subject to backup withholding at a rate of 31%. Backup withholding will not apply, however, to a taxpayer who (i) furnishes a correct taxpayer identification number ("TIN") and certifies that such taxpayer is not subject to backup withholding on IRS Form W-9 (or an appropriate substitute form), (ii) provides a certificate of foreign status on IRS Form W-8 (or an appropriate substitute form) or (iii) is otherwise exempt from backup withholding. The IRS may impose a $50 penalty upon any taxpayer who fails to provide the correct TIN, as required.

         The Merger will not be a taxable event to CFC or its shareholders.

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER A SHAREHOLDER OF RPGI SHOULD VOTE IN FAVOR OF THE MERGER. BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER OF RPGI, EACH SHAREHOLDER OF RPGI IS URGED TO CONSULT HIS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE

MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS).

RESTRICTIONS ON RESALES BY AFFILIATES

         The issuance of the CFC Shares has been registered under the Securities Act. Accordingly, resales of the CFC Shares by non-affiliates of RPGI will not require registration. However, under existing law, any person who is an "affiliate" of RPGI (as defined in the Securities Act and the rules and regulations issued thereunder) at the time the proposed exchange is submitted to a vote of the RPGI shareholders and who wishes to sell CFC Shares will be required either to (a) register the sale of the CFC Shares under the Securities Act, (b) sell in compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances), or (c) utilize an exemption (if any) from registration other than Rule 145. Rule 145(d) requires that persons deemed to be RPGI affiliates resell their CFC Shares pursuant to certain of the requirements of Rule 144 under the Securities Act if such CFC Shares are sold within one year after receipt thereof. After one year, if such person is not an affiliate of CFC and CFC is current in the filing of its periodic securities law filings, a former RPGI affiliate may freely sell the CFC Shares without limitation. After two years from the issuance of the CFC Shares, if such person is not a CFC affiliate at the time of sale or for at least three months prior to such sale, such person may freely sell such CFC Shares without limitation, regardless of the status of CFC's periodic securities law filings. Stop transfer instructions will be given by CFC to the Exchange Agent with respect to the CFC common stock to be received by persons subject to the restrictions described above, and the certificates for such stock may be appropriately legended. An "affiliate" of RPGI, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, RPGI at the time of consummation of the Merger. In this context, affiliates generally include directors, executive officers, and the holders of 10% or more of RPGI's common stock (and any relative or spouse of any such person having the same home as such person and any trusts, estates, corporations, or other entities in which such persons have a 10% or greater beneficial or equity interest).

DISSENTERS' RIGHTS

         Pursuant to the South Carolina Dissenters' Rights Statute, the holders of shares of RPGI common stock are entitled to dissent from approval of the Merger Agreement and receive payment of the fair value of their shares in the event the Merger is consummated, provided that such shareholders comply with the provisions of the South Carolina Dissenters' Rights Statute.

         Under the South Carolina Dissenters' Rights Statute, only shareholders of RPGI who are entitled to vote on the Merger Agreement have the right to dissent from the Merger and obtain payment of the fair value of such holder's shares of RPGI common stock. The South Carolina Dissenters' Rights Statute contains detailed information as to a dissenting shareholder's right to payment and the procedural steps to be followed by a dissenting shareholder. The following description is only a summary of these provisions and is qualified in its entirety by reference to the South Carolina Dissenters' Rights Statute, a copy of which is attached to this Proxy Statement/Prospectus as Exhibit D and is incorporated herein by reference.

         If the Merger Agreement is approved by the required vote of the shareholders of RPGI and the Merger is consummated, each shareholder of RPGI who votes against the Merger Agreement or who fails to vote and who follows the procedures set forth in the South Carolina Dissenters' Rights Statute is entitled to demand payment of the fair value of such holder's shares.

         A shareholder electing to exercise such holder's dissenters' rights must give notice to RPGI, before the vote on the Merger Agreement at the RPGI Special Meeting, of such holder's intent to demand payment for such holder's shares if the Merger is effectuated and must not vote his or her shares in favor of the proposed action. A vote cast in favor of approval of the Merger Agreement by the holder of a proxy solicited hereby, however, will not constitute a waiver of a shareholder's right to dissent from approval of the Merger Agreement, provided such shareholder complies with the other requirements of the South

Carolina Dissenters' Rights Statute. All notices of intent to demand payment should be addressed to: Secretary, Resource Processing Group, Inc., 101 Executive Center Drive, Columbia, South Carolina 29210. A beneficial shareholder may assert dissenters' rights as to shares held on such holder's behalf by a nominee only if such holder dissents with respect to all shares of which such holder is the beneficial owner or over which such holder has the power to direct the vote and such holder notifies RPGI in writing of the name and address of the record holder of the shares, if known. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one person and notifies RPGI in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. A dissenting shareholder need not vote against the Merger Agreement in order to preserve such holder's dissenters' rights after filing such holder's notice of dissent.

         If the Merger is authorized at the RPGI Special Meeting, within ten days thereafter, RPGI will deliver a written notice to all former shareholders of RPGI who notified RPGI in compliance with the South Carolina Dissenters' Rights Statute that they intend to demand payment for their shares. Such notice will: (i) state where the payment demand must be sent and where certificates for shares of RPGI common stock must be deposited; (ii) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the Merger and requires that the person asserting dissenters' rights certify whether or not such holder (or the beneficial shareholder on whose behalf he or she is asserting dissenters' rights) acquired beneficial ownership of the shares before that date; (iii) set a date by which RPGI must receive payment demand; and (iv) be accompanied by a copy of the South Carolina Dissenters' Rights Statute.

         A shareholder sent the notice described above must demand payment, certify whether such holder (or the beneficial shareholder on whose behalf he or she is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the notice, and deposit his or her shares in accordance with the terms of the notice. A shareholder who does not comply substantially with the requirements that such holder demand payment and deposit such holder's shares where certificates are required to be deposited by the appropriate date is not entitled to payment for such holder's shares under the South Carolina Dissenters' Rights Statute.

         After consummation of the Merger, or upon receipt of a payment demand, RPGI will pay each such dissenter who substantially complied with the payment demand requirements the amount that RPGI estimates to be the fair value of such holder's shares, plus accrued interest. Such payment will be accompanied by certain financial information regarding RPGI, a statement of the estimate of the fair value, an explanation of how the fair value and interest were calculated, a statement of the dissenter's right to demand additional payment under the South Carolina Dissenters' Rights Statute and a copy of the South Carolina Dissenters' Rights Statute.

         If a dissenting shareholder believes that the amount paid for such holder's shares is less than the fair value of such holder's shares or that the interest due is calculated incorrectly, if RPGI fails to make or offer payment within 60 days after the date set for demanding payment or if RPGI, having failed to take the proposed action, does not return the deposited certificates within 60 days after the date set for demanding payment, the dissenter may notify RPGI in writing of such holder's own estimate of the fair value of such holder's shares and amount of interest due and demand payment of such holder's estimate (less any payment already received). A dissenter waives the right to demand additional payment unless such demand is made in writing within 30 days after RPGI has made or offered payment for such holder's shares. If RPGI and the dissenter do not settle a demand for additional payment within 60 days after RPGI receives the demand, RPGI must commence a proceeding for judicial appraisal of the shares or pay the amount demanded. The costs of a court-appointed appraiser will be borne by RPGI, unless the court finds that the dissenter acted arbitrarily, vexatiously or not in good faith in demanding additional payment for the dissenter's shares. The court also may assess the fees and expenses of counsel and experts for one party against another under certain circumstances.

         Because of the detailed provisions and requirements of the South Carolina Dissenters' Rights Statute, each dissenting shareholder should consult with such holder's own legal counsel concerning the procedures and remedies available to such holder. Any failure to follow the detailed procedures set forth in the South Carolina Dissenters' Rights Statute may result in the loss of a shareholder's right to claim fair value as described herein.

RECOMMENDATION OF THE RPGI BOARD.

         THE RPGI BOARD HAS CONCLUDED THAT THE MERGER IS IN THE BEST INTERESTS OF RPGI AND HAS AUTHORIZED CONSUMMATION THEREOF, SUBJECT TO APPROVAL OF THE RPGI SHAREHOLDERS, RECEIPT OF ALL REQUISITE REGULATORY APPROVALS, AND SATISFACTION OF CERTAIN OTHER CONDITIONS. THE RPGI BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

         The unaudited Pro Forma Combined Capitalization is based on combining the historical capitalization of CFC at December 31, 1997 with the historical consolidated capitalization of RPGI at December 31, 1997, adjusting for the issuance of additional shares expected to be issued in the Merger. The unaudited Pro Forma Combined Capitalization also includes figures reflecting adjustments to account for a Regulation S offering by CFC of 2,000,000 shares of CFC common stock that was consummated in February 1998.

         The unaudited Pro Forma Combined Condensed Balance Sheet is based on combining the historical consolidated balance sheet for CFC at December 31, 1997 with the historical balance sheet of RPGI at December 31, 1997, adjusting for the issuance of additional shares expected to be issued in the Merger. The unaudited Pro Forma Combined Condensed Balance Sheet also provides figures reflecting adjustments for the CFC Regulation S offering.

         The unaudited Pro Forma Combined Condensed Statement of Earnings is based on the combination of the historical consolidated statement of income of CFC for the year ended December 31, 1997 with the historical statement of income of RPGI for the year ended December 31, 1997 and adjusting the combined results to reflect the application of purchase accounting as if the acquisition of RPGI had occurred on January 1, 1997. The unaudited Pro Forma Combined Condensed Statement of Earnings does not reflect the CFC Regulation S offering.

         The Merger will be accounted for under the purchase method of accounting, and the unaudited pro forma data are derived in accordance with such method.

         The unaudited pro forma data do not reflect any potential benefits from potential cost savings or synergies expected to be achieved following the Merger.

         Information set forth below should be read in conjunction with such historical and unaudited pro forma financial statements and the notes thereto. The unaudited pro forma information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the Merger been consummated at the beginning of the period presented, nor is it necessarily indicative of future results.



                                           UNAUDITED PRO FORMA COMBINED CAPITALIZATION


                                                  December 31, 1997    Purchase                            Pro Forma Combined
                                               ----------------------  Accounting      Pro Forma           Adjusted for 2/98
                                           CFC            RPGI         Adjustments      Combined          Regulation S Offering
                                           ----          ------        -----------      --------          ---------------------
                                                                       (Dollars in thousands, except footnote)
Long-term debt:
    Subordinated notes                   $25,489        $    -          $    -             $25,489                $25,489
    FHLB advances                         10,000             -               -              10,000                 10,000
    ESOP debt                              2,575             -               -               2,575                  2,575
    Mortgage debt                          1,055             -               -               1,055                  1,055
    Note payable                               -         2,267               -               2,267                  2,267
                                       ---------         -----          ------               -----                  -----
       Total long-term debt               39,119         2,267               -              41,386                 41,386
                                          ------         -----          ------              ------                 ------

Shareholders' equity:
    Common stock                          15,659            91             358  (a)         16,108                 18,108
    Surplus                              164,517         7,725           3,061  (a)        175,303                211,723
    Retained earnings                     20,059         2,788          (2,788) (a)         20,059                 20,059

Nonvested restricted stock and
    guarantee of ESOP debt                (3,129)            -               -              (3,129)                (3,129)
Unrealized gain on securities
    available for sale                     4,553             -               -               4,553                  4,553
                                           -----        ------          ------               -----                  -----
Total shareholders' equity               201,659        10,604             631             212,894                251,314
                                         -------        ------           -----             -------                -------
    Total capitalization                $240,778       $12,871          $  631            $254,280               $292,700
                                        ========       =======          ======            ========               ========


----------------------------------

(a) To reflect the effect of issuing 449,384 shares of CFC common stock based on an assumed value of $25.00 per share of CFC common stock and assuming receipt of the base (non-contingent) consideration only.



                                          UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                                                           Purchase                           Pro Forma Combined
                                                    December 31, 1997      Accounting           Pro Forma       Adjusted for 2/98
                                                     CFC         RPGI     Adjustments           Combined     Regulation S Offering
                                                     ----       -----     -----------           ---------     ---------------------
                                                                  (Dollars in thousands, except share data and footnotes)

Assets:
    Cash and due from banks                    $73,326           $346      $   -               $73,672            $112,092
    Interest-bearing bank balances              34,703              -          -                34,703              34,703
    Investment securities                      298,533          3,956          -               302,489             302,489
    Loans                                    1,614,190              -          -             1,614,190           1,614,190
    Less unearned income                       (11,775)             -          -               (11,775)            (11,775)
    Less allowance for loan losses             (16,211)             -          -               (16,211)            (16,211)
                                               --------        ------      -----               --------            --------
       Net loans                             1,586,204              -          -             1,586,204           1,586,204
    Premises and equipment                      39,682          2,508        251 (a)            42,441              42,441
    Intangible assets                           58,228              -        879 (b)            59,107              59,107
    Deferred contract costs                          -         10,334          -                10,334              10,334
    Other assets                                65,670          2,114          -                67,784              67,784
                                                -------         -----    -------                -------             ------
       Total assets                         $2,156,346        $19,258     $1,130            $2,176,734          $2,215,154
                                            ===========       =======     ======            ===========         ==========

Liabilities and Shareholders' equity:
    Liabilities
    Deposits
    Noninterest-bearing                       $206,938      $      -     $     -              $206,938            $206,938
    Interest-bearing                         1,539,604             -           -             1,539,604           1,539,604
                                             ----------      -------     -------             ----------          ---------
    Total deposits                           1,746,542             -           -             1,746,542           1,746,542
    Borrowed funds                             139,739             -           -               139,739             139,739
    Long-term debt                              39,119         2,267           -                41,386              41,386
    Other liabilities                           29,287         6,387          99 (c)            36,173              36,173
                                                -------        -----                            ------              ------
                                                                             400 (d)
        Total liabilities                    1,954,687         8,654         499             1,963,840           1,963,840
                                             ----------         -----        ---             ----------          ---------

    Total shareholders' equity                 201,659        10,604         631 (e)           212,894             251,314
                                               --------        ------        ---               --------            -------

Total liabilities and shareholders' equity  $2,156,346       $19,258      $1,130            $2,176,734          $2,215,154
                                             ===========      =======      ======            ===========         ==========

-----------------------------------

(a) To adjust the premises and equipment of RPGI to estimated market value.
(b) To record the excess cost of acquisition over the estimated market value of the net assets acquired (goodwill of $879,000).
(c) To adjust the deferred tax liabilities as a result of the purchase accounting adjustments using CFC's statutory tax rate of 38%.
(d) To record liability for estimated costs related to the Merger.
(e) To give effect to the acquisition of RPGI, assuming the issuance of 449,384 shares of CFC common stock, $1.00 par value per share, based on an assumed value of $25.00 per share of CFC common stock and receipt of the base (non-contingent) consideration only. The exchange ratio would be 0.0495 and the total value of CFC common stock exchanged would be $11,234,600.



                                    UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS

                                                                                               Purchase
                                                       Year Ended December 31, 1997          Accounting         Pro Forma
                                                         CFC             RPGI                Adjustments        Combined (a)
                                                         ---             ----                ------------       --------
                                                                    (Dollars in thousands, except share data)

Interest income                                       $135,706           $196              $         -          $135,902
Interest expense                                        69,000            279                        -            69,279
                                                        ------            ---                     -------          ------
  Net interest income (loss)                            66,706            (83)                       -            66,623


Provision for loan losses                               11,646              -                        -            11,646
                                                        ------      ---------                      ---------      ------
    Net interest income (loss) after provision
          for loan losses                               55,060            (83)                       -            54,977

Noninterest income                                      19,615         19,912                        -            39,527
Noninterest expenses                                    52,243         23,566                       88 (b)        75,922
                                                        ------         ------                                     ------
                                                                                                    25 (c)
                                                                                                   ----

    Income (loss) before income taxes                   22,432         (3,737)                    (113)           18,582

Income taxes (benefit)                                   8,092         (1,441)                     (10)(d)         6,641
                                                         -----         -------                     ----            -----

    Net income (loss)                                 $ 14,340       $ (2,296)                  $ (103)         $ 11,941
                                                      ========       =========                   =======        ========

    Net income (loss) per common share
       Basic                                             $1.19       $  (0.25)                       -             $0.96
       Diluted                                            1.18          (0.25)                       -              0.95

    Average shares outstanding
       Basic                                        11,989,517      9,082,126                       -         12,438,901
       Diluted                                      12,175,561      9,082,126                       -         12,624,945

------------------------------------

(a) Pro forma combined results do not reflect any adjustments to account for CFC's Regulation S offering consummated in February 1998.
(b) To amortize goodwill over a 10-year period using the straight-line method.
(c) To increase depreciation expense from mark-up of RPGI premises and equipment to an estimated market value.
(d) To show impact of taxes at 38% tax rate.

                  INFORMATION ABOUT CAROLINA FIRST CORPORATION

GENERAL

         CAROLINA FIRST CORPORATION. CFC is a bank holding company headquartered in Greenville, South Carolina which engages in a general banking business through its four operating subsidiaries: (1) Carolina First Bank, a South Carolina-chartered bank headquartered in Greenville, South Carolina, (2) Carolina First Mortgage Company ("CF Mortgage"), a mortgage loan origination and servicing company headquartered in Columbia, South Carolina, (3) Blue Ridge Finance Company, Inc. ("Blue Ridge"), an automobile finance company headquartered in Greenville, South Carolina, and (4) CF Investment Company ("CF Investment"), a small business investment company headquartered in Greenville, South Carolina (collectively, the "Operating Subsidiaries"). Through the Operating Subsidiaries, CFC provides a full range of banking services, including mortgage, trust and investment services, designed to meet substantially all of the financial needs of its customers. CFC, which commenced operations in December 1986, currently conducts business in 65 locations in South Carolina and is the largest independent South Carolina- headquartered financial institution. At December 31, 1997, it had total assets of approximately $2.2 billion, total loans of approximately $1.6 billion, total deposits of approximately $1.7 billion and approximately $202 million in shareholders' equity.

         CFC was formed principally in response to opportunities resulting from the takeovers of several South Carolina-based banks by large southeastern regional bank holding companies. A significant number of CFC's executive officers and management personnel were previously employed by certain of the larger South Carolina-based banks that were acquired by these southeastern regional institutions. Consequently, these officers and management personnel have significant customer relationships and commercial banking experience that have contributed to CFC's loan and deposit growth. CFC targets individuals and small- to medium-sized businesses in South Carolina that require a full range of quality banking services typically provided by larger regional banking concerns, but that prefer the personalized service afforded by a South Carolina-based institution.

         CFC's objective is to be the leading South Carolina-based banking institution headquartered in the state. It believes that it can accomplish this goal by being a "super-community" bank which offers both the personalized service and "relationship" banking typically found in community banks, as well as the sophisticated banking products offered by the regional and super-regional institutions. CFC currently serves five principal market areas: the Anderson metropolitan area and surrounding counties (located in the upstate region of South Carolina); the Greenville metropolitan area and surrounding counties (located in the upstate region of South Carolina); the Columbia metropolitan area and surrounding counties (located in the midlands region of South Carolina); Georgetown and Horry counties (located in the northern coastal region of South Carolina); and the Charleston metropolitan area (located in the central coastal region of South Carolina). CFC's market areas are located in the four largest Metropolitan Statistical Areas of the state. Following the acquisition in November 1997 of First Southeast Financial Corporation ("First Southeast") and its wholly-owned subsidiary, First Federal Savings and Loan Association of Anderson ("First Federal"), CFC ranked first in market share in Anderson County, a strategic market located along the desirable Interstate 85 corridor between Atlanta and Charlotte and the fourth largest Metropolitan Statistical Area in South Carolina. CFC also has branch locations in other counties in South Carolina.

         CFC began its operations with the de novo opening of Carolina First Bank in Greenville and has pursued a strategy of growth through internal expansion and through the acquisition of branch locations and financial institutions in selected market areas. Its more significant acquisitions include the acquisition in August 1990 of First Federal Savings and Loan Association of Georgetown, the acquisition in March 1993 of 12 branch locations of Republic National Bank, the acquisition in July 1997 of Lowcountry Savings Bank, Inc. and the acquisition in November 1997 of First Southeast and its wholly-owned subsidiary, First Federal, in which deposits of approximately $285 million were assumed. Approximately half of CFC's total deposits have been generated through acquisitions. CFC anticipates that it will continue to expand in the future and is frequently in discussions regarding possible acquisitions. See "--Recent Developments."

         CFC is a legal entity separate and distinct from its banking and non-banking subsidiaries. Accordingly, the right of CFC, and thus the right of CFC's creditors and shareholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of CFC in its capacity as a creditor may be recognized. The principal source of CFC's revenues is dividends from its subsidiaries.

         CAROLINA FIRST BANK. Carolina First Bank is a South Carolina-chartered, non-member bank, which is headquartered in Greenville, South Carolina. It currently engages in a general banking business through 62 locations, which are located throughout South Carolina. It began its operations in December 1986 and at December 31, 1997 had total assets of approximately $2.1 billion, total loans of approximately $1.6 billion and total deposits of approximately $1.8 billion. Its deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC"). Carolina First Bank provides a full range of commercial and consumer banking services, including short- and medium-term loans, mortgage loans, revolving credit arrangements, international banking services, inventory and accounts receivable financing, equipment financing, real estate lending, credit card loans, safe deposit services, savings accounts, interest- and noninterest-bearing checking accounts, home banking and installment and other personal loans. Carolina First Bank also provides trust services, investment products and various cash management programs.

         CF MORTGAGE. CF Mortgage Company is a South Carolina corporation which principally originates and services one-to-four family mortgage loans through its six offices located in South Carolina. It is headquartered in Columbia, South Carolina. At December 31, 1997, CF Mortgage was servicing or subservicing approximately 20,187 loans having an aggregate principal balance of approximately $1.7 billion.

         BLUE RIDGE. On December 29, 1995, CFC acquired Blue Ridge, an automobile finance company headquartered in Greenville, South Carolina. Blue Ridge operates from one location and, at December 31, 1997, had approximately $19.5 million in total assets. Blue Ridge is engaged primarily in indirect automobile lending.

         CF INVESTMENT. CF Investment is licensed through the U.S. Small Business Administration to operate as a Small Business Investment Company. CF Investment is engaged in making investments in small or start-up companies developing or employing technologies relevant to the banking industry. In 1997, CFC capitalized CF Investment with a contribution of $3.0 million. On December 19, 1997, CF Investment Company agreed to lend up to $1.2 million to ITS, Inc., a South Carolina corporation specializing in electronic document storage and retrieval, in return for a 49% equity ownership position.

CAPITAL ADEQUACY

         CFC. The Federal Reserve has adopted risk-based capital guidelines for bank holding companies. Under these guidelines, the minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be "Tier 1 capital," principally consisting of common shareholders' equity, noncumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain goodwill items and other intangible assets. The remainder ("Tier 2 capital") may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, perpetual preferred stock and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum Tier 1 (leverage) capital ratio under which a bank holding company must maintain a minimum level of Tier 1 capital (as determined under applicable rules) to average total consolidated assets of at least 3% in the case of bank holding companies which have the highest regulatory examination ratios and are not contemplating significant growth or expansion. All other bank holding companies are required to maintain a ratio of at least 100 to 200 basis points above the stated minimum. At December 31, 1997, CFC was in compliance with the risk-based capital guidelines and was well capitalized under prompt corrective action provisions.

         CAROLINA FIRST BANK. As a state-chartered, FDIC-insured institution which is not a member of the Federal Reserve, Carolina First Bank is subject to capital requirements imposed by the Federal Deposit Insurance Corporation (the "FDIC"). The FDIC requires state-chartered nonmember banks to comply with risk-based capital standards substantially similar to those required by the Federal Reserve, as described above. The FDIC also requires state-chartered nonmember banks to maintain a minimum leverage ratio similar to that adopted by the Federal Reserve. Under the FDIC's leverage capital requirement, state nonmember banks that (a) receive the highest rating during the examination process and (b) are not anticipating or experiencing any significant growth are required to maintain a minimum leverage ratio of 3% of Tier 1 capital to total assets; all other banks are required to maintain a minimum ratio of 100 to 200 basis points above the stated minimum, with an absolute minimum leverage ratio of not less than 4%. At December 31, 1997, CFC and Carolina First Bank were both in compliance with each of the applicable regulatory capital requirements and were well capitalized under prompt corrective action provisions.

         PRO FORMA REGULATORY CAPITAL. The following tables set forth Carolina First Bank's and CFC's regulatory capital position at December 31, 1997, on a historical basis as well as an unaudited pro forma basis, in the case of CFC, assuming consummation of the Merger. The unaudited pro forma information includes figures reflecting adjustments for a Regulation S offering by CFC of 2,000,000 shares of CFC common stock that was consummated in February 1998. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION."



CAROLINA FIRST BANK
                                                                      At December 31, 1997
                                                                      --------------------
                                                                    (Dollars in thousands)


Shareholders' Equity                                           $212,273              9.98%
                                                               ========              =====

Regulatory Capital
   Tier I risk-based:
     Actual................................................  $   155,673             9.40%
     Required*.............................................       66,241             4.00
                                                                  ------             ----
     Excess................................................  $    89,432             5.40%
                                                                  ======             =====
   Total risk-based:
     Actual................................................  $   170,736            10.31%
     Required*.............................................      132,483             8.00
                                                                 -------             ----
     Excess................................................  $    38,253             2.31%
                                                             ===========             =====
   Leverage:
     Actual................................................  $   155,673             7.51%
     Required*.............................................       82,878             4.00
                                                                  ------             ----
     Excess................................................  $    72,795             3.51%
                                                            ============             =====
   Total risk-based assets.................................  $ 1,656,035
                                                             ===========

     Total assets..........................................  $ 2,127,797
                                                             ===========

---------------------------
* For capital adequacy purposes.



CAROLINA FIRST CORPORATION
                                                                                At December 31, 1997
                                                                                ---------------------

                                                                                                Unaudited Pro Forma Adjusted
                                                     Historical        Unaudited Pro Forma         for 2/98 Reg. S Offering
                                               ------------------     ------------------------     -------------------------
                                                                    (Dollars in thousands)
Shareholders' Equity                            $  201,659   9.35%       $  212,894     9.78%       $  251,314      11.35%
                                                ==========   =====       ==========     =====       ==========      ======

Regulatory Capital
   Tier I risk-based:
     Actual..............................      $   138,405   8.57%       $  148,761     9.12%        $ 187,181      11.48%
     Required*...........................           64,595   4.00            65,225     4.00            65,225       4.00
                                                    ------   ----            ------     ----            ------       ----
     Excess..............................      $    73,810   4.57%       $   83,536     5.12%        $ 121,956       7.48%
                                               ===========   =====       ==========     =====        =========       ====
   Total risk-based:
     Actual..............................      $   180,095  11.15%       $  190,451    11.68%          228,871      14.04%
     Required*...........................          129,190   8.00           130,450     8.00           130,450       8.00
                                                   -------   ----           -------     ----           -------       ----
     Excess..............................      $    50,905   3.15%       $   60,001     3.68%        $  98,421       6.04%
                                               ===========   =====      ===========     =====        =========       ====
   Leverage:
     Actual..............................      $   138,405   6.60%       $  148,761     7.02%        $ 187,181       8.68%
     Required*...........................           83,930   4.00            84,711     4.00            86,247       4.00
                                                    ------   ----            ------     ----            ------       ----
     Excess..............................      $    54,475   2.60%       $   64,050     3.02%          100,934       4.68%
                                               ===========   =====      ===========     =====          =======       ====

   Total risk-based assets...............      $ 1,614,872               $1,630,620                 $1,630,620
                                                ==========               ==========                 ==========

     Total assets........................      $ 2,156,346               $2,176,734                 $2,215,154
                                                ==========               ==========                 ==========

---------------------------
* For capital adequacy purposes.

RECENT DEVELOPMENTS

REGULATION S OFFERING. On February 13, 1998, CFC completed the sale of 2,000,000 shares of CFC common stock at an offering price of $20.50 per share (the "Regulation S Offering"), excluding underwriting discounts and offering expenses. The Regulation S Offering was not registered under the Securities Act. Rather, the shares offered thereby were sold in a manner so as to meet the conditions set out in Regulation S promulgated under the Securities Act. The purchasers in the Regulation S Offering were "non-U.S. persons" within the contemplation of Regulation S. In connection with the Regulation S Offering, CFC undertook to register the shares issued in the Regulation S Offering and to keep the registration statement for the Offering effective for a period of at least 90 days, subject to extension in certain instances. This registration statement was filed and became effective on March 11, 1998. The proceeds from the sale of the shares in the Regulation S Offering will be utilized to provide additional capital to support internal growth, acquisitions, the expansion of Blue Ridge and for general corporate purposes. The proceeds from the Regulation S Offering will also permit CFC to continue to pursue attractive acquisition possibilities while proceeding with internal growth strategies.

FIRST QUARTER 1998 EARNINGS AND FINANCIAL DATA. On April 16, 1998, CFC announced its earnings and other financial data at and for the quarter ended March 31, 1998. For the quarter, CFC's net income totaled $4.7 million, or $0.28 per diluted share. This represented a substantial increase over the first quarter of 1997 net income of $1.7 million, or $0.15 per diluted share. Per share cash earnings (which exclude intangible amortization) for the first quarter of 1998 were $0.32, compared with $0.15 for the first quarter of 1997. At March 31, 1998, CFC's total assets, loans, deposits and shareholders' equity were $2.3 billion, $1.5 billion, $1.8 billion and $245 million, respectively. At March 31, 1998, CFC's ratio of nonperforming assets to loans and other real estate owned was 0.21%.

OTHER ACQUISITIONS. CFC continues to explore opportunities to acquire banks and other companies engaging in financial institution-related activities. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. CFC's acquisition strategy is flexible in that it does not require CFC to effect specific acquisitions so as to enter certain markets or to attain specified growth levels. Rather than being market driven or size motivated, CFC's acquisition strategy reflects its willingness to consider potential acquisitions wherever and whenever such opportunities arise based on the then-existing market conditions and other circumstances. CFC's acquisitions may be made by the exchange of stock, through cash purchases or with other consideration. CFC anticipates that it will continue to expand by acquisition in the future.

                             INFORMATION ABOUT RPGI

GENERAL

         RPGI provides credit card servicing, marketing and program management to financial institutions. Servicing and marketing programs like those provided by RPGI have historically been performed in-house by most institutions. In recent years, however, some institutions have outsourced these activities due to the cost savings and expertise offered by third-party providers such as RPGI. In other instances, institutions have withdrawn from or refrained from issuing credit cards due to their lack of specialized program management expertise or inability to achieve economies of scale. By focusing exclusively on account servicing and related value-added services, RPGI offers clients the ability to implement credit card programs or improve the profitability of their existing programs through improved data analysis capabilities, specialized program management skills and back-office cost savings.

         RPGI provides data processing services, including transaction processing, plastic production, statementing and fraud monitoring through Total System Services, Inc. ("TSYS"). Typically, TSYS charges are paid by RPGI; however, certain optional services provided by TSYS are billed by RPGI on a pass-through basis. Alternatively, servicing contracts may provide for a lower servicing fee to be paid to RPGI and a pass-through of all TSYS costs to the client. In addition, should a client request, RPGI has the ability and the staff to service accounts through First Data Corporation, Equifax or the client's in-house system.

         Back-office services include credit processing, customer service and collections.

         Credit Processing: RPGI monitors cardholder credit on behalf of card issuers. RPGI reviews cardholder accounts for unusual activity, responds to requests for credit limit increases and, through TSYS, maintains cardholder transaction accounting. RPGI also approves or denies new account applications and determines credit limit increases. RPGI's credit underwriting system is highly automated and capable of taking into account both scoring algorithms and judgmental criteria.

         Customer Service: RPGI responds to cardholder communications using state-of-the-art systems, including a Syntellect Voice Response Unit. These and other systems allow RPGI to provide cardholders with timely and responsive service whereby a majority of inquiries are handled while the customer is on the phone.

         Collections: RPGI's collections department monitors daily activity on past-due and over-limit cardholder accounts, contacts cardholders concerning such accounts and attempts to obtain agreements with respect to payment. RPGI's collection services also include performing cardholder "skip tracing," and, where contracted for, coordination of chargeoff and recovery efforts.



         RPGI conducts origination programs for its clients to increase the number of cardholder accounts. In addition, RPGI assists its clients in the development of strategic plans designed to increase portfolio profitability, cardholder account utilization and account retention and to reduce portfolio risk.

RISK FACTORS RELATING TO THE BUSINESS OF RPGI

DEPENDENCE ON SINGLE CUSTOMER. During 1997, RPGI had four major clients, one of which converted to an in-house system during 1997 and another which was acquired and converted to the acquirer's in-house system in February 1998. Currently, RPGI has two major clients and one of those clients has given notice of its intent to terminate its servicing agreement in July 1998 and convert to an in-house system. The servicing agreement for the remaining client, Carolina First Bank, expires in 2003. In 1997, Carolina First Bank accounted for 31% of RPGI's total revenue and is expected, in 1998, to account for approximately 45% of total revenues and 70% of such revenues excluding amounts collected in February 1998 in conjunction with the early termination of a servicing agreement. The Carolina First Bank servicing agreement allows Carolina First Bank to terminate that agreement early; however, such action would result in a significant payment to RPGI for early termination. There can be no assurances that Carolina First

Bank will not terminate its agreement early or that RPGI will be able either to replace the lost business or reduce its processing costs sufficiently to off-set the lost revenues. See " -- Management's Discussion and Analysis of Financial Condition and Results of Operations".

LIMITED RELEVANCE OF HISTORICAL FINANCIAL INFORMATION. Although the business of RPGI has been conducted since 1989, it has only been operated as a separate stand-alone entity since January 1, 1997. As a result of its separation from its parent on December 31, 1996, RPGI experienced changes in its funding and operations. Due to such factors, the historical financial information included in this Proxy Statement/Prospectus may not reflect the financial position and results of operations of RPGI in the future, and the financial position and results of operations of RPGI had it been operated as a separate stand-alone entity during the periods presented might have been materially different. See " -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

FINANCIAL SERVICES INDUSTRY DEVELOPMENTS. Continuing changes in the financial services industry, including mergers, restructurings and sales of credit card and other credit product portfolios, may have an impact on RPGI, its clients and its potential clients. For example, RPGI will lose business if a surviving or acquiring company of one of RPGI's clients chooses to perform credit card transaction processing in-house or transfers processing of acquired portfolios to a competitor of RPGI. Such changes in the financial services industry have already significantly affected RPGI's business and there can be no assurance that future developments in the industry will not negatively impact RPGI.

COMPETITION. The credit card processing industry is highly competitive, on the bases of price, quality, availability of value-added services, reputation of the servicer and, in some instances, convenience to the client. As a result, account attrition (both losing accounts to competing card issuers) and balance attrition (losing account balances to competing card issuers) is a significant factor in the credit card industry. Such attrition can result in lower profitability because of lower transaction processing volume and outstanding portfolio balances. See " -- Competition."

CERTAIN ECONOMIC AND LEGAL RISKS. A primary risk associated with the credit card transaction processing and marketing business involves the possibility of future economic downturns causing an increase in credit losses. In addition, the risks faced by RPGI's clients include (i) the risk of fraud by third parties and (ii) the risk of unfavorable changes in cardholder payment behavior, such as increases in discretionary repayment of account balances, resulting in diminished income. Such negative impact on RPGI's clients may result in lower average outstanding balances of credit card accounts serviced by RPGI and thus less revenue. In addition, future origination programs may not occur or they may be curtailed.

ATTRITION AND BOOKING RATES; MARKETING EXPENSES. Growth in the number and outstanding balances of credit card accounts serviced by RPGI depends, in part, on the levels of account and balance attrition (losing accounts and account balances to competing card issuers) experienced by RPGI's clients. The growth in such accounts and account balances may also be dependent on the level of success of RPGI's marketing efforts for its clients which may be negatively impacted by the cost to originate accounts and the response rate of account acceptance to mailed solicitations. Competition among credit card issuers for new accounts has intensified significantly within the past two years, resulting in lower booking rates and lower profit margins. In the past, RPGI has assumed the risk of its marketing programs. Therefore, clients have only paid for accounts originated which meet the client's underwriting standards. In addition, income from most origination programs have been collected over several years based on the average balance of loans outstanding. Accordingly, attrition of account balances in excess of the level considered in pricing the program may result in contract impairment provisions, and the amounts may be material. During 1996 and 1997, RPGI recorded contract impairment provisions of $600,000 and $3,638,000, respectively, related to unprofitable origination programs. There can be no assurance that future origination programs will be profitable.

REGULATION. Various aspects of RPGI's business are subject to federal and state regulations and, although RPGI's servicing and marketing agreements make the client responsible for all cardholder compliance matters, failure by the client or RPGI to comply with regulatory requirements could result in actions by the regulators possibly culminating in penalties, enforcement actions or termination of a contract. See " -- Regulation."

IMPACT OF LEGISLATION ON CREDIT CARDHOLDERS. Certain consumer groups have attempted to raise congressional awareness regarding the interest rates charged on credit card balances, and from time to time, federal and state legislation has been introduced which would limit the interest rate payable on such credit card balances. To the extent that any such legislation is enacted, its effect may be to reduce the number of credit card transactions or the number of credit cards in circulation due to the tightening of credit standards by card issuers, which can in turn have an adverse effect on RPGI.

TECHNOLOGY -- YEAR 2000. A number of services that RPGI provides are date-sensitive. RPGI currently uses the TS1 platform from TSYS to perform its data processing functions. Currently, that system is not Year 2000 compliant. TSYS has advised RPGI that this system will soon be upgraded to eliminate any potential Year 2000 problems. However, a failure by TSYS to upgrade the TS1 system to correctly deal with Year 2000 issues could render RPGI unable to provide service to its customers, possibly resulting in large liabilities to those customers.

LACK OF FUTURE DIVIDENDS. RPGI does not anticipate paying cash dividends in the foreseeable future.

LACK OF MARKET FOR RPGI STOCK; RESTRICTIONS ON TRANSFER. There is no public trading market for RPGI common stock, and it should not be anticipated that such a market will develop. None of the RPGI common stock has been registered under the Securities Act or under the securities laws of any state, and consequently the RPGI common stock may not be sold unless subsequently registered under the Act and applicable state securities laws or unless an exemption from such registration is available. Furthermore, the transfer of RPGI Common Stock is restricted under the separation agreement relating to the spinoff of RPGI from its parent.

CERTAIN PROVISIONS IN GOVERNING DOCUMENTS. Several provisions of the RPGI Articles may have the effect of discouraging or preventing hostile takeover attempts. These provisions include requirements for super-majority votes to approve certain business combination transactions unless such transactions are approved by a majority of disinterested directors or unless such transactions meet certain minimum price, form of consideration and procedural requirements. To the extent these provisions are effective they may tend to reduce the value of shares of RPGI common stock. See "COMPARATIVE RIGHTS OF SHAREHOLDERS."

COMPETITION

         RPGI operates in a highly competitive environment. Most, if not all, of RPGI's competitors have access to significantly greater capital and other resources than does RPGI. RPGI competes with financial institutions that internally perform services offered by RPGI and with software vendors that offer their products to such financial institutions.

         RPGI encounters vigorous competition in providing credit card services from several different sources. The third-party credit card transaction processing and marketing industry currently consists of numerous vendors that offer some, if not all, of the services provided by RPGI. The industry has a number of such vendors who because of their size and capital structure have achieved economies of scale far greater than those of RPGI, especially after RPGI's recent loss of several major clients. In addition, the larger and better-capitalized competitors have more automated and sophisticated systems with which to improve efficiencies and offer products. Cardholders are attracted to credit card issuers largely on the basis of price, credit limit and other product features, and once an account is originated, customer loyalty may change.

         The most significant competitive factors in the sale of RPGI's credit card services are price, quality, technological advancement, reliability of service, efficiency and effectiveness in handling large volumes of data and value-added services.

REGULATION

         RPGI is subject to examination and is indirectly regulated by various federal and state financial regulatory agencies including the Office of the Comptroller of the Currency, the FDIC, the Federal Reserve and the Office of Thrift Supervision, which supervise and regulate financial institutions for which RPGI may provide services. Matters reviewed and examined by these regulatory agencies may include RPGI's internal controls in connection with its performance of credit card management services and the agreements pursuant to which it provides such services.

EMPLOYEES

         As of March 31, 1998, RPGI had approximately 93 full-time equivalent employees. None of RPGI's employees are represented by unions and management considers RPGI's relations with its employees to be good.

PROPERTIES

         RPGI's operations are located at its headquarters at 101 Executive Center Drive, Columbia, South Carolina 29210, which is a 44,036 square foot facility leased for $50,458 per month through April 2002. The building is a two-story structure in an office park setting in suburban Columbia which is near the airport and accessible to three interstate highways.

         As a result of the recent and pending loss of business, RPGI is evaluating its options with respect to this facility, including the possible sublet of a substantial portion of the space or renegotiation of the lease to reduce the amount of space leased.

LEGAL PROCEEDINGS

         RPGI is not a party to any material legal proceeding. However, in the ordinary course of its business, RPGI is from time to time subject to litigation.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         RPGI is the successor to a credit card business which was begun by Resource Bancshares Corporation ("RBC") in January 1989. Initially, RBC through one of its banking subsidiaries (the "RBC Sub") originated and serviced credit card accounts which were owned by RBC's banking subsidiaries. In 1990, the RBC Sub began selling credit card portfolios to third parties and in most instances, it continued to service the sold accounts until they were converted to the buyer's in-house system, usually within three to 18 months of the sale. In 1992, the RBC Sub began servicing a credit card portfolio for a third party that had not acquired the accounts from the RBC Sub. Later that year, RBC made a strategic decision to have its banking subsidiaries divest themselves of ownership of their remaining credit card accounts and to have the RBC Sub concentrate its credit card efforts on servicing and marketing for third parties. Accordingly, the RBC banking subsidiaries sold their remaining credit card portfolios and the RBC Sub began servicing and originating credit card accounts only for third parties. In early 1994, RBC consummated the sale of the retail banking assets of the RBC Sub, effected a dividend of the remaining assets of the RBC Sub to RBC and contributed the credit card servicing and marketing business operations and the related assets and liabilities to a newly formed wholly-owned subsidiary of RBC ("Former RPGI"). Later that year, Former RPGI organized RPGI (then known as Republic Services Company, Inc.) as its wholly-owned subsidiary and transferred the credit card business, assets and liabilities to RPGI. Both transfers were at the transferor's book value.

         On December 16, 1996, Former RPGI merged into RBC effective as of the close of business on November 30, 1996 which resulted in RPGI becoming a wholly-owned subsidiary of RBC. Subsequent to that merger, RPGI changed its name from Republic Services Company, Inc. to Resource Processing Group, Inc.

         As of the close of business on December 31, 1996, RBC effected a separation or spin-off of RPGI through a distribution of RPGI stock to RBC shareholders (the "Separation"). In conjunction with the Separation, RPGI declared and distributed to RBC a 99,000-for-one stock dividend effective December 16, 1996, and on December 31, 1996 each RBC shareholder received one share of RPGI's common stock for each share of RBC stock owned as of the December 30, 1996 record date. In addition, RBC was obligated to distribute to each holder of certain of its phantom stock units a dividend equivalent payment of 0.54 shares of RPGI common stock for each phantom unit held on the record date, for a total of 471,528 shares of RPGI common stock. In conjunction with the Separation, as more fully explained in Note 1 to the RPGI financial statements included herein, a portion of RPGI's affiliate advances were reduced and the balance converted to a note payable and RBC agreed to indemnify RPGI against certain taxes and to guarantee certain obligations of RPGI.

         RPGI provides credit card servicing, marketing and program management to financial institutions. RPGI does not own any credit card accounts or loans other than accounts which were charged-off by its former parent and contributed to it at a zero book value. Data processing services offered by RPGI to its clients includes cardholder transaction processing, plastic production, statement production and mailing and fraud monitoring. These services are made available through TSYS. Back-office services provided by RPGI include credit processing, customer service and collections. Program management services include the origination of new accounts and the development of strategic plans designed to increase portfolio profitability, cardholder account utilization, account retention and reduction of portfolio risk.

SOURCES AND RECOGNITION OF REVENUE

         Currently, RPGI derives the majority of its recurring revenues under long-term servicing agreements with third parties (RPGI's "clients"). Prior to 1995, revenues for new account originations were collected during the marketing program. However, beginning in 1995, RPGI began to "bundle-price," or charge a combined fee for separate services, marketing programs in conjunction with long-term servicing and program management agreements. The revenues from most of those contracts are based upon the average outstanding balance of accounts being serviced. Therefore, RPGI offers marketing and program management services to its clients which focus on increasing the profitability of the client's credit card portfolio, including new account origination, account activation and increased account utilization. In so doing the balances of the accounts being serviced may increase with RPGI benefitting from increased revenues. In addition, some of RPGI's revenues are based either on the number of accounts being serviced or the number of transactions processed, for example, the number of credit applications processed. In most instances, client contracts are for a term of at least five years. However, the client is permitted to terminate the agreement early upon at least 180-day notice and, in most instances, the payment of a significant penalty.

         Credit card accounts originated for clients are originated in the name of the client and accordingly such accounts do not appear on RPGI's balance sheet. RPGI is located in Columbia, South Carolina but originates credit card accounts and provides servicing for clients in other areas of the United States.

         As of December 31, 1996, RPGI was servicing approximately 506,000 credit card accounts with an aggregate balance of approximately $498,000,000 for five clients. As of December 31, 1997, RPGI was servicing approximately 471,000 credit card accounts with an aggregate balance of approximately $394,000,000 for three clients.

         A significant portion of RPGI's revenue is derived under agreements which provide for more than one service. Whenever RPGI cross-sells services, the price of the services specified in the agreement may be bundled or expressed as a separate price for each service. RPGI recognizes revenue in accordance with the provisions of the underlying agreements.

         Incremental direct costs of acquiring long-term servicing, program management and marketing agreements are recorded as deferred contract costs and are amortized to expense as revenues are recognized based on the ratio of estimated total costs to total revenues under the related contract. The portion of the amortized cost related to salaries and wages is expensed as selling, general and administrative expenses. The remaining amortized costs are recorded as acquired products and services and consist primarily of postage, printing, credit bureau and systems expense provided to RPGI by third-party vendors. Deferred contract costs are periodically assessed for recoverability on an individual contract basis and, when necessary, a contract impairment provision is recorded.

         The following management's discussion and analysis of financial condition and results of operations should be read in conjunction with the financial statements of RPGI included elsewhere herein.

RESULTS OF OPERATIONS

The following table sets forth certain financial data of RPGI expressed as a percentage of total revenues:



                                                                     Percentage of Total Revenues
                                                                     ----------------------------
                                                                        Year Ended December 31,
                                                                        -----------------------
                                                                  1995           1996            1997
                                                                  ----           -----           ----
Operating expenses
     Acquired products and services .........................      54.8%           54.5%          58.6%
     Contract impairment provision...........................       0.0             3.3           18.3
     Selling, general and administrative.....................      32.6            36.6           41.5
Income (loss) from operations................................      12.5             5.6          (18.4)
Interest income..............................................       4.0             1.1            1.0
Interest expense.............................................      (0.6)           (2.8)          (1.4)
Income (loss) before provision (benefit) for income taxes....      15.9             4.0          (18.8)
Provision (benefit) for income taxes.........................       6.0             1.5           (7.2)
Net income (loss)............................................       9.9             2.4          (11.5)


         The following table sets forth the number and outstanding balances of credit card accounts serviced and the number of credit card accounts originated:

                                                                       Year Ended December 31,
                                                                       ------------------------
                                                                        (dollars in thousands)
                                                              1995                1996               1997
                                                              ----                ----               ----
Servicing:
         Number of accounts serviced at end of
         period.......................................       369,000             506,000           471,000
         Average outstanding balance of accounts
         serviced during period.......................      $267,298            $394,347          $450,242
         Period-end outstanding balance of accounts
         serviced.....................................      $369,636            $498,306          $393,545
Number of accounts originated during period...........       192,000             267,000            45,000

REVENUES

         Revenues were $11,637,000, $18,424,000 and $19,912,000 for years 1995,
1996 and 1997, respectively.

         During the year 1996, revenues increased $6,787,000, or 58.3%. This increase was primarily attributable to an increase in both the number and average outstanding balance of accounts serviced. The number of accounts serviced at December 31, 1996 increased by 137,000, or 37.1%, over the number being serviced at the end of the prior year and the average outstanding balance of accounts serviced during the year 1996 increased $127,049,000, or 47.5%, to $394,347,000. This increase also included $2,500,000 of penalties or commissions which were paid to RPGI in conjunction with portfolios which were sold by several of RPGI's clients.

         Revenues for the year 1997 increased $1,488,000, or 8.1%, over the year 1996. This increase included $2,181,000 collected from a client that early terminated its servicing and program management agreements during the year. While accounts originated during the year decreased by 222,000, or 83.1%, the number of accounts serviced at the end of the year decreased by only 35,000, or 6.9%, and the average balance of accounts serviced during the year increased $55,895,000, or 14.2%.

OPERATING EXPENSES

         Total operating expenses were $10,179,000, $17,387,000 and $23,566,000 for the years 1995, 1996 and 1997, respectively.

         During the year 1996, total operating expenses increased $7,208,000, or 70.8%, from the prior year while during the same period the average outstanding balance of accounts being serviced increased $127,049,000, or 47.5%, and the number of accounts originated increased by 75,000, or 39.1%. During the year 1996, RPGI deferred $18,012,000 of costs related to accounts originated and recorded deferred contract costs amortization of $4,477,000, an increase in deferred contract amortization cost of $2,599,000 over the prior year. In 1996, personnel costs not related to marketing programs increased $1,968,000 over the prior year. This 70.9% increase was primarily attributable to increased staffing to absorb the 47.5% increase in average account balances serviced. However, it also reflected significantly higher overhead associated with increased administrative personnel and telecommunication equipment to expand the business. Operating expenses in 1996 also included a $600,000 contract impairment provision expense to adjust a long-term contract to the amount estimated to be received in the future. In addition, during the year 1996 RPGI recorded accelerated deferred contract cost amortization of $1,710,000 in conjunction with portfolio sales by several clients which required the client to pay RPGI certain penalties and commissions.

         During the year 1997, total operating expenses increased $6,179,000, or 35.5%, from the prior year while during the same period the average outstanding balance of accounts being serviced increased $55,895,000, or 14.2%, and the number of accounts originated declined 83.1%. Amortization of deferred contract costs accounted for $5,109,000 of the increase in costs. During 1996 and continuing through 1997, the credit card industry experienced record high levels of delinquencies and charge-offs. To combat that trend, RPGI greatly increased its collection efforts, including the number of collectors employed. Also, contributing to the increased costs were further increases in administrative and marketing personnel and expansion of office facilities to grow the business. However, the largest contributing factors to the increased costs were (i) a contract impairment provision of $3,008,000 and (ii) the acceleration of $1,850,000 of deferred contract costs amortization recorded in conjunction with the early termination of a long-term program management agreement. In addition, an additional $630,000 contract impairment provision was recorded in 1997 related to two long-term contracts for which the estimated future revenues were lowered to give effect to higher than expected account and account balance attrition rates and charge-offs.

INCOME FROM OPERATIONS

         Income from operations during the year 1996 decreased by $421,000 to $1,037,000, or 28.9%, from the prior year. This decrease was primarily due to a $600,000 contract impairment provision and increased overhead which were partially off-set by increased revenues from servicing higher account balances during the year. In addition, during 1996 RPGI collected $705,000 from previously charged-off credit card accounts which were contributed during the year by RBC to RPGI at the transferee's zero book value.

         During the year 1997, RPGI incurred a loss of $3,654,000, compared to income of $1,037,000 in the year 1996. Contributing to this $4,691,000 decrease were (i) contract impairment provisions of $3,638,000, (ii) significantly higher overhead costs, (iii) higher collection costs and (iv) higher staffing levels and higher facilities and equipment costs in anticipation of expansion of the business. Partially offsetting these higher costs were higher revenues related to servicing a higher level of average account balances and $453,000 collected from the charged-off credit card accounts received in 1996 from its former parent.

NET INTEREST INCOME (EXPENSE)

         Net interest income (expense) was $395,000, ($309,000) and ($83,000) for the years 1995, 1996 and 1997, respectively.

         RPGI earns interest income from two sources. One source is the short-term investment of its excess cash in overnight investments and, prior to the Separation, the overnight advances of its excess cash to its parent at the Wall Street Journal Prime rate of interest. The second source of interest income is interest charged its clients when RPGI advances funds overnight on behalf of the client to settle its cardholders' transactions which are cleared through VISA and MasterCard and their convenience checks. Interest expense is incurred on short-term bank notes payables and, prior to the Separation, overnight advances from RPGI's former parent and, since the Separation, interest payable on the note to RBC. See Notes 1 and 5 of the RPGI financial statements included elsewhere herein.

         During the year 1996, RPGI earned $200,000 from advances made on behalf of its clients. However, it incurred $509,000 of interest expense from affiliate borrowing and overnight bank loans. There is a correlation between the amounts advanced for clients and the outstanding balances of accounts serviced. Therefore, the increased size of portfolios serviced in 1996 was primarily responsible for the increased interest income. The significant increase in interest expense resulted from several large marketing programs that were conducted during 1996 which were bundle-priced. The cost of such programs in the year 1996 was $18,012,000, which was partially funded from operating income. However, during the year 1996, short-term notes payable to banks and affiliate advances averaged $5,181,000.

         During the year 1997, interest income remained approximately the same as in the prior year however interest expense decreased $230,000, or 45.2%, to $279,000. Contributing to this decrease were the following: (i) cash paid out during the year for new marketing programs declined $15,228,000 and (ii) cash receipts from operations increased. In addition, RPGI improved its client cash settlement procedures and reduced the amount it needed to borrow to fund overnight advances on behalf of clients.

PROVISION FOR INCOME TAXES

         The effective income tax rate for the years 1995, 1996 and 1997 was 37.6%, 37.6% and 38.6%, respectively.

NET INCOME

         Net income for the year 1996 was $448,000, a $708,000, or 61.2%, decrease from the year 1995. Contributing to this decrease were lower margins on new marketing programs resulting from bundled pricing and lower booking rates, increased corporate overhead and a $600,000 contract impairment provision.

         For the year 1997, RPGI had a net loss of $2,296,000. This net operating loss was primarily the result of a $3,638,000 contract impairment provision, $3,008,000 of which related to the early termination of a long-term program management agreement, higher corporate overhead related to increased staffing, facilities and equipment expenses incurred in anticipation of expansion of the business and higher collection costs related to increased past due accounts serviced for clients. These negative factors were partially off-set by increased revenues primarily related to higher outstanding balances of accounts serviced. See Note 12 to RPGI's financial statements regarding subsequent events.

LIQUIDITY AND CAPITAL RESOURCES

         At December 31, 1997, RPGI had cash and overnight investments of $4,302,000. However, at March 31, 1998 RPGI had cash and overnight investments of $8,891,000 which included the collection of $6,052,000 of cash in February 1998 in conjunction with the early termination of a long-term contract. For income tax purposes, RPGI deducted the cost of the terminated marketing programs in the year the costs were paid. However, for financial accounting purposes such costs were deferred and were being amortized over the periods during which revenues were earned. Because the costs associated with the terminated contract were deducted on an income tax return in a prior year, RPGI will pay income tax on such amounts in 1998. Management believes that between its current cash reserves and bank line of credit, RPGI has sufficient liquidity to meet its future cash requirements.

         The operating loss incurred in 1997 and, as further described in Notes 9 and 12 to RPGI's financial statements, the potential loss of RPGI's remaining major client could make it difficult for RPGI to borrow funds at reasonable rates or to raise future capital without dilution to current shareholders. In addition, if RPGI loses its remaining major client without replacing it with new profitable business or if RPGI incurs another significant operating loss, RPGI could lose its bank line of credit and, in the future, encounter difficulty if its current cash reserves and internally generated cash is insufficient to meet company requirements. Although RPGI's management believes that RPGI will have sufficient cash to meet its requirements, there can be no assurance that it will.

                         SECURITY OWNERSHIP OF CERTAIN
                    BENEFICIAL OWNERS AND MANAGEMENT OF RPGI

BENEFICIAL OWNERS OF FIVE PERCENT OR MORE OF RPGI COMMON STOCK

         The following table sets forth information relating to the beneficial ownership of RPGI common stock by those persons known to RPGI to beneficially own more than 5% of the RPGI common stock as of April 29, 1998.

                                                                                                          Percent of
                                    Shares of                                   Shares of Carolina        Carolina First
                                    RPGI Common      Percent of                 First Corporation         Corporation
                                    Stock Owned      RPGI Common                Common Stock              Common Stock
                                    Prior to         Stock Owned Prior          Owned After               Owned after
Name of Beneficial Owner           the Merger        to the Merger             the Merger(1)              the Merger
------------------------          ----------------  -----------------         ------------------          ----------

APA Excelsior II L.P. and           1,199,147           13.20%                     59,357                        *
APA Excelsior Venture Capital
Holdings (Jersey) Ltd.(2)
445 Park Ave., 11th Floor
New York, NY 10022

Benefit Capital Management          1,199,147           13.20%                     59,357                        *
Corporation as Investment
Manager for the Union Carbide
Corporation Pension Plan
39 Old Ridgebury Rd.
Danbury, CT 06817

Amelia Holdings Partners            1,199,147           13.20%                     59,357                        *

Saugatuck Capital Company             726,667            8.00%                     35,970                        *
Limited Partnership II
One Canterbury Green
Stamford, CT 06901

SBSF First Sun Capital Group,         700,515            7.71%                     34,675                        *
a Connecticut Limited
Partnership, and SBSF First
Sun Capital Group II, L.P.(3)
45 Rockefeller Plaza
New York, NY 10111

Centennial Business                   506,668            5.58%                     25,080                        *
Development Fund, Ltd.
1428 Fifteenth Street
Denver, CO 80202

Edward J. Sebastian(4)                457,732            5.04%                    45,736(5)                      *
6000 Hampton Ridge Road
Columbia, SC 29209

------------------------
* Less than one percent.

(1) Assuming receipt of the base (non-contingent) consideration only, an average CFC common stock price of $25.00 per share and a conversion ratio of .0495 shares of CFC common stock received for each share of RPGI common stock, with cash paid for fractional shares.

(2) APA Excelsior II L.P. owns 959,318 shares (10.56%) and APA Excelsior Venture Capital Holdings (Jersey) Ltd. owns 239,829 shares (2.64%).

(3) SBSF First Sun Capital Group, a Connecticut Limited Partnership, owns 460,000 shares (5.06%) and SBSF First Sun Capital Group II, L.P. owns 240,515 shares (2.65%).

(4) Includes 8,000 shares owned by members of Mr. Sebastian's immediate family and 7,732 shares held in RBC's ESOP which have been allocated to Mr. Sebastian.

(5) Includes 17,082 shares owned prior to the Merger by Mr. Sebastian and 5,997 shares owned prior to the Merger by members of Mr. Sebastian's immediate family.

           STOCK OWNERSHIP OF RPGI'S DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth information relating to the ownership of RPGI common stock as of April 29, 1998 by (i) each of RPGI's directors and executive officers and (ii) all of RPGI's directors and executive officers as a group.


                                   Shares of           Percent of RPGI    Shares of             Percent of
                                   RPGI Common         Common Stock       CFC Common            CFC Common
                                   Stock Owned Prior   Owned Prior        Stock Owned           Stock Owned
Name of Beneficial Owner           to the Merger       to the Merger      after the Merger(1)   after the Merger
-----------------------------      -------------       -------------      -----------------     ----------------
Edward J. Sebastian                457,732(2)             5.04%                  45,736(3)            *
Angelo R. Palombi                   56,719(4)                *                    2,807               *
Owen S. Crihfield(5)                   -0-                 N/A                      -0-             N/A
John W. Currie                      50,000                   *                    2,475               *
Susan L. DeCarlo(6)                    -0-                 N/A                      -0-             N/A
Michael T. Smith                    10,000                   *                   14,346(7)            *
R. Dean Dougherty                   33,888                   *                    1,677               *
Gary Bruce Thomas                   40,436                   *                    2,001               *
L. Dale Savage                       4,945                   *                      244               *
All directors and executive        653,720                7.20%                  69,286               *
officers as a group (9 persons)

----------------
*Less than one percent

(1) Assuming receipt of the base (non-contingent) consideration only, an average CFC common stock price of $25.00 per share and a conversion ratio of .0495 shares of CFC common stock received for each share of RPGI common stock, with cash paid for fractional shares.

(2) Includes 8,000 shares owned by members of Mr. Sebastian's immediate family and 7,732 shares held in RBC's ESOP which have been allocated to Mr. Sebastian.

(3) Includes 17,082 shares owned prior to the Merger by Mr. Sebastian and 5,997 shares owned prior to the Merger by members of Mr. Sebastian's immediate family.

(4)  Includes 6,000 shares owned by members of Mr. Palombi's immediate family.

(5) Mr. Crihfield is serving on the RPGI Board as a nominee of Saugatuck Capital Company Limited Partnership II ("Saugatuck"). For information concerning the RPGI common stock ownership of Saugatuck, see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF RPGI -- Beneficial Owners of Five Percent or More of RPGI Common Stock."

(6) Ms. DeCarlo is serving on the RPGI Board as a nominee of Benefit Capital Management Corporation ("BCMC"). For information concerning the RPGI common stock ownership of BCMC, see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF RPGI -- Beneficial Owners of Five Percent or More of RPGI Common Stock."

(7)  Includes 13,851 shares owned by Mr. Smith before the Merger.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

         At the Effective Time, the shares of RPGI common stock will be converted into shares of CFC common stock, except that cash will be paid in lieu of fractional shares of CFC common stock. Accordingly, shareholders of RPGI who do not dissent from the Merger will become shareholders of CFC, and their rights as CFC shareholders will be determined by CFC's Articles of Incorporation and Bylaws. The rights of CFC shareholders differ from the rights of RPGI's shareholders with respect to certain matters, including the amendment of the articles of incorporation, shareholder approval of certain business combinations, the removal of directors and standards for director liability.

         A comparison of the respective rights of RPGI's shareholders and CFC's shareholders with respect to these matters is set forth immediately below. A description of the CFC common stock is set forth below under "CAROLINA FIRST CORPORATION CAPITAL STOCK."

GENERAL

         CFC and RPGI are both South Carolina corporations subject to the provisions of the South Carolina Business Corporation Act of 1988, as amended (the "SCBCA"). Shareholders of RPGI who do not dissent from the Merger will, upon consummation of the Merger become shareholders of CFC. The rights of such shareholders will thus be governed by the SCBCA and the Articles of Incorporation and Bylaws of CFC.

         Set forth below are the material differences between the rights of an RPGI shareholder under the RPGI Articles of Incorporation and Bylaws, on the one hand, and the rights of a CFC shareholder under the CFC Articles of Incorporation and Bylaws, on the other hand.

         CFC is also subject to certain additional rules by virtue of its being traded on the Nasdaq Stock Market. The following summary does not reflect any rules of Nasdaq that may apply to CFC in connection with the matters discussed. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the SCBCA and the constituent documents of each corporation.

AUTHORIZED CAPITAL

         RPGI. The authorized capital stock of RPGI consists of 25,000,000 shares of RPGI common stock (par value $0.01 per share) and 5,000,000 shares of RPGI preferred stock. As of March 10, 1998, RPGI had 9,082,126 shares of common stock outstanding and no shares of preferred stock outstanding.

         CFC. The authorized capital stock of CFC consists of 100,000,000 shares of CFC common stock (par value $1.00 per share) and 10,000,000 shares of "blank check" preferred stock. As of March 10, 1998, CFC had 17,709,741 shares of common stock outstanding and no shares of preferred stock outstanding.

AMENDMENT OF ARTICLES OF INCORPORATION OR BYLAWS

         RPGI. Unless the SCBCA specifically requires a different vote or the RPGI Board, in recommending an amendment, requires a greater vote, the RPGI Articles of Incorporation provide that amendments to the Articles may be approved by a majority of the shares entitled to vote. The RPGI Articles also require, in addition to any other shareholder approval required by law or otherwise, an affirmative vote of the holders of 80% or more of the voting power of the outstanding shares of capital stock of RPGI entitled to vote generally in the election of directors to amend or repeal, or to adopt any provision inconsistent with, the provision of the RPGI Articles imposing an 80% shareholder voting requirement for the approval of certain mergers, share exchanges, liquidations, reclassifications of securities, recapitalizations and transactions with certain shareholders or their affiliates. (See "-- Shareholder Voting in Certain Business Combinations.")

         CFC. CFC's Articles of Incorporation require an 80% affirmative vote of shareholders entitled to vote thereon to amend provisions of its Articles of Incorporation relating to the following issues unless 80% of the directors approve the amendment:

                    (i) supermajority voting requirements to approve certain mergers, sales or exchanges of assets or stock exchanges (See "-- Shareholder Voting in Certain Business Combinations");
                    (ii) provisions regarding the Board of Director's powers to evaluate proposals for business combinations;
                    (iii) provision of notice requirements for shareholder nominations of directors;
                    (iv) supermajority voting requirements for removal of directors without cause;
                    (v) provision of staggered terms for three classes of directors; and
                    (vi) supermajority voting provisions for dissolution of CFC.

If 80% of the directors approve amendments pertaining to the Articles of Incorporation listed above, then only a two-thirds affirmative vote of shareholders is needed to approve the amendments. With respect to other amendments, the SCBCA provides that unless a specific provision of the SCBCA requires a different vote or the Board of Directors, in recommending an amendment, requires a greater vote, amendments to the CFC Articles of Incorporation must be approved by a two-thirds affirmative vote.

SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS

         The SCBCA permits the number of directors to be set in the articles of incorporation or bylaws. If there are six or more directors, the SCBCA permits division of the directors into two or three classes, each as nearly as possible equal in number, with one class being elected annually. The SCBCA requires a shareholder vote to change the number of directors by more than 30% from the number last approved by the shareholders. If a corporation's articles or bylaws permit, the current board may vote to increase or decrease the number of directors by 30% or less from the number last approved by the shareholders. Under the SCBCA, the articles or bylaws may establish a variable range for the size of the board. Either the shareholders or the board of directors may change the number of directors within the variable range, but only the shareholders can alter the range or change from a variable board size to a fixed one. The SCBCA permits cumulative voting for directors unless a corporation's articles of incorporation provide otherwise.

         RPGI. The RPGI Bylaws state that the number of directors shall be not less than three and not more than 15, as determined from time to time by the Board of Directors. RPGI's Articles of Incorporation provide that when the size of the RPGI Board is fixed at six or greater, the directors shall be divided into three classes, as equal in number as possible, and elected for staggered terms. The RPGI Board is currently comprised of six persons.

         CFC. CFC's Bylaws permit the Board of Directors to increase or reduce the number of directors. If the number of directors is nine or greater, CFC's Articles of Incorporation divide the Board into three classes, as equal in size as possible, to be elected for staggered terms. The Bylaws provide that either the Board of Directors or the shareholders may change the number of directors on the Board. The CFC Board of Directors is currently comprised of 13 directors.

SHAREHOLDER NOMINATION OF DIRECTORS

         RPGI. Under RPGI's Bylaws, shareholders entitled to vote to elect directors may nominate directors for election. Nominations must be received at the principal executive offices of RPGI no later than 60 days and no earlier than 90 days before the meeting at which directors are to be elected. If shareholders are given less than 70 days notice of a special meeting, they must submit nominations within 10 days of the day on which notice of the meeting was made public or mailed to shareholders. Nominations must conform to informational requirements stated in the Bylaws.


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         CFC. Under CFC's Bylaws, shareholders entitled to vote to elect directors may nominate directors for election. Nominations must be received at the principal executive offices of CFC no later than 30 days and no earlier than 60 days before the annual meeting at which directors are elected. Nominations must conform to informational requirements stated in the Bylaws. Holders of CFC preferred stock may elect directors under specified circumstances.

REMOVAL OF DIRECTORS BY SHAREHOLDERS

         RPGI. RPGI's shareholders may remove one or more directors with or without cause as provided by the SCBCA.

         CFC. In accordance with the SCBCA and the CFC Articles of Incorporation, except for directors elected under specified circumstances by holders of CFC preferred stock, any director or the entire Board of Directors of CFC may be removed without cause only upon the affirmative vote of at least 80% of the outstanding shares of capital stock.

STANDARDS FOR DIRECTOR LIABILITY

         RPGI. The SCBCA permits corporations that have a class of voting shares registered under Section 12 of the Securities Exchange Act of 1934, gross assets at the end of their most recent fiscal year of $25 million or more or 500 or more shareholders of any class of stock to adopt provisions in their articles of incorporation that eliminate or limit the personal liability of directors to the corporation or its shareholders for breach of fiduciary duty except with respect to liability (a) for breach of a director's duty of loyalty to the corporation or shareholders; (b) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law; (c) imposed under Section 33-8-330 of the SCBCA (unlawful distributions); or, (d) for any transaction from which the director derived an improper personal benefit. The RPGI Articles provide for the elimination of directors' liability to the extent permitted by the SCBCA beginning on the date that the corporation first meets one of the aforementioned prerequisites. RPGI currently does not meet any of the SCBCA prerequisites.

         CFC. The CFC Articles of Incorporation eliminate personal liability for directors to the extent permitted by the SCBCA.

DIRECTOR AND OFFICER INDEMNIFICATION

         RPGI. RPGI's Bylaws state that the corporation shall indemnify all persons whom it is permitted to indemnify (i.e., directors, officers, employees and agents) to the fullest extent allowed by the SCBCA, so long as such persons have conducted themselves in good faith and reasonably believed that their conduct was not opposed to RPGI's best interests.

         CFC. CFC's Bylaws provide for indemnification of directors for expenses and for the advancement of expenses to the maximum extent permitted by applicable law. The Bylaws authorize the Board of Directors to grant indemnification rights to other employees and agents of the corporation to the fullest extent permitted by law.

SHAREHOLDER MEETINGS

         RPGI. Pursuant to RPGI's Bylaws, RPGI may have special meetings called by (i) the Chief Executive Officer, (ii) the Chairman of the Board of Directors,
(iii) a majority of the Board of Directors or (iv) the Chief Executive Officer upon the request of the holders of at least 10% of all the votes entitled to be cast on the issue(s) proposed to be considered at the special meeting.

         Shareholders may propose business for consideration at shareholder meetings. Shareholders must give notice of proposals to the Secretary of RPGI, which must be received at the principal executive offices of RPGI no more than 90 days and no less than 60 days prior to the meeting. In the event that shareholders

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receive less than 70 days notice of a meeting, notice of shareholder proposals must be received by the Secretary within 10 days following the day on which notice of the meeting was mailed to shareholders or made public.

         CFC. Pursuant to CFC's Bylaws, the corporation may have special meetings called by the President, the Board of Directors, or by request of holders of 10% of all outstanding votes of the corporation entitled to be cast on any issue at the meeting. If the Board of Directors does not set a record date, the Bylaws list default record dates for various types of meetings and business.

         If shareholders wish to request a special meeting, they must first give written notice to the secretary of the corporation requesting that a record date be fixed. The Board of Directors must fix the record date within 10 days of receipt of the request. CFC must receive, within 60 days of the record date, written requests from the requisite 10% of shareholders requesting the special meeting for the shareholder request to be valid. If an adequate number of valid written requests are received, the Board of Directors must set a new record date for the special meeting and give notice of the meeting to shareholders within 30 days of the date on which the 10% written request requirement was satisfied.

         Shareholders may propose business for shareholder meetings. Shareholders must deliver notice of their proposals to the principal place of business of CFC no more than 90 days and no less than 60 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the annual meeting is more than 30 days before or 60 days after the anniversary of the previous annual meeting, notice of shareholder proposals must be delivered no more than 90 and no less than 60 days prior to the meeting or no later than the 10th day following the announcement of the meeting. The notice must meet certain requirements specified in the Bylaws.

SHAREHOLDER VOTING IN GENERAL

         RPGI. In general, RPGI's Articles of Incorporation provide that the vote required for any corporate action for which the SCBCA establishes a supermajority vote unless a corporation's articles of incorporation provide otherwise shall be a majority of the votes entitled to be cast on the issue in question.

         CFC. Neither the CFC Articles of Incorporation nor its Bylaws include a similar provision.

SHAREHOLDER VOTING IN CERTAIN BUSINESS COMBINATIONS

         RPGI. With the exceptions set forth below, the RPGI Articles prohibit the following transactions (defined in the Articles as "Business Combinations") unless they are approved by the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of capital stock of RPGI entitled to vote generally in the election of directors:

         (i) any merger or consolidation of RPGI or any of its subsidiaries with (a) any Interested Stockholder (as defined below) or (b) any other person which is, or after such merger or consolidation would be, an affiliate of an Interested Stockholder;
         (ii) any plan of exchange for all outstanding shares of RPGI or any of its subsidiaries or for any class of shares of RPGI or any of its subsidiaries with (a) any Interested Stockholder or (b) any other person which is, or after such plan of exchange would be, an affiliate of an Interested Stockholder;
         (iii) any disposition to or with any Interested Stockholder or an affiliate thereof of any assets of RPGI or any of its subsidiaries having an aggregate fair market value of 10% or more of the total assets of RPGI and its subsidiaries;
         (iv) the issue or transfer by RPGI or any of its subsidiaries of any securities of RPGI or any of its subsidiaries to any Interested Stockholder or any affiliate thereof in exchange for cash, securities or other property having a fair market value of 10% or more of the total assets of RPGI and its subsidiaries;

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



         (v) the adoption of any plan or proposal for the liquidation or dissolution of RPGI proposed by or on behalf of an Interested Stockholder or any affiliate thereof; or
         (vi) any reclassification of securities, recapitalization of RPGI or any merger or consolidation of RPGI with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate share of the outstanding class of equity or convertible securities of RPGI or any of its subsidiaries which is directly or indirectly owned by any Interested Stockholder or any affiliate thereof.

An "Interested Stockholder" is defined, with certain exceptions, as any person who or which: (i) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors ("Voting Stock"); (ii) is an affiliate of RPGI and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding Voting Stock; or (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession has occurred in the course of one or more transactions not involving a public offering (within the meaning of the Securities Act, as amended).

         This 80% voting requirement does not apply if the Business Combination is approved by a majority of the Continuing Directors (as defined in the RPGI Articles) or meets certain criteria regarding the amount and form of the consideration offered as well as certain procedural requirements as specified in the Articles.

         CFC. The CFC Articles of Incorporation require the affirmative vote of 80% of the outstanding stock of CFC entitled to vote for approval of the following actions unless 80% of the directors of CFC have approved the action and recommended it without condition:

         (i) a merger of CFC or any of its subsidiaries with any other corporation;
         (ii) the sale or exchange of all or a substantial part of CFC's assets to or with any other corporation; or
         (iii) the issue or delivery of CFC stock or other CFC securities in exchange or payment for properties or assets of or securities issued by any other corporation.

Transactions solely between CFC and another corporation are excluded from this 80% approval requirement if CFC owns 50% or more of the other corporation's voting stock.

CHANGE IN CONTROL, BUSINESS COMBINATIONS AND ANTI-TAKEOVER PROVISIONS

         RPGI. In 1988, South Carolina enacted statutes governing corporate "control share acquisitions" (the "South Carolina Control Share Acquisition Law") and "business combinations" (the "South Carolina Business Combination Law"). Neither the South Carolina Control Share Acquisition Law nor the South Carolina Business Combination Law apply to RPGI.

         CFC. Both the South Carolina Control Share Acquisition Law and the South Carolina Business Combination Law apply to CFC. In addition, CFC has adopted a Shareholders' Rights Agreement that may have certain anti-takeover effects.

         South Carolina Control Share Acquisition Law. Unless a corporation has opted out of the provisions of the South Carolina Control Share Acquisition Law before the "control share acquisition" in question through an amendment to its articles of incorporation or bylaws, "control shares" of the corporation acquired in a "control share acquisition" have no voting rights unless and until granted by resolution approved by a majority of the shares of each voting group, excluding all "interested shares." "Interested shares" are shares of the corporation voted by an acquiring person or a member of a group with

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respect to a "control share acquisition," any officer of the corporation or any employee of the corporation who is also a director of the corporation.

         If authorized by such a corporation's articles of incorporation or bylaws before a "control share acquisition" has occurred, "control shares" acquired in a "control share acquisition" may under certain circumstances be subject to redemption by the corporation at the fair value thereof.

         Unless otherwise provided in such a corporation's articles of incorporation or bylaws before a "control share acquisition" has occurred, if "control shares" acquired in a "control share acquisition" are accorded full voting rights which will constitute a majority or more of all voting power, all shareholders of the corporation have dissenters' rights to receive fair value for their shares.

         For purposes of the South Carolina Control Share Acquisition Law, "control shares" are shares, the acquisition of which would give a person, acting alone or with a group, the power to exercise, or direct the exercise of, one of the following amounts of voting power in an election of directors: (i) one-fifth or more but less than one-third of all voting power, (ii) one-third or more but less than a majority of all voting power or (iii) a majority or more of all voting power. For purposes of the law, a "control share acquisition" means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares." Among certain other circumstances, a "control share acquisition" is deemed not to occur when the share acquisition is pursuant to a merger or plan of share exchange where the corporation is a party to the agreement of merger or plan of share exchange. Accordingly, the statute would not, by its terms, apply to the Merger Agreement.

         South Carolina Business Combination Law. The law prohibits specified "business combinations" with "interested shareholders" unless certain conditions are satisfied. The act defines an "interested shareholder" as any person (other than the corporation or any of its subsidiaries) that (i) beneficially owns 10% or more of the corporation's outstanding voting shares or (ii) at any time within the preceding two-year period beneficially owned 10% of the voting power of the corporation's outstanding shares and is an affiliate or associate of the corporation. Excluded from the statute's coverage is any "business combination" with any person that beneficially owned in excess of 10% of the corporation's voting shares prior to April 23, 1988.

         Covered business combinations with interested shareholders or an affiliate or associate of an interested shareholder include, among other transactions: (i) merger of the corporation; (ii) sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having a value equal to 10% or more of the value of all assets of the corporation, the value of all outstanding shares of the corporation, or the earning power or net income of the corporation; (iii) transfer of shares of the corporation equaling 5% or more of the market value of all outstanding shares of the corporation; and (iv) dissolution or liquidation of the corporation proposed by or under an arrangement with an interested shareholder or its affiliate or associate.

         Covered business combinations are prohibited unless (i) the board of directors of the corporation approved of the business combination before the interested shareholder became an interested shareholder; (ii) a majority of shares not beneficially owned by the interested shareholder approved the combination; and (iii) certain transactional requirements are met. Covered business combinations are prohibited for two years after an interested shareholder becomes interested unless the board of directors of the corporation approved of the business combination before the interested party became interested.

         Shareholders' Rights Agreement. CFC has adopted a Shareholders' Rights Agreement, discussed below, which may serve to impede certain takeovers not favored by the CFC board of directors. See "CAROLINA FIRST CORPORATION CAPITAL STOCK -- Certain Matters -- Shareholders' Rights Agreement."



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ACTION BY SHAREHOLDERS WITHOUT A MEETING

         RPGI. RPGI's shareholders may act without a meeting as provided in the SCBCA. RPGI has no restriction similar to CFC's 60-day limit described below for the receipt of consents to shareholder action without a meeting.

         CFC. All consents required for action by shareholders without a meeting must be received within 60 days of the receipt by the corporation of the first consent.

DISSOLUTION

         RPGI. As described above (see "-- Shareholder Voting in Certain Business Combinations"), the RPGI Articles require an affirmative vote by 80% of the holders of shares of capital stock generally entitled to vote in the election of directors to approve a plan of dissolution or liquidation proposed by or on behalf of any Interested Stockholder, unless the plan is approved by a majority of the Continuing Directors (as defined in the RPGI Articles) or unless certain conditions are met regarding the amount and form of the consideration to be received by the shareholders.

         CFC. Any plan of dissolution proposed by or under an arrangement with an interested shareholder or an associate is subject to the South Carolina Business Combination Law as set forth above (See "-- Change in Control, Business Combinations and Anti-Takeover Provisions").


                    CAROLINA FIRST CORPORATION CAPITAL STOCK

COMMON STOCK

         CFC has 100,000,000 shares of common stock authorized, of which 17,709,741 shares were outstanding as of April 15, 1998. The holders of the CFC common stock are entitled to dividends when, as and if declared by the Board of Directors in their discretion out of funds legally available therefor. The principal source of funds for CFC is dividends from its subsidiaries. CFC's subsidiaries are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "INFORMATION ABOUT CAROLINA FIRST CORPORATION." All outstanding shares of CFC common stock are fully paid and nonassessable. No holder of CFC common stock has any redemption or sinking fund privileges, any preemptive or other rights to subscribe for any other shares or securities, or any conversion rights. In the event of liquidation, the holders of CFC common stock are entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them, subject to the rights of any senior stock which may be issued in the future. Holders of the CFC common stock are entitled to one vote per share.

PREFERRED STOCK

         CFC has 10,000,000 shares of "blank check" preferred stock authorized ("Preferred Stock"), none of which is outstanding. CFC's Board of Directors has the sole authority, without shareholder vote, to issue shares of authorized but unissued Preferred Stock to whomever and for whatever purposes it, in its sole discretion, deems appropriate. The relative rights, preferences and limitations of the Preferred Stock are determined by CFC's Board of Directors in its sole discretion. Among other things, the Board may designate with respect to the Preferred Stock, without further action of the shareholders of CFC, the dividend rate and whether dividends shall be cumulative or participating or possess other special rights, the voting rights, CFC's rights and terms of redemption, the liquidation preferences, any rights of conversion and any terms related thereto, and the price or other consideration for which the Preferred Stock shall be issued. The Preferred Stock could be utilized by CFC to impede the ability of third parties who attempt to acquire control of CFC without the cooperation of CFC's Board of Directors.




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CERTAIN MATTERS

         SHAREHOLDERS' RIGHTS AGREEMENT. In 1993, the CFC Board of Directors adopted a Shareholders' Rights Agreement, which was subsequently amended and restated in December 1996 ("Rights Agreement"). Under the Rights Agreement, the Board of Directors declared a distribution of one common stock purchase right (a "Right") for each outstanding share of CFC common stock outstanding on November 23, 1993 and each share to be issued by CFC thereafter. Each Right entitles the registered holder to purchase from CFC one-half share of CFC common stock at a cash exercise price of $30.00, subject to adjustment.

         Initially, the Rights are not exercisable and no separate right certificates are distributed. However, the Rights will separate from the CFC common stock and a "Distribution Date" will occur upon the earlier of (i) the close of business on the 10th calendar day after the Share Acquisition Date (as defined below), or (ii) the close of business on the 10th business day after the date of (x) the commencement, by any person, other than an "exempt person", of, or (y) the first public announcement of the intention of any person (other than an exempt person) to commence, a tender or exchange offer if, upon consummation thereof, such person would be an Acquiring Person (defined as a person or group which has acquired beneficial ownership of 20% or more of the outstanding shares of the CFC common stock) (the date of said announcement being referred to as the "Share Acquisition Date"). Until the Distribution Date, (i) the Rights will be evidenced by the CFC common stock certificates and will be transferred with and only with such certificates, and (ii) the surrender for transfer of any certificates for CFC common stock will also constitute the transfer of the Rights associated with the CFC common stock represented by such certificate. The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 18, 2006, unless previously redeemed by CFC as described below. As soon as practicable after the Distribution Date, rights certificates will be mailed to holders of record of CFC common stock as of the close of business on the Distribution Date and, thereafter, the separate rights certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of CFC common stock issued prior to the Distribution Date will be issued with Rights.

         ln the event that (i) a person acquires beneficial ownership of 20% or more of the CFC common stock, (ii) CFC is the surviving corporation in a merger with an Acquiring Person or any Affiliate or Associate (as defined in the Rights Agreement) and the CFC common stock is not changed or exchanged, (iii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, or (iv) an event occurs which results in an Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), proper provision will be made so that each holder of a Right will thereafter have the right to receive upon exercise thereof at the then current exercise price, that number of shares of CFC common stock (or in certain circumstances, cash, property, or other securities of CFC) having a market value of two times such exercise price. However, the Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable as set forth below. Notwithstanding any of the foregoing, Rights that are or were beneficially owned by an Acquiring Person shall become null and void. In the event that following the Share Acquisition Date, (i) CFC is acquired in a merger or other business combination transaction, or (ii) 50% or more of CFC's assets or earning power is sold, each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Right. At any time after any person becomes an Acquiring Person and prior to such time such Acquiring Person, together with its Affiliates and Associates, becomes the beneficial owner of 50% or more of the outstanding CFC common stock, the Board of Directors may exchange the Rights (other than Rights which have become void), in whole or in part, at the exchange rate of one share of CFC common stock per Right, subject to adjustment as provided in the Rights Agreement.

         The exercise price payable, and the number of shares of CFC common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the CFC common stock, (ii) if holders of the CFC common stock are granted certain rights or warrants to subscribe for CFC common stock or securities convertible into CFC common stock at less than the current market price of the CFC common stock, or (iii) upon the distribution to holders of the CFC common stock

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of evidence of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

         The Rights may be redeemed in whole, but not in part, at a price of $.001 per Right (payable in cash, CFC common stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors at any time prior to a Share Acquisition Date or the final expiration Date of the Rights (whichever is earlier); provided that under certain circumstances, the Rights may not be redeemed unless there are Disinterested Directors (as defined in the Rights Agreement) in office and such redemption is approved by a majority of such Disinterested Directors. After the redemption period has expired, CFC's right of redemption may be reinstated upon the approval of the Board of Directors if an Acquiring Person reduces his beneficial ownership to 15% or less of the then-outstanding shares of CFC common stock in a transaction or series of transactions not involving CFC and there are no other Acquiring Persons. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

         Any of the provisions of the Rights Agreement may be amended by the Board of Directors of CFC prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement, other than those relating to the principal economic terms of the Rights, may be amended by the Board to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement. Amendments adjusting time periods may, under certain circumstances, require the approval of a majority of Disinterested Directors, or otherwise be limited. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Shareholder Rights Agreement, a copy of which has been included in CFC's public filings with the Securities and Exchange Commission.

         BOARD OF DIRECTORS.

         Classification of Board of Directors. CFC's Board of Directors currently consists of 13 persons. In accordance with its Articles of Incorporation, whenever the Board consists of nine or more persons, the Board shall be divided into three classes of directors (with each class having as close to an equal number of directors as possible). The members of each class are elected for staggered three-year terms. The staggering of Board terms has the effect of making it more difficult to replace current Directors than would otherwise be the case. Accordingly, unless the shareholders vote to remove one or more Directors as described below, it would take three annual meetings for shareholders to change the members of the entire Board of Directors. CFC's Articles of Incorporation also provide that any shareholder entitled to vote for the election of directors may make nominations for the election of directors only by giving written notice to the Secretary of CFC at least 30 days but not more than 60 days prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the Board of Directors.

         Removal of Directors. CFC's Articles of Incorporation require the affirmative vote of the holders of not less than 80% of the outstanding voting securities of CFC to remove any Director or the entire Board of Directors without cause. Directors may be removed for cause as provided under South Carolina law.

         Limitation of Director Liability. The members of the Board of Directors of CFC are exempt under CFC's Articles of Incorporation from personal monetary liability to the extent permitted by Section 33-2- 102(e) of the SCBCA. This statutory provision provides that a director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law, (iii) imposed under Section 33-8-330 of the SCBCA (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit.

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         Evaluation of Proposed Business Combinations. CFC's Articles of
Incorporation provide that the Board of Directors, when evaluating any proposed business combination with CFC, shall give due consideration to (i) all relevant factors, including without limitation, the social, legal, environmental and economic effects on the employees, customers, suppliers and other constituencies of CFC, and on its subsidiaries, the communities and geographical areas in which CFC and its subsidiaries operate or are located, and on any of the businesses and properties of CFC or any of its subsidiaries, as well as such other factors as the directors deem relevant, and (ii) not only the consideration being offered in relation to the then current market price for CFC's outstanding shares, but also in relation to the then current value of CFC in a freely-negotiated transaction and in relation to the Board of Directors' estimate of the future value of CFC (including the unrealized value of its properties and assets) as an independent going concern.

         VOTING.

         Voting For Directors. CFC's Articles of Incorporation provide that shareholders may not cumulate votes for the election of directors. Accordingly, holders of more than 50% of the shares voting at the election of directors can elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares (less than 50%) voting are not able to elect any board members. In cases where there are more nominees for Directors than positions available, the nominees receiving the largest number of votes are elected.

         Supermajority Voting Requirements. CFC's Articles of Incorporation require the affirmative vote of holders of at least 80% of the outstanding stock of CFC entitled to vote for approval before CFC may (i) merge or consolidate with any other corporation, (ii) sell or exchange all or a substantial part of its assets to or with any other corporation, or (iii) issue or deliver any stock or other securities of its issue in exchange or payment for any properties or assets of any other corporation, or securities issued by any other corporation, or in a merger of any subsidiary of CFC with or into any other corporation (the foregoing being hereinafter referred to as a "business combination"). This 80% supermajority is reduced to the percentage required by applicable law if such business combination was approved (or adopted) and recommended without condition by the affirmative vote of at least 80% of the directors. The Articles of Incorporation expressly permit the Board of Directors to condition its approval (or adoption) of any business combination upon the approval of holders of at least 80% of the outstanding stock of CFC entitled to vote on such business combination. The 80% supermajority provision is not applicable to any transaction solely between CFC and another corporation, 50% or more of the voting stock of which is owned by CFC. Under present South Carolina law, a merger or the sale of substantially all the assets requires the approval of holders of at least two-thirds of the outstanding shares entitled to vote. The amendment of the foregoing business combination provisions requires the approval of holders of at least 80% of the outstanding shares entitled to vote. The foregoing supermajority voting provision could impede the ability of third parties who attempt to acquire control of CFC without the cooperation of CFC's Board of Directors.

         TRANSFER AGENT. The transfer agent for the CFC common stock is Reliance Trust Company, Atlanta, Georgia.

         DIVIDEND REINVESTMENT PLAN. CFC has in place a dividend reinvestment plan with respect to the CFC common stock. As set forth in the plan, holders of such shares may elect to receive CFC common stock in lieu of receiving the cash dividends to which such holder may otherwise be entitled. The plan also provides for purchases of CFC common stock through optional cash payments.

                                 LEGAL MATTERS

         Certain legal matters in connection with the Merger Agreement, including the validity of the CFC Shares offered hereby, will be passed upon for CFC by Wyche, Burgess, Freeman & Parham, P.A., Greenville, South Carolina. As of March 25, 1998, members and attorneys of Wyche, Burgess, Freeman & Parham, P.A. beneficially owned a total of approximately 20,751 shares of CFC common stock.

         Certain legal matters in connection with the Merger Agreement will be passed upon for RPGI by McNair Law Firm, P.A. John W. Currie, a member of McNair Law Firm, P.A., is a director of RPGI. As of March 25, 1998, members and attorneys of McNair Law Firm, P.A. beneficially owned a total of approximately 56,808 shares of RPGI common stock.

                                    EXPERTS

         The financial statements of RPGI as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Proxy Statement/Prospectus have been so included in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of CFC as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 OTHER MATTERS

         The RPGI Board is not aware of any other matters which may be presented for action at the RPGI Special Meeting, but if other matters do properly come before the meeting, it is intended that the shares of RPGI common stock represented by proxies in the accompanying form will be voted by the persons named in the proxies in accordance with their best judgment.

                        RESOURCE PROCESSING GROUP, INC.
                              FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1996 AND 1997

                          INDEX TO FINANCIAL STATEMENTS

                         RESOURCE PROCESSING GROUP, INC.


                                                                                                        PAGE

Report of Independent Accountants........................................................................F-2
Balance Sheet as of December 31, 1996 and 1997...........................................................F-3
Statement of Income for the years ended December 31, 1995,
  1996 and 1997..........................................................................................F-4
Statement of Changes in Shareholders' Equity
 for the years ended December 31, 1995, 1996 and 1997....................................................F-5
Statement of Cash Flows for the years ended December 31, 1995,
  1996 and 1997..........................................................................................F-6
Notes to Financial Statements............................................................................F-7



                       [PRICE WATERHOUSE LLP LETTERHEAD]

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and
Shareholders of Resource Processing Group, Inc.

In our opinion, the accompanying balance sheet and the related statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Resource Processing Group, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of Resource Processing Group, Inc.; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ Price Waterhouse LLP
Columbia, South Carolina
March 23, 1998

RESOURCE PROCESSING GROUP, INC.
BALANCE SHEET
(DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                                                    DECEMBER 31,
                                                                               1996             1997
                                                                               ----             ----
ASSETS
Current assets:
   Cash                                                                      $       70    $          346
   Securities purchased under agreement
     to resell                                                                        -             3,956
   Accounts receivable, net                                                       4,526             1,241
   Other current assets                                                             292               862
                                                                            ------------   ---------------

        Total current assets                                                      4,888             6,405

   Property and equipment, net                                                    2,722             2,508
   Deferred contract costs                                                       16,275            10,334
   Other assets                                                                      12                11
                                                                            ------------   ---------------

        Total assets                                                         $   23,897    $       19,258
                                                                            ------------   ---------------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Notes payable to banks                                                    $    1,800    $            -
   Accounts payable and accrued expenses                                          1,085             2,630
                                                                            ------------   ---------------

        Current liabilities                                                       2,885             2,630

   Note payable to Resource Bancshares Corporation                                2,267             2,267
   Obligation to issue common stock                                               1,951                 -
   Deferred income taxes payable                                                  5,845             3,757
                                                                            ------------   ---------------

        Total liabilities                                                        12,948             8,654
                                                                            ------------   ---------------

Shareholders' equity:
   Preferred stock, $.01 par value, 5,000,000 shares
    authorized; no shares issued and outstanding
   Common stock, $.01 par value, 25,000,000 shares authorized; 8,610,598 and
    9,082,126 shares issued and outstanding at December 31, 1996
    and 1997, respectively                                                           86                91
   Additional paid in capital                                                     5,779             7,725
   Retained earnings                                                              5,084             2,788
                                                                            ------------   ---------------

        Total shareholders' equity                                               10,949            10,604
                                                                            ------------   ---------------

   Contingencies (Note 9)

        Total liabilities and shareholders' equity                            $  23,897    $       19,258
                                                                            ------------   ---------------

   The accompanying notes are an integral part of these financial statements.

RESOURCE PROCESSING GROUP, INC.
STATEMENT OF INCOME
(DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                                               FOR THE
                                                                        YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------------------
                                                               1995             1996                  1997
                                                               ----             ----                  ----
Revenues                                                 $      11,637      $     18,424      $       19,912

Operating expenses:
Acquired products and services                                   6,381            10,046              11,660
Contract impairment provision                                        -               600               3,638
Selling, general and administrative expenses                     3,798             6,741               8,268
                                                         --------------  ----------------    -----------------

Income (loss) from operations                                    1,458             1,037              (3,654)

Interest income                                                    462               200                 196
Interest expense                                                   (67)             (509)               (279)
                                                         --------------  ----------------    -----------------

Income (loss) before provision (benefit)
  for income taxes                                               1,853               728              (3,737)

Provision (benefit) for income taxes                               697               280              (1,441)
                                                         --------------  ----------------    -----------------

Net income (loss)                                        $       1,156      $        448      $       (2,296)
                                                         --------------  ----------------    -----------------

Net income (loss) per share - basic and diluted          $         .13      $        .05      $         (.25)
                                                         --------------  ----------------    -----------------

Weighted average shares outstanding - basic and diluted      8,610,598         8,610,598            9,082,126
                                                         --------------  ----------------    -----------------

   The accompanying notes are an integral part of these financial statements.

RESOURCE PROCESSING GROUP, INC.
STATEMENT OF CHANGES IN SHAREHOLDERS'
EQUITY
(DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                                           ADDITIONAL                         TOTAL
                                              SHARES          COMMON          PAID IN        RETAINED      SHAREHOLDERS'
                                           OUTSTANDING        STOCK          CAPITAL        EARNINGS         EQUITY
                                           -----------        -----          -------        --------         ------
Balance at December 31, 1994                 8,610,598             1            2,820          3,480             6,301

Net income                                                                                     1,156             1,156
                                          -------------  ------------   --------------  -------------  ----------------
Balance at December  31, 1995                8,610,598             1            2,820          4,636             7,457

Net income                                                                                       448               448

Recapitalization of Resource
   Processing Group, Inc.                                         85            2,959                            3,044
                                          -------------  ------------   --------------  -------------  ----------------
Balance at December 31, 1996                 8,610,598            86            5,779          5,084            10,949

Shares issued in satisfaction of
   obligation assumed in Separation            471,528             5            1,946                            1,951

Net loss                                                                                      (2,296)           (2,296)
                                          -------------  ------------   --------------  -------------  ----------------
Balance at December 31, 1997                 9,082,126   $        91    $       7,725   $      2,788   $        10,604
                                          -------------  ------------   --------------  -------------  ----------------

   The accompanying notes are an integral part of these financial statements.

RESOURCE PROCESSING GROUP, INC.
STATEMENT OF CASH FLOWS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                               FOR THE
                                                                                       YEAR ENDED DECEMBER 31,
                                                                          --------------------------------------------------
                                                                                 1995             1996              1997
                                                                                 ----             ----              ----
Cash flows from operating activities:
   Net income (loss)                                                      $        1,156   $           448   $       (2,296)

   Adjustments to reconcile net income (loss) to net
      cash provided by (used in) operating activities:
        Depreciation and other amortization                                          179              317               444
        (Increase) decrease in accounts receivable                                (1,065)            (510)            3,286
        Increase in other current assets                                             (37)            (212)             (570)
        (Increase) decrease in deferred contract costs                            (3,125)         (12,857)            5,942
        Decrease in other assets                                                      (2)             (27)               (1)
        (Decrease) increase in accounts payable and accrued
          expenses                                                                  (725)             771             1,545
        Deferred tax expense (benefit)                                             1,243            4,554            (2,088)
                                                                          ---------------  ---------------   ---------------
          Net cash provided by (used in) operating
            activities                                                            (2,376)          (7,516)            6,262
                                                                          ---------------  ---------------   ---------------
   Cash flows from investing activities:
      Reimbursement for leasehold improvements by
        landlord                                                                       -                -                75
      Purchases of property and equipment                                           (515)          (2,273)             (306)
      Disposal of property and equipment                                               -               58                 1
                                                                          ---------------  ---------------   ---------------
          Net cash used in investing activities                                     (515)          (2,215)             (230)
                                                                          ---------------  ---------------   ---------------
   Cash flows from financing activities:
      Proceeds and repayments of notes payable to banks                                -            1,800            (1,800)
      Net change in affiliate advances                                               837            7,832                 -
                                                                          ---------------  ---------------   ---------------
          Net cash provided by (used in) financing activities                        837            9,632            (1,800)

   Net (decrease) increase in cash                                                (2,054)             (99)            4,232
   Cash at beginning of year                                                       2,223              169                70
                                                                          ---------------  ---------------   ---------------
   Cash at end of year                                                    $           169  $           70    $        4,302
                                                                          ---------------  ---------------   ---------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Interest paid                                                          $            67  $          485    $           82
   Income taxes paid                                                                  697             280             1,379

NON-CASH FINANCING ACTIVITIES:
   Recapitalization of Resource Processing Group, Inc.
      through forgiveness of affiliate advance                                                      3,044
   Conversion of affiliate advance to note payable                                                  2,267
   Obligation to issue common stock                                                                 1,951            (1,951)
   Common stock issued                                                                                                1,951

   The accompanying notes are an integral part of these financial statements.

RESOURCE PROCESSING GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

NOTE 1 - ORGANIZATION AND BUSINESS:

Resource Processing Group, Inc. ("RPGI" or the "Company") is a South Carolina corporation which is engaged in the business of providing credit card servicing and marketing for financial institutions (its "clients"). All credit card accounts which are serviced by RPGI are owned by RPGI's clients and all accounts which are originated by RPGI are originated in the name of the client. In most instances, RPGI retains the right to service originated accounts under a long-term servicing agreement.

Prior to May 1994, Resource Bancshares Corporation ("RBC") the former parent of RPGI, conducted its credit card operations as a division of one of its retail banks. However, during 1994, RBC sold its retail banking assets, liquidated its banks, including its credit card servicing and marketing operations and related assets and liabilities (the "Credit Card Business"), and contributed its Credit Card Business to a newly formed subsidiary, RPGI. The transfer of the assets and liabilities to RPGI were at RBC's book value.

Between November 30, 1994 and December 31, 1996, RPGI operated as a wholly-owned subsidiary of RBC. As of the close of business on December 31, 1996, RBC effected a spin-off of RPGI (the "Separation").

In conjunction with the Separation, RPGI declared and distributed to RBC a 99,000-for-one stock split effective December 16, 1996 (the "Recapitalization"), and on December 31, 1996 each RBC stockholder received one share of RPGI's stock for each share of RBC voting and non-voting common stock owned as of the record date, December 30, 1996. In addition, RBC was obligated to distribute to each holder of certain of its phantom stock units a dividend equivalent payment of
 .54 shares of RPGI stock for each phantom unit held on the record date, for a total of 471,528 shares of RPGI stock. In conjunction with the Separation, RPGI assumed that liability in exchange for a forgiveness of $1,951 of its affiliate advance. After those shares were issued, RPGI had 9,082,126 shares of its common stock outstanding.

AFFILIATE ADVANCES
Subsequent to the formation of RPGI and until the Separation any excess funds of the Company were advanced to RBC and any needed funds were advanced from RBC. Affiliate advances were due on demand and interest was at the average monthly Wall Street Journal Prime Interest Rate.

As of the date of Separation, RBC forgave that portion of RPGI's advance from RBC, which resulted in RPGI having $12,900 of capital as of the Separation date after issuance of RPGI shares to the phantom stock unit holders. As of the Separation, the remaining advances from RBC were either settled or converted into a note payable which is more fully described in Note 5.

Also, in conjunction with the Separation, RBC agreed to continue to guarantee performance under a transaction processing agreement, which began in 1992 and continues through 1999 and RBC agreed to indemnify RPGI for any income taxes associated with the Separation or any income taxes for periods prior to 1996 which have not been provided for in RPGI's financial statements.

Income and expense and associated average balances outstanding and applicable rates of the affiliate advances are summarized below:

RESOURCE PROCESSING GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------
                AVERAGE         WEIGHTED
               ALLOCATED        AVERAGE
                FUNDING         INTEREST        INTEREST
               PROVIDED           RATE           INCOME
               --------           ----           ------
PERIOD
------
1995        $      2,605         8.83%          $ 230
1996               5,278         8.25%            435


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accounting and reporting policies of the Company reflect industry practices and conform in all material respects with generally accepted accounting principles. For comparative purposes, certain amounts from prior years have been reclassified to conform to current period presentation.

SIGNIFICANT ESTIMATES
In preparing the financial statements, management is required to make estimates based on available information that can affect the reported amounts of assets and liabilities and disclosures as of the balance sheet date and revenues and expenses for the related periods. Such estimates relate principally to the deferral and amortization of, and the assessment of potential impairments of deferred contract costs. Because of the inherent uncertainties associated with any estimation process and due to possible future changes in market and economic conditions, it is possible that actual future results in realization of the underlying assets and liabilities could differ significantly from the amounts reflected as of the balance sheet date.

SECURITIES PURCHASED UNDER AGREEMENT TO RESELL
The Company has an agreement with one of its clients, Carolina First Bank ("CFB"), whereby excess Company cash at the end of each day is automatically invested overnight in either U.S. Government or Agency securities. Under the agreement, the purchased securities are held by the Federal Reserve Bank in book entry form and are earmarked for the account of RPGI. At December 31, 1997, the Company had purchased from CFB $3,956 of Federal Home Loan Mortgage Certificates due January 20, 1998 under an agreement to resell the securities back to the CFB on January 2, 1998. The market value of the underlying collateral at that date was $3,943. Under the agreement, the underlying collateral is to be at least 100% of the purchase price but not more than 102%. In the event the collateral value is less by the lesser of $25,000 or .5% of the purchase price, either cash or additional acceptable collateral must be provided to the Company and if the value is in excess of 102%, the excess collateral or an equivalent amount of cash must be provided to CFB.

ACCOUNTS RECEIVABLE
Accounts receivable represent the amount advanced by the Company on behalf of certain transaction processing clients for cardholder transactions, including convenience checks and VISA and MasterCard credit charges, net of amounts due to those clients for cardholder payments which have been received but for which the funds cannot yet be withdrawn and remitted to the client. These amounts are settled within two business days following the date of the transaction. Management has provided no allowance for doubtful accounts as the Company has a right of offset against payments collected on behalf of its clients.

PROPERTY AND EQUIPMENT
Property and equipment which includes leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets varying from five to ten years. Gains or losses on routine dispositions are reflected in

RESOURCE PROCESSING GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

current operations. Maintenance and repairs are expensed and major replacements and improvements are capitalized.

DEFERRED CONTRACT COSTS
Generally, marketing campaigns are conducted over a two-to-twelve-month period and may be priced in conjunction with a transaction processing agreement or program management agreement. In such case, the related agreements contain provisions for payment to the Company for the portion of such fees associated with the marketing services upon early termination, for any reason, of the contracts. Incremental costs of acquiring transaction processing and program management contracts and of marketing campaigns, consisting of acquired products and services (such as data processing, postage and credit bureau reports) as well as payroll and similar direct costs, are initially deferred as deferred contract costs. Included in acquired products and services are amortized deferred contract costs of $1,639, $4,052 and $4,550 for the years 1995, 1996 and 1997, respectively. Additionally, included in selling, general and administrative expenses are amortized deferred contract costs of $262, $754 and $558 for the years 1995, 1996 and 1997, respectively. Such deferred costs are amortized to acquired products and services expense and selling, general and administrative expenses as revenues are recognized based upon the ratio of estimated total costs to total revenues under the related contracts.

Management reviews the amortization and recoverability of deferred contract costs periodically on an individual contract basis through estimation of future revenues. Revenues for most of the agreements in effect at December 31, 1996 and 1997 are based on portfolio balances and consequently recoverability of deferred contract costs is dependent on the future balances of the accounts. In addition, in certain instances, clients may terminate contracts under terms which may not permit full recovery of associated costs. While management believes that deferred contract costs at December 31, 1996 and 1997, after impairment provisions of $600 recorded in 1996 and $3,638 in 1997 (see Note 9), are recoverable through future contract revenues, it is reasonably possible that estimated future revenues could be reduced based on the actions of clients.

REVENUES
Revenues for servicing and marketing credit card portfolios for clients are recognized monthly on an accrual basis based upon the terms of the underlying agreement. Generally, such agreements provide for fees based upon a percentage of the outstanding portfolio balance or the number and types of transactions processed. Certain servicing agreements provide for retention of all or a portion of certain ancillary revenues (such as interchange volume, application processing fees, credit insurance commissions and collection fees). Ancillary revenues which are retained are recorded as collected except for credit insurance experience rebates which are accrued monthly and adjusted to actual at year end. Revenues for advising clients on portfolios' performance and profitability are included in revenues as earned under the program management agreement, generally on a monthly basis.

STOCK OPTIONS
RPGI accounts for compensation expense related to stock options under Accounting Principles Board Opinion No. 25. Accordingly, compensation is determined on the award date by the difference between the exercise price and the fair market value of the stock and is recognized over the vesting period. In accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" disclosure is made of pro forma net income as if stock options were accounted for at fair value.

INCOME TAXES
The Company's operations prior to the Separation were included in the consolidated federal and state income tax returns of RBC. Accordingly, the income taxes prior to the Separation were payable to or due from RBC. Under an intercompany income tax sharing agreement, the Company was paid for the benefit of tax deductions attributed to the Company when the benefit was realized on the consolidated return. The Company recognizes deferred tax assets and liabilities in amounts representative of the estimated future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities.

RESOURCE PROCESSING GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the period in which the difference is expected to be realized or settled. Subsequent to the Separation, RPGI does not file a consolidated income tax return with RBC but is obligated for its own taxes and tax returns. However, under the terms of an income tax sharing agreement which was entered into in conjunction with the Separation and which replaced the prior income tax sharing agreement, under certain conditions, RPGI may request RBC to carry back certain items to a prior year and file amended consolidated income tax returns including the RPGI carryback amount.

RESOURCE PROCESSING GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

CORPORATE OVERHEAD ALLOCATIONS
The historical operations of the Company prior to the Separation have been adjusted to allocate certain corporate expenses incurred by RBC on the Company's behalf. Such allocations, consisting primarily of salary and employee benefit costs directly relating to the Company for executive and financial management, human resources and internal audit, in the aggregate were $386, $660 and $0 during the three years ended December 31, 1997, respectively, and are included as selling, general and administrative expenses in the accompanying statement of income. The allocations were based on methodologies which management believes resulted in a reasonable approximation of the costs that would have been incurred had the Company been operating on a stand-alone basis.

CREDIT CARD ACCOUNTS
During 1995, the Company was paid $464 for collecting previously charged-off credit card accounts owned by RBC. Effective January 1, 1996, RBC transferred ownership of the remaining uncollected accounts at book value to RPGI. Because the accounts had been previously charged-off and due to the uncertainty of future collection, the accounts are not reflected in RPGI's balance sheet. During 1996 and 1997, RPGI collected $705 and $453, respectively, from such accounts; however, such amounts are no indication of amounts which may be collected in the future.

INCOME TAX EXPENSE ALLOCATIONS
Income tax expense or benefit for periods prior to 1997 has been allocated to the Company in consideration of intercompany tax sharing agreements. Such allocations approximate those which would have been incurred had the Company operated independently and filed separate tax returns. Income taxes currently payable and/or receivable were settled at the end of each year through affiliate advances. Subsequent to the Separation, the Company files separate tax returns.

NOTE 3 - PROPERTY AND EQUIPMENT:

Property and equipment are summarized as follows:

                                               DECEMBER 31,
                                               ------------
                                         1996                1997
                                         ----                ----
Furniture and equipment              $        3,655      $        3,878
Leasehold improvements                           87                  74
                                    ----------------    ----------------
                                              3,742               3,952

Less:  Accumulated depreciation
 and amortization                            (1,020)             (1,444)
                                    ----------------    ----------------
                                     $        2,722      $        2,508
                                    ----------------    ----------------


Depreciation and amortization expense for the years 1995, 1996 and 1997 was $179, $317 and $444, respectively.

NOTE 4 - LEASE COMMITMENT:

In 1997, the Company entered into a new noncancelable operating lease agreement for its office facilities. The lease contains renewal options and escalation clauses. At December 31, 1997, the minimum operating lease commitments were as follows:

RESOURCE PROCESSING GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                            DECEMBER 31,
                                1997
                           -------------
      1998                 $         596
      1999                           605
      2000                           605
      2001                           605
      Thereafter                     203
                           --------------
                            $      2,614
                           --------------

Rent expense for operating leases was $153, $303 and $461 for the years 1995, 1996 and 1997, respectively.

RESOURCE PROCESSING GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

NOTE 5 - NOTES PAYABLE:

Notes payable are summarized as follows:

                                                                                           DECEMBER 31,
                                                                                           ------------
                                                                                       1996            1997
                                                                                       ----            ----
$300 line of credit at Wall Street Journal Prime ("WSJ Prime") plus 100 basis points with interest and principal due on February 12, 1997 and $5,000 revolving line of credit due on September 15, 1998 with interest at WSJ Prime and payable monthly. Pursuant to the Separation, the $5,000 credit line is guaranteed by
Resource and RPG pays Resource 62.5 basis points per annum for the guarantee.      $         1,800   $         -

Note payable to Resource at WSJ Prime, with an interest rate floor of 6% and a cap of 10% per annum. Interest payable in arrears on January 1, 1998 and January
1, 1999 and monthly thereafter. Principal is payable beginning January 1, 1999 based on a ten-year amortization with the balance due on November 30, 2001, except that within 30 days after the closing of each public or private offering of equity or debt of RPG, the note shall be reduced by the lesser of (i) 20% of
the net proceeds to RPG or (ii) the remaining principal and accrued interest.                2,267         2,267
                                                                                   --------------- --------------
                                                                                   $         4,067   $     2,267
                                                                                   --------------- --------------


The aggregate amounts of payments required under notes payable at December 31, 1997 are as follows:

1998        $          -
1999                 227
2000                 227
2001               1,813
            -------------
            $      2,267
            -------------


As of December 31, 1997, the Company was in compliance with all covenants related to the above notes payable.

RESOURCE PROCESSING GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


NOTE 6 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

Accounts payable and accrued expenses are summarized as follows:

                                                          DECEMBER 31,
                                                          ------------
                                                        1996       1997
                                                        ----       ----

Net liability for cardholder payments collected     $      -     $   1,522
Accrued information system expenses                      316           281
Accrued personnel expenses                               243           185
Accrued interest expense                                  24           191
Credit insurance premiums payable                        187           121
Other                                                    315           330
                                                    ---------  --------------
                                                    $  1,085     $   2,630
                                                    ---------  --------------

NOTE 7 - INCOME TAXES:

The components of the provision (benefit) for income taxes for each of the three years ended December 31, 1997 are as follows:

                               YEAR ENDED DECEMBER 31,
                    ------------------------------------------
                        1995            1996            1997
                        ----            ----            ----
Current:
      Federal       $      (546)   $    (4,274)    $       647
      State                   -              -               -
                    -----------    -----------     -----------
                           (546)        (4,274)            647
Deferred:
      Federal             1,182          4,500          (1,965)
      State                  61             54            (123)
                    -----------    -----------     -----------
                    $       697    $       280     $    (1,441)
                    -----------    -----------     -----------


The Company's effective tax rate varied from the statutory federal tax rate due to the following:

                                                         YEAR ENDED DECEMBER 31,
                                    -------------------------------------------------------------------
                                                    % OF                  % OF                   % OF
                                                   PRETAX                PRETAX                 PRETAX
                                       1995        INCOME     1996       INCOME      1997       INCOME
                                       ----        ------     ----       ------      ----       ------
Tax expense at statutory rate       $    630        34.0%  $     248      34.0%   $   (1,271)     34.0%
State tax, net of federal benefit         61         3.3%         24       3.3%         (123)      3.3%
Other, net                                 6           3%          8         3%          (47)      1.3%
                                    ---------   ---------  ---------   --------   -----------  --------
                                    $    697        37.6%  $     280      37.6%   $   (1,441)     38.6%
                                    ---------   ---------  ---------   --------   -----------  --------


Deferred tax (assets) liabilities arising in accordance with SFAS No. 109 are as follows:

RESOURCE PROCESSING GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


                                                   YEAR ENDED DECEMBER 31,
                                                 -------------------------
                                                    1996          1997
                                                    ----          ----
Contract impairment provision                    $       -    $      (234)
State taxes, net operating loss carryforwards         (541)          (375)
                                                 ----------   ------------
Gross deferred tax assets                             (541)          (609)
                                                 ----------   ------------
Property and equipment depreciation                    161            277
Deferred contract costs                              6,225          4,089
                                                 ----------   ------------
Gross deferred tax liabilities                       6,386          4,366
                                                 ----------   ------------
      Total                                       $  5,845    $     3,757
                                                 ----------   ------------


NOTE 8 - EMPLOYEE BENEFIT PLANS:

STOCK OPTION PLAN
On December 17, 1996, RPGI's Board and shareholder approved a Stock Option Plan. This plan is authorized to issue up to 500,000 shares of common stock. On February 3, 1997, 245,600 options were awarded at an option price of $4.09 which exceeded the estimated market value of RPGI's common stock on the date of award. All of the awarded options have a five year vesting period. During the year ended December 31, 1997, 29,575 of the awarded units were forfeited and are available for reissue. At December 31, 1997 there were 216,025 options outstanding. The Company has applied APB Opinion No. 25 and related Interpretations in accounting for its plan. Accordingly, no compensation cost was recognized in 1997. The amount of compensation cost that would have been recorded under SFAS No. 123, "Accounting for Stock Based Compensation", would not have been material.

EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")
Prior to the Separation, employees of RPGI participated in RBC's leveraged ESOP. Under that ESOP plan, contribution by RBC could be made in the form of cash or RBC common stock at the discretion of the Board of Directors of RBC, except that cash contributions were required to be made in sufficient amounts to pay any maturing debt obligations of the ESOP.

RESOURCE PROCESSING GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

Through the date of the Separation, RBC allocated ESOP costs to the Company, based upon a fraction where the numerator was the number of shares released to participants who were employees of the Company and the denominator was the total number of shares released to all RBC ESOP participants.

The Board of Directors of RPGI approved a similar ESOP plan and, in conjunction with the Separation, the December 31, 1996 account balances of RPGI employees in the RBC ESOP plan were, as of January 1, 1997, transferred to the RPGI ESOP plan. During the year ended December 31, 1997, RPGI did not make any contributions to the RPGI ESOP and at December 31, 1997, RPGI's ESOP plan had no outstanding acquisition loans.

Compensation expense recorded by the Company related to the ESOP plans was $50, $102 and $0 in 1995, 1996 and 1997, respectively.

OTHER EMPLOYEE BENEFIT PLANS
Prior to the Separation, employees of RPGI participated in RBC's 401(k) savings plan and certain health, disability and life insurance programs offered to employees of RBC and its subsidiaries. The portion of the cost of those benefits related to the Company's employees were allocated to the Company. Under RBC's 401(k) savings plan, the Company matched 50% of its employees' contributions up to a maximum of 3% of the employee's compensation. That plan provided for immediate vesting of the employee's contributions and vesting of the employer match at 25% per year.

Effective January 1, 1997, the Board of Directors of RPGI adopted a similar 401(k) savings plan and other employee benefit plans similar to those previously available through RBC. Company matching contributions to the 401(k) plans were $20, $45 and $91 for the years 1995, 1996 and 1997, respectively.

NOTE 9 - CONTINGENCIES:

SIGNIFICANT CUSTOMERS AND VENDOR
During 1997, four clients accounted for 97.7% of the Company's total revenues. During that year, one of those clients, which accounted for 22.5% of total revenue, elected to convert its servicing portfolio to an in-house system and to terminate its program management agreement. In conjunction with the settlement of that program management agreement, the Company recorded a contract impairment provision of $3,008. Also, during 1997, a client, which accounted for 28.9% of revenues and 26.6% of the outstanding loans being serviced at December 31, 1997, was acquired by another financial institution. In February 1998, the acquirer terminated that servicing agreement with RPGI. See Note 12 for further comment. In conjunction with the settlement of that servicing agreement, the Company collected $6,052 of deferred contract cost and recorded an impairment provision of $630. A third client, which accounted for 15.0% of revenues and 35.4% of the outstanding loans being serviced at December 31, 1997, has advised the Company that it intends to form an in-house credit card servicing center and terminate its servicing agreement with the Company during the third quarter of 1998. Unless the Company is successful in either replacing the lost business or reducing its operating expenses proportionate to the lost revenue, the lost business will have a significant adverse effect on the future operations of RPGI.

Acquired products and services expense included $4,688 for data processing services received from Total System Services.

OTHER CONTINGENCIES
At December 31, 1996 and 1997, the Company was servicing approximately 506,000 and 471,000 credit card accounts owned by others with outstanding balances of $498,000 and $394,000, respectively. Credit card receivables serviced for others are not included in the accompanying balance sheet. In the ordinary course of business, the Company is responsible for servicing these accounts in conformity with the terms of the related transaction processing agreement. In addition, the Company may be required to purchase accounts originated for

RESOURCE PROCESSING GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

others if there is a breach of representations or warranties. RPGI does not expect to incur any material liabilities or losses pursuant to these provisions. Accordingly, no provision for loss has been recorded in the accompanying financial statements.

From time to time, RPGI has various lawsuits and claims arising in the conduct of its business; however, they are not expected to have any material adverse effect on the financial position or results of operations of RPGI.

NOTE 10 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

RPGI is not a party to any financial instruments with off-balance sheet risk or a party to any derivatives.

NOTE 11 - NET INCOME (LOSS) PER SHARE:

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share," which establishes standards for computing and presenting earnings per share ("EPS") by replacing the presentation of primary EPS with a presentation of basic EPS. In addition, SFAS No. 128 requires dual presentation of basic and diluted EPS on the face of the income statement and requires a reconciliation of the numerator and denominator of the diluted EPS calculation. The Company has adopted SFAS No. 128 as of December 31, 1997 and has restated EPS for all prior periods presented.

Net income (loss) per share - basic is computed by dividing net income by the weighted average number of common shares outstanding (after given retroactive treatment to the stock split described in Note 1). Net income (loss) per share - diluted is computed by dividing net income by the weighted average number of common shares outstanding (after given retroactive treatment to the stock split described in Note 1) and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock options. However, options to purchase 216,025 shares of common stock at $4.09 per share were outstanding during 1997, but were not included in the computation of net income (loss) per share - diluted because the options' exercise price was greater than the average market price of the common shares. The options, which expire in February 2007 were still outstanding at December 31, 1997. As a result, there is no difference between net income
(loss) per share - basic and net income (loss) per share - diluted.

NOTE 12 - SUBSEQUENT EVENTS (UNAUDITED):

On March 9, 1998, RPGI entered into a definitive merger agreement with Carolina First Corporation ("CFC"), parent of CFB, one of RPGI's significant clients. The agreement which is subject to the approvals of the shareholders of RPGI and CFC's regulators, provides that RPGI shareholders will receive $11,235 of compensation plus additional compensation. The compensation will be paid in the form of CFC common stock, $1 par value, with cash paid in lieu of fractional shares. The compensation of $11,235 is payable upon consummation of the merger. Based on the number of shares of RPGI outstanding as of December 31, 1997 (9,082,126) and assuming a closing price of $25.00 per share for CFC common stock, shareholders of RPGI would receive .0495 shares of CFC common stock for each share of RPGI common stock. The additional compensation is payable in two installments, on January 31, 1999 and January 31, 2000. The first installment of $500 is contingent on net charge-offs during 1998 being less than 4% of the credit card loans originated in 1997 by the Company for a subsidiary of CFC. The second installment is contingent on the net charge-offs during 1999 being less than 4.5% of all credit card accounts owned as of December 31, 1997 by CFC, its subsidiaries and a credit card securitized trust, which is subserviced by RPGI (the "December 31, 1997 Accounts"). The second installment, if any, will be equal to 1.33% of the weighted average daily outstanding balance of the December 31, 1997 Accounts during 1999.

During 1998, the Company expects to record a restructuring charge related to an anticipated staffing reduction and disposal of office facilities and equipment. This restructuring charge is related to clients that have provided notice of termination of their servicing agreements with the Company.

RESOURCE PROCESSING GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

Also, as indicated in Note 9, in February 1998, the Company collected $6,052 of cash in conjunction with the early termination of a servicing agreement. As stated in Note 2, the Company invests its excess cash in overnight reverse repurchase agreements with CFB. The amount invested overnight on March 15, 1998 was $8,704. Pending consummation of the merger discussed above, the Company intends to continue its policy of overnight investing its excess cash with CFB.

                                                                     EXHIBIT A

                               [Merger Agreement]

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MARCH 9, 1998

                                      AMONG

                           CAROLINA FIRST CORPORATION,

                              CFC MERGER SUB, INC.

                                       AND

                         RESOURCE PROCESSING GROUP, INC.

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER (this "Merger Agreement"), dated as of March 9, 1998, among Carolina First Corporation, a South Carolina corporation ("Parent"), CFC Merger Sub, Inc., a South Carolina corporation and a wholly owned subsidiary of Parent ("Sub"), and Resource Processing Group, Inc., a South Carolina corporation ("RPG").

                  WHEREAS, the respective Boards of Directors of Parent, Sub and RPG have approved the merger of Sub with and into RPG (the "Merger"), upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, for United States federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of
Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations thereunder.

                  NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

         Section 1.1  THE MERGER.

                  (a) Parent has formed Sub as a wholly owned subsidiary of Parent. Sub has been formed solely to facilitate the Merger and shall conduct no business or activity other than in connection with the Merger.

                  (b) Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.3), Sub shall be merged with and into RPG and the separate existence of Sub shall thereupon cease, and RPG shall continue as the surviving corporation of the Merger (the "Surviving Corporation") under the laws of the State of South Carolina as a wholly owned subsidiary of Parent and shall retain the name "Resource Processing Group, Inc."

         Section 1.2 CLOSING. Unless this Merger Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within five business days) after satisfaction or waiver of the conditions set forth in Sections 8.1, 8.2 and 8.3, at the offices of McNair Law Firm, P.A., 1301 Gervais Street, Columbia, South Carolina 29201, unless another date, time or place is agreed to by Parent and RPG (the "Closing Date").

         Section 1.3 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective upon the filing of articles of merger with the Secretary of State of the State of South Carolina in accordance with the provisions of the South Carolina Business Corporation Act of 1988, as amended (the "South Carolina Act"), which filing shall be made as soon as practicable on the Closing Date. When used in this Merger Agreement, the term "Effective Time" shall mean the time at which such articles are accepted for filing by the Secretary of State of South Carolina.

         Section 1.4 EFFECT OF THE MERGER. The Merger shall, from and after the Effective Time, have all the effects provided by applicable South Carolina law. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, conveyances, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of Sub or RPG (the "Constituent Corporations") to be vested in the Surviving Corporation, by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Merger Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall execute and deliver all such deeds, conveyances, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Merger Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of each of the Constituent Corporations or otherwise to take any and all such action.

         Section 1.5 RESERVATION OF RIGHT TO REVISE TRANSACTION. Subject to
Section 9.4, Parent may at any time change the method of effecting the acquisition of RPG if and to the extent it deems such change to be desirable; provided, however, that no such change shall (a) alter the type of consideration to be issued to the holders of the common stock, $.01 par value, of RPG ("RPG Common Stock") as provided for in this Merger Agreement, (b) reduce the value of such consideration, (c) adversely affect the intended tax-free treatment to RPG's shareholders as a result of receiving such consideration or prevent the parties from obtaining the tax opinion of McNair Law Firm, P.A. referred to herein, (d) materially impair the ability of the parties hereto to receive any Consents (as defined in Section 4.6(b)) required in connection with the acquisition of RPG by Parent or to satisfy any other conditions to the consummation of the transactions contemplated hereby or (e) materially delay the Closing.

                                   ARTICLE II
                            THE SURVIVING CORPORATION

         Section 2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of RPG, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

         Section 2.2 BYLAWS. The Bylaws of RPG as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

         Section 2.3 BOARD OF DIRECTORS; OFFICERS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of RPG immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until the earlier of their respective resignations or the time that their respective successors are duly elected or appointed and qualified.

                                   ARTICLE III
                              CONVERSION OF SHARES

         Section 3.1  MERGER CONSIDERATION.

                  (a) As of the Effective Time, by virtue of the Merger and without any action on the part of any shareholder of RPG or Sub:

                           (i) In connection with the Merger, each share of RPG
Common Stock issued and outstanding immediately prior to the Effective Time (other than those to which Section 3.1(a)(ii) applies and other than any Dissenting Shares (as defined in Section 3.2), shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into merger consideration equal to $1.2370 per share (the "Base Consideration"), plus the right to receive the Additional Consideration (as defined in Section 3.1(b). Except for cash payable in lieu of fractional shares as provided below, 100% of the Base Consideration shall be paid in the form of shares of common stock, $1.00 par value per share, of Parent ("Parent Common Stock"), which shall be valued at the Closing Price (as defined in Section 3.3(b)). The ratio of shares of Parent Common Stock issuable for each share of RPG Common Stock under this
Section 3.1(a) as Base Consideration is hereinafter referred to as the "Conversion Ratio," which Conversion Ratio shall be calculated and rounded to four decimals. Notwithstanding the foregoing, no fractional shares of Parent Common Stock will be issued as a result of the Merger, and in lieu of the issuance of fractional shares, cash will be paid to the holders of the RPG Common Stock in respect of any fractional share that would otherwise be issuable based on the Closing Price or, with respect to the Additional Consideration, Fair Market Value. Assuming a Closing Price of $24.00 per share for Parent Common Stock, the Conversion Ratio would be 0.0515 shares of Parent Common Stock for each share of RPG Common Stock.

                           (ii) All shares of RPG Common Stock which are held by
Parent or any wholly owned subsidiary of Parent (including Sub), other than in a fiduciary capacity, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                           (iii) Each issued and outstanding share of common
stock, $.01 par value, of Sub shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

                  (b) In addition to the Base Consideration, additional shares (the "Additional Consideration") of Parent Common Stock shall be issuable (pro rata) to the record holders of RPG Common Stock issued and outstanding immediately prior to the Effective Time or their successors by operation of law, other than holders of those shares to which Section 3.1(a)(ii) applies and holders of Dissenting Shares (the "RPG Stockholders") as follows:

                           (i) If Net Chargeoffs (as defined below) during the
year ended December 31, 1998 that are associated with 1997 Originations (as defined below) are less than 4% of the weighted average daily outstanding balance of such accounts during 1998, Parent shall issue to the RPG Stockholders shares of Parent Common Stock having a Fair Market Value (as defined below) equal to $500,000. Such shares, if issuable, shall be issued on January 31, 1999.

                           (ii) If Net Chargeoffs during the year ended December
31, 1999 that are associated with Parent Credit Card Accounts (as defined below) are less than 4.5% of the weighted average daily outstanding balance of such accounts during 1999, Parent shall issue to the RPG Stockholders shares of Parent Common Stock having a Fair Market Value equal to 1.33% of the weighted average daily outstanding balance of such accounts during 1999. Such shares, if issuable, shall be issued on January 31, 2000.

                           (iii) If a Change in Control (as defined below) of
Parent occurs during 1998 or 1999, then proper provision shall be made so that Parent's successor in interest shall be able to properly calculate the Fair Market Value of the Parent Common Stock that would be issuable under Sections 3.1(b)(i) and (ii), including, without limitation, maintain the ability to calculate Net Chargeoffs as defined herein, and the Additional Consideration shall be paid by Parent or such successor on January 31, 1999 and January 31, 2000, as the case may be, to the RPG Stockholders in Parent Common Stock or the securities of such successor (or cash or other property) into which the shares of Parent Common Stock (which otherwise would have been issuable as Additional Consideration (and which have been valued at the Fair Market Value)) were converted (or if the Parent Common Stock was not converted, the securities, cash and/or other property exchange for, or received on account of, such shares of Parent Common Stock which otherwise would have been issuable as Additional Consideration). In the event that a Change in Control of Parent occurs during 1998 or 1999, the Fair Market Value of the Parent Common Stock, if issuable, shall be calculated as of the following dates: (A) in the case of a tender offer, the date immediately preceding the date of the first public announcement of the tender offer; (B) in the case of an election contest, the date immediately preceding the date of first public announcement of the election contest; (C) in the case of Parent executing an agreement concerning the sale of assets, the date immediately preceding the date of the first public announcement of the potential sale; (D) in the case of Parent adopting a plan of dissolution or liquidation the date immediately preceding the date of the first public announcement of the adoption of the plan; or (E) in the case of Parent executing an agreement concerning a merger or consolidation as contemplated in Section 3.1(b)(v)(E) below, the date immediately preceding the date of the first public announcement of the executing of such an agreement.

                           (iv) Notwithstanding the foregoing, if any 1997
Originations are sold during 1998 or if any Parent Credit Card Accounts are sold during 1998 or 1999, then the calculation of the amounts to be paid under subparagraphs (i) and (ii) above with respect to 1997 Originations and Parent Credit Card Accounts shall be made by assuming that (A) such accounts continued to be held by Parent until December 31, 1998 or December 31, 1999, as the case may be, and (B) such accounts had an average daily balance equal to the balance on the date of sale from the date of sale until the applicable December 31.

                           (v) The following terms shall have the following
meanings, when used in this paragraph (b):

         "Change in Control" shall mean (A) the obtaining by any party pursuant to a tender offer of 50% or more of Parent's voting stock, (B) individuals serving as directors immediately prior to a shareholder meeting involving a director election contest failing to constitute a majority of Parent's directors following such election contest, (C) Parent's executing an agreement concerning the sale of all or substantially all of its assets to a purchaser that is not a subsidiary, (D) Parent's adopting of a plan of dissolution or liquidation or (E) Parent's executing an agreement concerning a merger or consolidation involving Parent in which Parent is not the surviving corporation, unless at least 50% of the surviving corporation's voting stock is held by (y) persons who were shareholders of Parent prior to such merger or consolidation or (z) a direct or indirect parent corporation, 50% of the voting stock of which is held by persons who were shareholders of Parent prior to such merger or consolidation.

         "Fair Market Value" of Parent Common Stock, as of a particular date, shall be the average of the closing prices of Parent Common Stock for the 20 trading days immediately prior to the date in question. Unless specifically provided otherwise (as in Section 3.1(b)(iii)), Fair Market Value for a specific provision hereof shall be calculated as of the date that the shares of Parent Common Stock first become issuable under such provision and the number of shares determined to have such value shall be subject to adjustment for any stock divided, split up, reclassification, recapitalization, combination or exchange of shares of Parent Common Stock occurring between such date and the date of the actual issuance thereof.

         "Net Chargeoffs" shall mean the principal amount of 1997 Originations or Parent Credit Card Accounts, as the case may be, written off during the applicable year as a result of the consistent application of Parent's and its subsidiaries' and the Carolina First Credit Card Master Trust's (the "Trust") current policy of charging off accounts more than 180 days past due, net of (i) all interest and fees earned on charged off 1997 Originations or Parent Credit Card Accounts (as the case may be) during the applicable year and (ii) all recoveries on charged off 1997 Originations or Parent Credit Card Accounts (as the case may be) during the applicable year actually recovered prior to January 31, 1999 (in the case of 1997 Originations) and January 31, 2000 (in the case of Parent Credit Card Accounts). For purposes of calculating Net Chargeoffs with respect to 1997 Originations or Parent Credit Card Accounts that are sold as contemplated above in Section 3.1(b)(iv), (i) Net Chargeoffs for any particular year (and any relevant subsequent year) shall be annualized and (ii) Net Chargeoffs shall be increased (basis point for basis point) (but not annualized) for each basis point below 100% at which any 1997 Originations or Parent Credit Card Accounts are sold and (iii) in the event that a sale occurs in 1998, Net Chargeoffs in 1999 for such transferred Parent Credit Card Accounts, shall be deemed to be equal to the 1998 Net Chargeoffs for such Parent Credit Card Accounts.

         "1997 Originations" shall mean the credit card accounts originated by RPG during 1997 on behalf of Parent or any of its subsidiaries which are now held by Parent, any of its Subsidiaries or the Trust.

         "Parent Credit Card Accounts" shall mean all credit card accounts owned as of December 31, 1997 by Parent or its subsidiaries (including the Surviving Corporation and the Trust) regardless of the originator or servicer of such credit card accounts.

                           (vi) On or before January 31, 1999 and January 31,
2000, Parent shall deliver to each RPG Stockholder a schedule setting forth the computation of the Additional Consideration to be paid or showing it is not due, as the case may be, along with a certificate of the chief financial officer of Parent as to the accuracy thereof.

                  (c) OPTIONS. At the Effective Time, all of the RPG Stock Options (as defined in Section 5.2) shall, after the Effective Time, represent only the right to receive shares of Parent Common Stock based on the Conversion Ratio.

         Section 3.2 DISSENTING SHARES. Each share of RPG Common Stock (a) as to which a written notice of an intent to demand payment is given to RPG (in accordance with Section 33-13-210 of the South Carolina Act) prior to the votes of the holders of shares of RPG Common Stock on the Merger taken at the meeting of such shareholders duly held for such purpose (the "RPG Special Meeting") and not withdrawn at or prior to the time of such votes, (b) which is not voted by the holder thereof in favor of the Merger at the RPG Special Meeting and (c) as to which a written demand for payment of fair value, accompanied by the certificate evidencing such share of RPG Common Stock, shall have been timely made (in accordance with Section 33-13-230 of the South Carolina Act) with RPG or the Surviving

Corporation, as the case may be (a "Dissenting Share"), shall not be converted into and represent the right to receive the Base Consideration and the Additional Consideration, and such share of RPG Common Stock shall be subject to the provisions of Chapter 13 of the South Carolina Act; provided, however, that if any such shareholder shall withdraw his or her demand for payment or shall fail to perfect his or her rights to such payment in accordance with the South Carolina Act, then such holder's Dissenting Shares shall cease to be Dissenting Shares and each such share of RPG Common Stock shall, subject to the terms of this Merger Agreement and the South Carolina Act, be converted into and represent the right to receive the Base Consideration and the Additional Consideration. Each holder of a Dissenting Share who becomes entitled, pursuant to the South Carolina Act, to receive payment of the fair value of his or her Dissenting Share shall receive such payment from the Surviving Corporation (as required by Chapter 13 of the South Carolina Act). RPG shall give Parent notice of its receipt of any written notice of an intent to demand payment.

         Section 3.3  EXCHANGE OF SHARES FOR BASE CONSIDERATION.

                  (a) At the Effective Time, Parent or Sub shall make available or cause to be made available to a disbursing agent (the "Disbursing Agent") (which may be Parent's transfer agent) the shares of Parent Common Stock contemplated by Section 3.1(a) and sufficient funds to enable the Disbursing Agent to make the cash payments in lieu of fractional shares contemplated by
Section 3.3(b).

                  (b) As soon as practicable after the Effective Time, Parent shall cause the Disbursing Agent to send a notice and a letter of transmittal to each holder of certificates formerly evidencing shares of RPG Common Stock (other than certificates formerly representing shares of RPG Common Stock to be canceled pursuant to Section 3.1(a)(ii) and certificates representing Dissenting Shares) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Disbursing Agent such certificates for exchange into the Base Consideration for each share of RPG Common Stock so represented, and that delivery shall be effected, and risk of loss and title to the shares of RPG Common Stock shall pass, only upon proper delivery to the Disbursing Agent of the certificates for the shares of RPG Common Stock and a duly executed letter of transmittal and any other required documents of transfer. Each holder of certificates theretofore evidencing shares of RPG Common Stock, upon surrender thereof to the Disbursing Agent together with such letter of transmittal (duly executed) and any other required documents of transfer, shall be entitled to receive in exchange therefor the Base Consideration with respect to each such share. Upon such surrender, the Disbursing Agent shall promptly deliver the Base Consideration (less any amount required to be withheld under applicable law) in accordance with the instructions set forth in the related letter of transmittal, and the certificates so surrendered shall promptly be canceled. Until surrendered, certificates formerly evidencing shares of RPG Common Stock (other than certificates formerly representing shares of RPG Common Stock to be canceled pursuant to Section 3.1(a)(ii) and certificates representing Dissenting Shares) shall be deemed for all purposes to evidence only the right to receive the Base Consideration per share (and if payable, the Additional Consideration) or, in the case of Dissenting Shares, the fair value of such Dissenting Shares. All the former shareholders of RPG who are entitled to receive shares of Parent Common Stock shall be deemed to be shareholders of record of Parent as of the Effective Time and shall have the right to vote, and receive dividends thereafter declared upon, the shares of Parent Common Stock into which their shares of RPG Common Stock shall have been converted into the right to receive; provided, however, that (i) all dividends payable with respect to shares of Parent Common Stock which have not been issued as a result of the failure of shareholders of RPG to surrender their certificates evidencing shares of RPG Common Stock shall be withheld by Parent until such holders have surrendered such certificates for exchange, and shall be paid to such holders without interest upon such surrender for exchange, and (ii) no right to vote or receive any dividend or other distribution shall attach to any fraction of a share resulting from the above-described conversion, and no stock certificate for a fraction of a share of Parent Common Stock shall be issued, but instead the Disbursing Agent, as agent for the holders of shares of RPG Common Stock, shall pay to such holders who otherwise become entitled to a fraction of a share of Parent Common Stock as a result of the aforesaid conversion, an amount equal to such fraction multiplied by the Closing Price of Parent Common Stock. "Closing Price" of Parent Common Stock shall mean the average closing prices of a share of Parent Common Stock as reported on the Nasdaq National Market (the "NMS") for the 20 trading days immediately preceding the Closing Date.

                  (c) In the event of any change in Parent Common Stock between the date of this Merger Agreement and the Effective Time by reason of any stock dividend, split up, reclassification, recapitalization, combination, exchange of shares or the like, the Conversion Ratio shall be appropriately adjusted.

                  (d) If the Base Consideration is to be delivered to a person other than the person in whose name the certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such Base Consideration that the certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Disbursing Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Disbursing Agent that such taxes have been paid or are not required to be paid.

                  (e) All dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof on or after the Effective Time, which are payable to holders of certificates representing shares of RPG Common Stock not theretofore surrendered and exchanged for certificates representing shares of Parent Common Stock, shall be paid or delivered by Parent to the Disbursing Agent in trust for the benefit of such holders. Unless otherwise required by law, all such dividends or other distributions held by the Disbursing Agent for payment or delivery to the holders of unsurrendered certificates representing shares of RPG Common Stock and unclaimed at the end of two years from the Effective Time shall be repaid or redelivered by the Disbursing Agent to Parent, after which time any holder of certificates representing shares of RPG Common Stock who has not theretofore surrendered such certificates to the Disbursing Agent shall, subject to applicable law, look as a general creditor only to Parent for payment or delivery of such dividends or distributions. Any certificates for shares of Parent Common Stock and any cash payable in lieu of fractional share interests delivered or made available to the Disbursing Agent pursuant to this Merger Agreement and not exchanged for certificates representing shares of RPG Common Stock within two years after the Effective Time, unless otherwise required by law, also shall be returned by the Disbursing Agent to Parent subject to the rights of holders of unsurrendered certificates for shares of RPG Common Stock under this Section 3.3. Notwithstanding the foregoing, neither Parent, the Disbursing Agent nor any other party hereto shall be liable to any holder of shares of RPG Common Stock for any Parent Common Stock or dividends or distributions thereon or for any cash payable in lieu of fractional share interests, delivered to a public official pursuant to applicable escheat or similar laws.

         Section 3.4 NO FURTHER RIGHTS. From and after the Effective Time, holders of certificates theretofore evidencing shares of RPG Common Stock shall cease to have any rights as shareholders of RPG, except as provided herein or by law.

         Section 3.5 CLOSING OF RPG'S TRANSFER BOOKS. At the Effective Time, the stock transfer books of RPG shall be closed and no transfer of shares of RPG Common Stock shall be made thereafter. In the event that, after the Effective Time, certificates for shares of RPG Common Stock are presented to Parent or the Surviving Corporation, they shall be canceled and exchanged for Base Consideration and, if applicable, the Additional Consideration for each share of RPG Common Stock presented as provided in Section 3.3, subject to applicable law in the case of Dissenting Shares.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                  Parent and Sub jointly and severally represent and warrant the following matters to RPG, subject to the exceptions disclosed in the Parent Disclosure Schedule which has been delivered to RPG prior to the execution of this Merger Agreement (the "Parent Disclosure Schedule"); provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Article IV shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Merger Agreement by Parent or Sub, such breach or inaccuracy must have a Material Adverse Effect on Parent. As used herein, with respect to any party, "Material Adverse Effect" shall mean the effect of an event, occurrence or circumstance which, alone or when taken with other breaches, events, occurrences or circumstances existing concurrently therewith (including without limitation, any breach of a representation or warranty contained herein by such party) will have a material adverse effect on the business, operations or financial condition of that party and its affiliated corporations, taken as a whole:

         Section 4.1 ORGANIZATION AND QUALIFICATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina and is a newly formed, wholly owned subsidiary of Parent. Each of Parent and each of its subsidiaries, including Sub, has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Each of Parent and Sub has heretofore made available to RPG a complete and correct copy of the Articles of Incorporation and Bylaws, each as amended to the date hereof, of Parent and Sub.

         Section 4.2 CAPITALIZATION. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock ("Parent Preferred Stock"). At February 1, 1998, 15,673,897 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding. No shares have been issued subsequent to February 1, 1998 except as set forth in the Parent Disclosure Schedule. As of the date of this Merger Agreement, except for items set forth on the Parent Disclosure Schedule and except as contemplated by this Merger Agreement, there were no options, warrants, calls or other rights, agreements or commitments outstanding obligating Parent to issue, deliver or sell shares of its capital stock or obligating Parent to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock issuable in exchange for shares of RPG Common Stock at the Effective Time or thereafter pursuant to this Merger Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable, and none of such shares were or will be issued in violation of any preemptive rights.

         Section 4.3 AUTHORITY RELATIVE TO THIS MERGER AGREEMENT. Each of Parent and Sub has the necessary corporate power and authority to execute and deliver this Merger Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby by Parent and Sub have been duly and validly authorized and approved by the respective Boards of Directors of Parent and Sub and by Parent as the sole shareholder of Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize and approve this Merger Agreement or to consummate the transactions contemplated hereby. This Merger Agreement has been duly executed and delivered by each of Parent and Sub, and assuming the due authorization, execution and delivery hereof by RPG, constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms.

         Section 4.4 SEC REPORTS AND FINANCIAL STATEMENTS. Parent has previously delivered to RPG true and complete copies of its (a) consolidated financial statements for the year ended December 31, 1996, certified by KPMG Peat Marwick LLP, independent accountants for Parent, whose reports thereon are included therewith, (b) Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Securities and Exchange Commission (the "SEC"), (c) Quarterly Reports on Form 10-Q for the three months ended March 31, 1997, the six months ended June 30, 1997 and the nine months ended September 30, 1997, as filed with the SEC, (d) proxy statements relating to all meetings of its shareholders (whether annual or special) held or scheduled to be held since January 1, 1997 and (e) all other reports, statements and registration statements (including current reports on Form 8-K) filed by it with the SEC since January 1, 1997 (collectively, the "Parent SEC Filings"). Parent shall deliver to RPG all Parent SEC Filings filed after the date hereof through the Effective Date on the date of submission of such documents for filing with the SEC. As of their respective dates, the Parent SEC Filings did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent furnished to RPG, including those included in the Parent SEC Filings, were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise indicated in such financial statements or the notes thereto) and present fairly the financial condition, results of operations and cash flows of Parent and its subsidiaries as at the dates or for the periods indicated therein, subject, in the case of unaudited interim consolidated financial statements, to year-end adjustments consisting only of normal recurring accruals.

         Section 4.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Parent SEC Filings, since September 30, 1997, Parent has conducted its business only in the ordinary and usual course, and there has not been any event, change or development which has affected or will affect materially and adversely the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole, other than changes relating to or arising from general economic, market or financial conditions or generally affecting the industries in which Parent and its subsidiaries operate.

         Section 4.6  NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

                  (a) None of the execution and delivery of this Merger Agreement by Parent or Sub, the consummation by Parent or Sub of the transactions contemplated hereby or compliance by Parent or Sub with any of the provisions hereof will (i) conflict with or violate the charter or Bylaws of Parent or Sub or the comparable organizational documents of any of Parent's other subsidiaries, (ii) subject to receipt or filing of the required Consents referred to in Section 4.6(b), conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or Sub or any of Parent's other subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien, charge, security interest, pledge or encumbrance of any kind or nature (any of the foregoing being a "Lien") on any of the property or assets of Parent or Sub or any of Parent's other subsidiaries (any of the foregoing referred to in clause (ii) or this clause (iii) being a "Violation") pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Sub or any of Parent's other subsidiaries or any of their respective properties may be bound or affected, except in the case of the foregoing clause (ii) or
(iii) for any such Violations which would not have a Parent Material Adverse Effect.

                  (b) None of the execution and delivery of this Merger Agreement by Parent or Sub, the consummation by Parent or Sub of the transactions contemplated hereby or compliance by Parent or Sub with any of the provisions hereof will require any consent, waiver, license, approval, authorization, order or permit of or registration or filing with or notification to (any of the foregoing being a "Consent"), any government or subdivision thereof, domestic, foreign or multinational or any administrative, governmental or regulatory authority, agency, commission, court, tribunal or body, domestic, foreign or multinational (a "Governmental Entity"), or any other person, except for (i) filings with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of articles of merger pursuant to the South Carolina Act, (iii) compliance with certain state securities statutes, (iv) such filings as may be required in connection with the taxes described in Section 7.7, (v) the approval of the South Carolina banking authorities and certain federal banking authorities and (vi) Consents the failure of which to obtain or make would not have a Parent Material Adverse Effect.

         Section 4.7 LITIGATION. Except as set forth in Parent's SEC Filings, there is no suit, action or proceeding pending or, to the knowledge of Parent or Sub, threatened against or affecting Parent, Sub or any of Parent's other subsidiaries that, individually or in the aggregate, is reasonably expected to have a Parent Material Adverse Effect, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Parent, Sub or any of Parent's other subsidiaries having, or which is reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

         Section 4.8 VOTING REQUIREMENTS. No vote of the holders of any class or series of the capital stock of either Parent or Sub (except for the vote of Parent as sole shareholder of Sub which previously has been obtained) is necessary to approve this Merger Agreement or the transactions contemplated hereby.

         Section 4.9 BROKERS. No broker or finder is entitled to any broker's or finder's fee in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of Parent or Sub.

         Section 4.10 MERGER CONSIDERATION. Parent has reserved for issuance a sufficient number of shares of Parent Common Stock to effect the conversion of the shares of RPG Common Stock pursuant to Section 3.1(a) and a good faith estimate of the number of shares of Parent Common Stock issuable pursuant to
Section 3.1(b) on the basis contemplated hereby, and Parent and Sub have available on hand sufficient funds to provide the cash payable in lieu of fractional shares and to pay fees and expenses related to the Merger, and, at the Effective Time of the Merger and on the dates when any shares of Parent Common Stock are to be issued pursuant to Section 3.1(b), Parent and Sub will have available all of the shares of Parent Common Stock and funds necessary (a) to satisfy their respective obligations under this Merger Agreement and (b) to pay all the related fees and expenses in connection with the foregoing.

         Section 4.11 COMPLIANCE WITH APPLICABLE LAWS. Parent and each of its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for Parent or its subsidiaries to own, lease or operate their respective properties and assets and to carry on their businesses substantially as now conducted (the "Parent Permits"), except for such permits, licenses, variances, exemptions, orders and approvals the failure of which to hold would not have a Parent Material Adverse Effect. Parent and each of its subsidiaries are in substantial compliance with applicable laws and the terms of the Parent Permits, except for such failures so to comply which would not have a Parent Material Adverse Effect. The business operations of Parent and each of its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, would not have a Parent Material Adverse Effect.

         Section 4.12 TAX MATTERS. Neither Parent, Sub nor any other subsidiary of Parent has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. Neither Parent nor Sub is aware of any agreement, plan or other circumstance that would prevent the Merger from so qualifying under Section 368(a) of the Code.

                                    ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF RPG

                  RPG represents and warrants the following matters to Parent and Sub, subject to the exceptions disclosed in the RPG Disclosure Schedule which has been delivered to Parent prior to the execution of this Merger Agreement (the "RPG Disclosure Schedule"); provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Article V shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Merger Agreement by RPG, such breach or inaccuracy must have a Material Adverse Effect on RPG:

         Section 5.1 ORGANIZATION AND QUALIFICATION. RPG is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina. RPG has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. RPG does not own equity securities in any entity. RPG has heretofore made available to Parent and Sub a complete and correct copy of the Articles of Incorporation and Bylaws, each as amended to the date hereof, of RPG.

         Section 5.2 CAPITALIZATION. The authorized capital stock of RPG consists of 25,000,000 shares of RPG Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share (the "RPG Preferred Stock"). As of the date of this Merger Agreement, 9,082,126 shares of RPG Common Stock and no shares of RPG Preferred Stock were issued and outstanding. As of the date of this Merger Agreement, except for stock options to acquire an aggregate of 216,025 shares of RPG Common Stock (the "RPG Stock Options") and except as contemplated by this Merger Agreement, there were no options, warrants, calls or other rights, agreements or commitments outstanding obligating RPG to issue, deliver or sell shares of its capital stock or obligating RPG to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. Section 5.9(j) of the RPG Disclosure Schedule sets forth, with respect to the RPG Stock Options, the names of the optionees, the term and the exercise price. All outstanding shares of RPG Common Stock are duly authorized, validly issued, fully paid and nonassessable, and none of such shares were issued in violation of any preemptive rights.

         Section 5.3 AUTHORITY RELATIVE TO THIS MERGER AGREEMENT. RPG has the necessary corporate power and authority to execute and deliver this Merger Agreement and, subject to approval of this Merger Agreement and the transactions contemplated hereby by the holders of shares of RPG Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby by RPG have been duly and validly authorized and approved by RPG's Board of Directors, and no other corporate proceedings on the part of RPG are necessary to authorize or approve this Merger Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Merger Agreement and the transactions contemplated hereby (including the Merger) by the necessary vote of the holders of shares of RPG Common Stock). This Merger Agreement has been duly executed and delivered by RPG, and assuming the due authorization, execution and delivery hereof by Parent and Sub, and subject to the shareholder approval referred to in the preceding sentence, constitutes the valid and binding obligation of RPG enforceable against RPG in accordance with its terms.

         Section 5.4  NO CONFLICTS, REQUIRED FILINGS AND CONSENTS.

                  (a) None of the execution and delivery of this Merger Agreement by RPG, the consummation by RPG of the transactions contemplated hereby or compliance by RPG with any of the provisions hereof will (i) subject to approval by the holders of shares of RPG Common Stock referred to in Section 5.3, conflict with or violate the Articles of Incorporation or Bylaws of RPG,
(ii) subject to receipt or filing of the required Consents referred to in
Section 5.4(b), result in a Violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to RPG or by which RPG or any of its properties or assets may be bound or affected or (iii) result in a Violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which RPG is a party or by which RPG or any of its properties may be bound or affected, except in the case of the foregoing clause (ii) or (iii) for any such Violations which would not have an RPG Material Adverse Effect.

                  (b) None of the execution and delivery of this Merger Agreement by RPG, the consummation by RPG of the transactions contemplated hereby or compliance by RPG with any of the provisions hereof will require any Consent of any Governmental Entity or any other person, except for (i) filings with the SEC pursuant to the Securities Act and the Exchange Act, (ii) the filing of articles of merger pursuant to the South Carolina Act, (iii) compliance with certain state securities statutes, (iv) such filings as may be required in connection with the taxes described in Section 7.7 (v) the approval of the South Carolina banking authorities and certain federal banking authorities and (vi) Consents the failure of which to obtain or make would not have an RPG Material Adverse Effect.

         Section 5.5 FINANCIAL STATEMENTS. RPG has previously delivered to Parent true and complete copies of (a) RPG's financial statements for the year ended December 31, 1996, certified by Price Waterhouse LLP, independent accountants for RPG and (b) RPG's financial statements for the nine month period ended September 30, 1997 and the ten month period ended October 31, 1997. The financial statements of RPG furnished to Parent were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise indicated in such financial statements or the notes thereto) and present fairly the financial condition, results of operations and cash flows of RPG as at the dates or for the periods indicated therein, subject in the case of the unaudited interim financial statements to year-end adjustments consisting only of normal recurring accruals and the absence of footnotes.

         Section 5.6 RESALE OF PARENT COMMON STOCK. RPG knows of no present plan or intention on the part of its shareholders to sell, assign, transfer or otherwise dispose of shares of Parent Common Stock to be received by such shareholders in connection with the Merger which would reduce said shareholders' holdings of Parent Common Stock to a number of shares having, in the aggregate, a value of less than 50% of the value of RPG Common Stock outstanding as of the Effective Time. For purposes of this representation, shares of RPG Common Stock sold, redeemed or otherwise disposed of prior or subsequent to and as part of the Merger, will be considered as shares received by shareholders of RPG and then disposed of by shareholders of RPG.

         Section 5.7 LITIGATION. Except as provided in Section 5.7 of the RPG Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of RPG, threatened against or affecting RPG that, individually or in the aggregate, is reasonably expected to have an RPG Material Adverse Effect, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against RPG having or which is reasonably expected to have, individually or in the aggregate, an RPG Material Adverse Effect. Section 5.7 also sets forth each pending claim against RPG related to the Occupational Safety and Health Act, each claim related to RPG pending before the Wage/Hour Division of the Department of Labor, each claim against RPG relating to conciliation agreements or complaints by the Office of Federal Contract Compliance Programs, charges filed with the Equal Employment Opportunity Commission with respect to RPG, and charges filed with the Department of Labor alleging violations of the Family Medical Leave Act by RPG, regardless of whether such matters are expected to have an RPG Material Adverse Effect.

         Section 5.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Merger Agreement, since October 31, 1997, RPG has conducted its business only in the ordinary course, and there has not been (a) any change that would have an RPG Material Adverse Effect, other than changes relating to or arising from general economic, market or financial conditions or generally affecting the industries in which RPG operates; (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of RPG's capital stock; (c) any split, combination or reclassification of any of RPG's capital stock; (d) any granting by RPG to any executive officer of RPG of any increase in compensation, except in the ordinary course of business or as required under employment agreements in effect as of or prior to the date of this Merger Agreement; (e) any granting by RPG to any such executive officer of any increase in severance or termination pay, except as required under employment, severance or termination agreements or plans in effect as of the date of this Merger Agreement; (f) any entry by RPG into any employment, severance or termination agreement with any such executive officer; (g) any damage, destruction or loss, whether or not covered by insurance, that is reasonably expected to have an RPG Material Adverse Effect; or (h) any change in accounting methods, principles or practices by RPG materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

         Section 5.9  EMPLOYEE BENEFIT PLANS AND CONTRACTS.


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                  (a) Section 5.9(a) of the RPG Disclosure Schedule contains a complete list of all benefit plans sponsored by RPG which include, without limitation, all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), stock option or similar plans, and any related or separate contracts, plans, trusts, annuities, programs, policies, arrangements and practices that provide benefits of economic value to any present or former employee, or current or former beneficiary, dependent or assignee of any such employee or former employee ("RPG Benefit Plans"). RPG has delivered to Parent (i) accurate and complete detailed summaries of all unwritten RPG Benefit Plans and (ii) with respect to all RPG Benefit Plans for which written documents are required or have been prepared, accurate and complete copies of (A) all RPG Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (B) the most recent financial statements and actuarial reports and (C) all determination letter applications and determination letters from the Internal Revenue Service for any RPG Benefit Plan maintained or intended to be maintained under Section 401(a) of the Code. Any RPG Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the RPG Benefit Plan in Section 5.9(a) of the RPG Disclosure Schedule.

                  (b) All RPG Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, all applicable requirements of ERISA and the Code. All returns, reports and disclosure statements required to be filed or delivered under ERISA and the Code with respect to all RPG Benefit Plans have been filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any of the RPG Benefit Plans that could subject RPG to any material penalty or tax imposed under the Code or ERISA.

                  (c) Except as provided in Section 5.9(c) of the RPG Disclosure Schedule, any RPG Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the IRS to be so qualified, and such determination is current, remains in effect and has not been revoked. Prior to the Closing Date, any RPG Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code will be terminated by proper action of the Board of Directors of RPG to be effective prior to the Effective Time. Nothing has occurred since the date of such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any RPG Benefit Plan.

                  (d) Any RPG Benefit Plan that is a nonqualified retirement or deferred compensation plan that is designed to provide benefits to directors or any employees meets the requirements of Sections 201(2), 301(3) and 401(a)(1) of ERISA. Except for reserves for severance payments which will be reserved prior to the Closing Date, RPG has adequately reserved for all liabilities accrued prior to the Effective Time under RPG's nonqualified retirement or deferred compensation plans. On or before the Closing Date, such RPG Benefit Plans (excluding severance plans and arrangements and stock option plans) will be terminated by proper action of the Board of Directors of RPG to be effective before or as of the Effective Time.

                  (e) RPG does not have any current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). RPG does not have any liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the RPG Benefit Plans.

                  (f) There are no pending or threatened claims by or on behalf of any RPG Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any RPG Benefit Plans alleging any breach of fiduciary duty on the part of RPG or any of RPG's officers, directors or employees under ERISA, the Code or any applicable regulations, or claiming benefit payments other than those made in the ordinary operation of such plans. The RPG Benefit Plans are not the subject of any investigation, audit or action by the Internal Revenue Service, the United States Department of Labor or the Pension Benefit Guaranty Corporation (the "PBGC"). RPG has made all required contributions and premium payments under the RPG Benefit Plans, including the payment of any premiums payable to the PBGC and other insurance premiums. There is no underfunding liability for any RPG Benefit Plan that is subject to the funding requirements of Section 412 of the Code.

                  (g) RPG does not maintain any defined benefit plan and has not incurred, nor has any reason to expect that it will incur, any liability to the PBGC or otherwise under Title IV of ERISA (including early withdrawal liability) or under the Code with respect to any such plan. No RPG Benefit Plan has been subject to a reportable event for which notice would be required to be filed with the PBGC, and no proceeding by the PBGC to terminate any RPG Benefit Plan has been instituted or threatened.

                  (h) With respect to any RPG Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (in this subsection, a "Welfare Plan"), (i) each such Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to such a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any RPG Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act, (iv) such Welfare Plan may be amended or terminated at any time and (v) there are no benefits to be provided to retirees under a group health plan that are subject to disclosure under Financial Accounting Board Standard 106.

                  (i) Section 5.9(i) of the RPG Disclosure Schedule lists by employee name all potential severance payments payable to any employee of RPG in the event of such employee's termination of employment as a result of a change in control or similar event.

                  (j) Section 5.9(j) of the RPG Disclosure Schedule lists all outstanding stock options, rights or warrants for RPG stock.

                  (k) Except as set forth in Section 5.9(k)of the RPG Disclosure Schedule, as of the Effective Time, there will be no contract, agreement, plan or arrangement covering any person that provides for the payment of an amount that would not be deductible to RPG, Parent or Sub by reason of Section 280G of the Code. As of the Effective Time, there will be no non-deductible compensation as a result of any employment contracts between RPG and any of its employees.

         Section 5.10 EMPLOYEE MATTERS. RPG is not and has not been party to any collective bargaining agreement. Except as provided in Section 5.10 of the RPG Disclosure Schedule, there have been no disputes or grievances subject to any grievance procedure, unfair labor practice proceedings, arbitration or litigation which have not been fully resolved, settled or otherwise disposed. Except as provided in Section 5.10 of the RPG Disclosure Schedule, there have been no strikes, lockouts or work stoppages or slow-downs or, to the best knowledge of RPG, labor jurisdictional disputes or labor organizing activity occurring or threatened with respect to the business or operations of RPG.

         Section 5.11 TAXES. RPG has duly filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by RPG prior to the date hereof, except for such returns or reports the failure to file which would not have an RPG Material Adverse Effect. All of the foregoing returns and reports are true and correct in all material respects, and RPG has paid or, prior to the Effective Time will pay, all taxes, interest and penalties shown on such returns or reports as being due or (except to the extent the same are contested in good faith) claimed to be due to any federal, state, local or other taxing authority. RPG has established adequate reserves in accordance with generally accepted accounting principles applied on a consistent basis for the payment of all income, franchise, property, sales, payroll or other taxes anticipated to be payable after the date hereof. RPG is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established and which are not being contested in good faith. RPG does not have in effect any waiver relating to any statute of limitations for assessment of taxes with respect to any federal, state or local income, property, franchise, sales, license or payroll tax. RPG does not know, or have reason to know, of any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of RPG which, if determined adversely, would result in the assertion of any deficiency. As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled.

         Section 5.12 COMPLIANCE WITH APPLICABLE LAWS. RPG holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for RPG to own, lease or operate its properties and assets and to carry on its businesses substantially as now conducted (the "RPG Permits"), except for such permits, licenses, variances, exemptions, orders and approvals the failure of which to hold would not have an RPG Material Adverse Effect. RPG is in substantial compliance with applicable laws and the terms of the RPG Permits, except for such failures so to comply which would not have an RPG Material Adverse Effect. The business operations of RPG are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, would not have an RPG Material Adverse Effect.

         Section 5.13 VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the total number of votes entitled to be cast by the holders of RPG Common Stock outstanding as of the record date for the RPG Special Meeting are the only votes of the holders of any class or series of RPG's capital stock necessary to adopt and approve this Merger Agreement and the transactions contemplated by this Merger Agreement (including the Merger).

         Section 5.14 BROKERS. Except for First Annapolis Capital, Inc., no broker or finder is entitled to any broker's or finder's fee in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of RPG.

         Section 5.15 MATERIAL CONTRACTS. Section 5.15 of the RPG Disclosure Schedule contains a true and complete list of the following (hereinafter referred to as the "RPG Material Contracts"):

                  (a) All bonds, debentures, notes, mortgages, indentures or guarantees to which RPG is a party as obligor or by which any of its assets is bound;

                  (b) All loans and credit commitments to RPG which are outstanding, together with a brief description of such commitments and the name of each financial institution granting the same;

                  (c) All contracts or agreements which limit or restrict RPG from engaging in any business in any jurisdiction or that limit any third party from engaging in competition with RPG;

                  (d) All contracts and commitments (other than those described in subparagraphs (a), (b) or (c) of this Section 5.15) which relate to the business of RPG or by which any of its assets may be bound involving an aggregate commitment or aggregate payment by any party thereto of more than $100,000 individually or which, upon breach by RPG, would be reasonably likely to have an RPG Material Adverse Effect; and

                  (e) All material contracts, agreements, arrangements or understandings between RPG and any shareholder, employee, officer or director of RPG, except those listed in another section of the RPG Disclosure Schedule.

         True and complete copies of all RPG Material Contracts, including all amendments thereto, have been made available to Parent. The RPG Material Contracts are valid and enforceable in accordance with their respective terms with respect to RPG, and, to the knowledge of RPG, are valid and enforceable in accordance with their respective terms with respect to each other party thereto. There is not under any of the RPG Material Contracts any existing breach, default or event of default by RPG or event that with notice or lapse of time or both would constitute a breach, default or event of default by RPG, nor does RPG know of, and RPG has not received notice of, or made a claim with respect to, any breach or default by any other party thereto which, in any such case, is reasonably likely to have an RPG Material Adverse Effect.

         Section 5.16 TAX MATTERS. Neither RPG nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. RPG is not aware of any agreement, plan or other circumstance that would prevent the Merger from so qualifying under Section 368(a) of the Code.

         Section 5.17 PROPERTIES, ENCUMBRANCES. RPG owns no real property. RPG has good and merchantable title to all of the depreciable tangible personal property owned by it, free and clear of any Lien, except for any Lien for (a) current taxes not yet due and payable, (b) Liens incurred in the ordinary course of its business, (c) such imperfections of title, easements and other encumbrances, if any, as are not material in character, amount or extent, or (d) such items as are set forth in Section 5.17 of the RPG Disclosure Schedule. Set forth in Section 5.17 of the RPG Disclosure Schedule is a listing of all business locations of RPG as of the date hereof, indicating whether such locations are owned or leased and a statement of when such locations were first occupied by RPG. All buildings and all fixtures, equipment and other property and assets which are material to its business and are held under leases or subleases by RPG are held under valid leases or subleases enforceable in accordance with their respective terms.

         Section 5.18 INSURANCE. Section 5.18 of the RPG Disclosure Schedule lists the policies of fire, liability, life and other types of insurance held by RPG, setting forth with respect to each such policy, the policy number, name of the insured party, type of insurance, insurance company, annual premium, expiration date, deductible amount, if any, and amount of coverage. RPG believes that each such policy is in an amount reasonably sufficient for the protection of the assets and business covered thereby, and, in the aggregate, all such policies are reasonably adequate for the protection of all the assets and business of RPG taking into account the availability and cost of such coverage. To the extent permissible pursuant to such policies, all such policies shall remain in full force and effect for a period of at least 90 days following the Effective Time. There is no reason known to RPG that any such policy would not be renewable on terms and conditions as favorable as those set forth in such policy.

         Section 5.19 ENVIRONMENTAL MATTERS. RPG is in material compliance with all federal, state and local environmental statutes, laws, rules, regulations and permits, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") and the Toxic Substances Control Act. RPG has not, nor to the best of RPG's knowledge, without any inquiry, have other parties, used, stored, disposed of or permitted any "hazardous substance" (as defined in CERCLA), petroleum hydrocarbon, polychlorinated biphenyl, asbestos or radioactive material (collectively, "Hazardous Substances") to remain at, on, in or under any of the real property owned or leased by RPG (including, without limitation, the buildings or structures thereon) (the "Real Property"). RPG has not, nor to the best of RPG's knowledge, without any inquiry, have other parties, installed, used or disposed of any asbestos or asbestos-containing material on, in or under any of the Real Property. RPG has not, nor to the best of RPG's knowledge, without any inquiry, have other parties, installed or used underground storage tanks in or under any of the Real Property. RPG has provided Parent with copies of all complaints, citations, orders, reports, written data, notices or other communications sent or received by it with respect to any federal, state or local environmental law, ordinance, rule or regulation as any of them relate to RPG.

         Section 5.20 DERIVATIVES CONTRACTS, ETC. RPG is not a party to, and has not agreed to enter into, an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on its balance sheet which is a derivative contract (including various combinations thereof) (each a "Derivatives Contract") and does not own any securities that (a) are referred to as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (b) are likely to have changes in value as a result of interest rate changes that significantly exceed normal changes in value attributable to interest rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business and set forth in Section 5.20 of the RPG Disclosure Schedule, including a list, as applicable, of any RPG assets pledged as security for each such instrument.

                                   ARTICLE VI
                                    COVENANTS

         Section 6.1 CONDUCT OF BUSINESS BY RPG PENDING THE MERGER.

                  (a) Prior to the Effective Time, except as contemplated by this Merger Agreement and except for the matters set forth in the RPG Disclosure Schedule or unless Parent shall otherwise agree in writing, RPG shall carry on its businesses in the usual and customary manner and shall use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with RPG to the end that RPG's goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that the resignation of one or more officers or employees of RPG or layoffs due to changes in business needs shall not be deemed a breach of the foregoing requirement. Without limiting the generality of the foregoing, and except as contemplated by this Merger Agreement and except for the matters set forth in the RPG Disclosure Schedule or unless Parent shall otherwise agree in writing, prior to the Effective Time, RPG shall not:

                           (i) (A) declare, set aside or pay any dividends on,
or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or, other than pursuant to the exercise of RPG Stock Options, issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any other equity security of RPG or any rights, warrants or options to acquire any such shares or other securities or (C) purchase, redeem or otherwise acquire, any shares of capital stock of RPG or any other equity securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                           (ii) issue, deliver, sell, pledge or otherwise
encumber any shares of its capital stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares (other than the issuance of RPG Common Stock upon the exercise of RPG Stock Options);

              (iii) amend its Articles of Incorporation or Bylaws;

                           (iv) acquire or agree to acquire (A) by merging or
consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to RPG, except, in any such case, in the ordinary course of business;

                           (v) subject to a Lien or sell, lease or otherwise
dispose of any of its material properties or assets, except in the ordinary course of business;

                           (vi) (A) incur any indebtedness for borrowed money or
guarantee any such indebtedness of another person, issue or sell any debt securities of RPG, guarantee any debt securities of another person or enter into any "keep well" or other agreement to maintain any financial condition of another person, except, in any such case, for borrowings or other transactions incurred in the ordinary course of business (aa) under RPG's existing credit line with Carolina First Bank or (bb) not in excess of $100,000 (except upon the written consent of Parent, which consent shall not be unreasonably withheld), including to fund overnight advances for clients and repay existing indebtedness pursuant to the terms thereof, or (B) except in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other person; or

                           (vii) authorize any of, or commit or agree to take
any of, the foregoing actions.

                  (b) RPG will promptly advise Parent in writing of any change in the businesses of RPG which is or may reasonably be expected to have an RPG Material Adverse Effect.

                  (c) RPG will not take, agree to take or knowingly permit to be taken (except as may be required by applicable law or regulation), any action or do or knowingly permit to be done anything in the conduct of the business of RPG, or otherwise, which would be contrary to or in breach in any material respect of any of the terms or provisions of this Merger Agreement, or which would cause any of the representations of RPG contained herein to be or become untrue in any material respect.

                  (d) Except for expenses attendant to the Merger and current contractual obligations or the renewal thereof in the ordinary course of business, RPG will not incur after the execution of this Merger Agreement any expense in an amount in excess of $100,000 without the prior written consent of Parent.

                  (e) After the execution of this Merger Agreement, RPG will not grant any executive officers any increase in compensation (except in the ordinary course of business in accordance with past practice and only upon prior notice to Parent) or enter into any employment agreement with any executive officer without the consent of Parent except as may be required under employment or termination agreements in effect on the date hereof which have been previously disclosed to Parent in writing.

                  (f) After the execution of this Merger Agreement, except as may be directed by any Governmental Entity or required by law, as may be undertaken in the ordinary course of business in accordance with past practices, as may be reasonably appropriate in view of changes in economic circumstances or at the request of clients or as may be contractually required by third party vendors or subcontractors or with the prior written consent of Parent, RPG shall not (i) change its servicing, investment, liability management or other material policies in any material respect, or (ii) implement or adopt any material change in accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

                  Section 6.2 CONDUCT OF BUSINESS BY PARENT PENDING THE MERGER. Prior to the Effective Time, except as contemplated by this Merger Agreement or by Parent's budgets and plans heretofore made available to RPG and except for the matters set forth in the Parent Disclosure Schedule or unless RPG shall otherwise consent in writing, which consent shall not be unreasonably withheld, Parent shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual and customary manner (it being acknowledged that Parent shall not be required to refrain from transactions outside the ordinary course of its business) and shall, and shall cause its subsidiaries to, use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that the resignation of one or more officers of Parent or its subsidiaries shall not be deemed a breach of the foregoing requirement.

         Section 6.3 PLAN OF REORGANIZATION. This Merger Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Merger Agreement, each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. In the event that counsel is unable to issue its opinion to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code as described in Sections 8.2(c) hereof, then the parties hereto agree to negotiate in good faith to restructure the Merger in order that such opinion can be issued. Following the Effective Time, and consistent with any such consent, none of the Surviving Corporation, RPG or Parent, nor any of their affiliates shall knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Notwithstanding the foregoing, the qualification of the Merger as a reorganization under Section 368(a) of the Code shall not be a condition precedent to the obligations of the parties to consummate the Merger.

         Section 6.4 ACCESS TO INFORMATION. From the date hereof through the Effective Time, RPG, on the one hand, and Parent and its subsidiaries, on the other hand, shall each afford to the other and the other's accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) to all of their respective properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to the other such information concerning its business, properties and personnel as the other may reasonably request. RPG and Parent and its subsidiaries and their respective accountants, counsel and other representatives shall, in the exercise of the rights described in this Section 6.4, not unduly interfere with the operation of the business of the other. RPG and Parent and its subsidiaries shall hold, and shall cause their respective employees, agents and representatives to hold, in strict confidence all such information in accordance with the terms of paragraph B.1 of the Letter of Interest dated December 29, 1997 from Parent to RPG, which shall remain in full force and effect in accordance with the terms thereof, including, without limitation, in the event of termination of this Merger Agreement.

         Section 6.5  EFFORTS; CONSENTS.

                  (a) Subject to the terms and conditions herein provided and, in the case of RPG, fiduciary duties under applicable law, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Merger Agreement and the Merger and to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing, each of RPG, Sub and Parent shall make, or cause to be made, all required filings with or applications to Governmental Entities (including under the Securities Act, the Exchange Act, and applicable federal and state banking laws and regulations) and use its reasonable best efforts to
(i) obtain all necessary waivers of any Violations and other Consents of all Governmental Entities and other third parties, necessary for the parties to consummate the transactions contemplated hereby, (ii) oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and
(iii) fulfill all conditions to this Merger Agreement.

                  (b) Without limiting the foregoing, RPG and Parent shall use their reasonable best efforts and cooperate in promptly preparing and filing as soon as practicable, any notifications to the Board of Governors of the Federal Reserve System required in connection with the Merger and other transactions contemplated hereby and to respond as promptly as practicable to any inquiries or requests received from the Board of Governors of the Federal Reserve System or any other Governmental Entities.

                  (c) In furtherance and not in limitation of the foregoing, Parent and RPG shall use their reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Merger Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any Governmental Entity ("Antitrust Laws") and will take all necessary and proper steps (including, without limitation, agreeing to hold separate, to place in trust and/or to divest any of the businesses, product lines or assets of Parent or any of its subsidiaries or affiliates or of any of RPG or its affiliates ("Divestitures")) as may be required (i) for securing the expeditious termination of any applicable waiting period and for resolving any objections to the transactions contemplated hereby of any Governmental Entities under the Antitrust Laws or (ii) by any domestic or foreign court or similar tribunal, in any suit brought by a private party or Governmental Entity challenging the transactions contemplated by this Merger Agreement as violative of any Antitrust Law, in order to avoid the entry of or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions. The entry by a court, in any suit brought by a private party or Governmental Entity challenging the transactions contemplated by this Merger Agreement as violative of any Antitrust Law, of any order or decree permitting the transactions contemplated by this Merger Agreement but requiring Divestitures or otherwise limiting Parent's freedom of action with respect to, or its ability to retain, RPG or any portion thereof or any of Parent's or its subsidiaries' or affiliates' other assets or businesses, shall not be deemed a failure to satisfy the conditions specified in Section 8.1(b) or (c) or Section 8.3.

                  (d) Each of Parent and RPG shall promptly provide the other with a copy of any inquiry or request for information (including notice of any oral request for information), pleading, order or other document either party receives from any Governmental Entities with respect to the matters referred to in this Section 6.5.

         Section 6.6 NOTICE OF BREACHES. RPG shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to RPG, of (a) any breach or inaccuracy of a representation or warranty made by it contained in this Merger Agreement which could reasonably be expected to have a Material Adverse Effect on RPG or Parent, as the case may be or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Merger Agreement; provided, however, that such notification shall not excuse or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Merger Agreement.

         Section 6.7 NOTICES OF CERTAIN EVENTS. Each of RPG, on the one hand, and Parent and Sub, on the other hand, shall give prompt notice to the other of
(a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (b) any notice or other communication from any Governmental Entity in connection with the Merger; (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting RPG, Parent or any subsidiary of Parent that relate to the consummation of the Merger; (d) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any RPG Material Contract; and (e) any change that is reasonably likely to result in an RPG Material Adverse Effect or a Parent Material Adverse Effect or is reasonably likely to delay or impede the ability of any of RPG, Parent or Sub to perform its respective obligations pursuant to this Merger Agreement and to effect the consummation of the Merger.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

         Section 7.1 PREPARATION OF THE REGISTRATION STATEMENT AND PROXY STATEMENT.

                  (a) Parent shall promptly prepare and file with the SEC under the Securities Act, a Registration Statement on Form S-4 (the "Registration Statement") with respect to the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and to maintain the Registration Statement in effect until after the issuance of the Additional Consideration. Parent also shall take any action required to be taken under the state blue sky or securities laws in connection with the issuance of shares of Parent Common Stock in the Merger, and RPG shall furnish Parent with all information and shall take such other action as Parent may reasonably request in connection with any such action.

                  (b) RPG and Parent will, as soon as practicable following the date of this Merger Agreement, prepare the proxy statement to be mailed to the holders of shares of RPG Common Stock in connection with the Merger (the "Proxy Statement") which also will be the prospectus of Parent to be included in the Registration Statement and shall cause the Proxy Statement to be mailed to RPG's shareholders as promptly as practicable after the Registration Statement becomes effective. RPG and Parent and Sub will cooperate with each other and furnish promptly all information requested by the other or otherwise required for inclusion in the Proxy Statement. If at any time prior to the RPG Special Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, RPG and Parent will promptly prepare and mail to the RPG shareholders such an amendment or supplement.

                  (c) Each of the Registration Statement and the Proxy Statement will comply as to form in all material respects with the provisions of the federal securities laws and the rules and regulations promulgated thereunder.

         Section 7.2 RPG SPECIAL MEETING. RPG shall take all action reasonably necessary, in accordance with applicable law and its Articles of Incorporation and Bylaws, to convene the RPG Special Meeting as promptly as reasonably practicable after the date on which the Proxy Statement has been mailed to the RPG shareholders for the purpose of considering and taking action upon the Merger and this Merger Agreement, unless the Board of Directors of RPG shall have altered its determination to, or shall not, recommend that holders of RPG Common Stock vote in favor of the approval of this Merger Agreement at the RPG Special Meeting. Subject to the fiduciary duties of the Board of Directors of RPG, the Board of Directors of RPG will recommend that the holders of RPG Common Stock vote in favor of the approval of this Merger Agreement at the RPG Special Meeting.

         Section 7.3 RPG/PARENT INFORMATION. The written information with respect to RPG and its officers, directors and affiliates which shall have been supplied by RPG (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting the requisite approval of the shareholders of RPG, or which shall be contained in the Registration Statement, will not, on the date the Proxy Statement is first mailed to shareholders of RPG or on the date of the RPG Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The written information with respect to Parent and its officers, directors and affiliates which shall have been supplied by Parent (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting the requisite approval of the shareholders of RPG, or which shall be contained in the Registration Statement, will not, on the date the Proxy Statement is first mailed to shareholders of RPG or on the date of the RPG Special Meeting, or in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 7.4 EMPLOYEE MATTERS. Parent, Sub and RPG agree to cooperate to develop staffing plans for the future operation of RPG. Parent and Sub agree that those former RPG employees who are employed by RPG following the Closing
Date: (a) will be eligible to participate in Parent's benefit plans; and (b) will receive past service credit for eligibility and vesting (but not benefit accrual) purposes under Parent's qualified retirement plans for years of service with RPG and its predecessor companies. Prior to the Closing Date, RPG shall, in accordance with the requirements of the Code and ERISA and all regulations thereunder, take steps to terminate, to the extent permitted by law, its Employee Stock

Ownership Plan (the "ESOP") and its 401(k) plan (the "401(k) Plan") to be effective prior to the Effective Time. In addition, from and after the Effective Time, Parent and Sub shall, and shall cause the Surviving Corporation to: (a) provide credit for service as required by the Health Insurance Portability and Accountability Act of 1996, as amended, for purposes of determining any preexisting condition exclusion that may apply to an employee of RPG who becomes covered under a medical plan sponsored by Parent; (b) provide each employee of RPG, upon termination of such employee's employment with the Surviving Corporation, with severance pay in accordance with the severance policies and agreements described in Section 5.9(i) of the RPG Disclosure Schedule; and (c) distribute the assets under the ESOP and the 401(k) Plan to their respective participants, to the extent permitted by law.

         Section 7.5 PUBLIC ANNOUNCEMENTS. So long as this Merger Agreement is in effect, Parent, Sub and RPG agree to use their respective reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Merger Agreement.

         Section 7.6  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         (a) Parent covenants and agrees (i) that it will cause each person who is an officer or director of RPG (an "Indemnitee") on the Closing Date to be indemnified for any and all claims and liabilities arising out of such person's service as an director or officer of RPG to the maximum extent that a South Carolina corporation is permitted by law to indemnify or insure its officers and directors, including indemnification for the cost of defending such claims as well as any liability resulting therefrom, and (ii) to provide Indemnitees with the maximum elimination of liability provided for in Section 33-2-102(e) as if they were otherwise qualified to receive the benefits of such section (notwithstanding the language in such section restricting its availability to certain corporations). Except for expenses associated with claims described in the immediately succeeding sentence, Parent, upon request of such Indemnitees, shall advance expenses in connection with such indemnification, provided that such advancement need be made if and only to the extent that such advancement would have been proper under Section 33-8-530 if such Indemnitees had been directors or officers of Parent. (In making any necessary determinations under Section 33-8-530, Parent's Board of Directors shall construe any ambiguities reasonably, giving Indemnitees the benefit of any reasonable doubt.) Notwithstanding the foregoing, Parent shall have no obligation to (i) indemnify any Indemnitee with respect to any claim brought by such Indemnitee against Parent or any counterclaim made by Parent against such Indemnitee in connection with such claim of Indemnitee (unless such Indemnitee prevails over Parent in such litigation), or (ii) advance expenses to an Indemnitee with respect to any litigation between such Indemnitee and Parent. The provisions of this Section
7.6 shall survive the closing and shall be enforceable directly by each officer and director of RPG benefitted by this Section 7.6.

                  (b) Any Indemnitee wishing to claim indemnification under this
Section 7.6, upon learning of such claims or liabilities, shall promptly notify Parent thereof; provided, that the failure so to notify shall not affect the obligations of Parent hereunder unless and then only to the extent that such failure materially increases Parent's liability hereunder. In the event of any litigation giving rise to a claim hereunder, (i) Parent shall have the right to assume the defense thereof, if it so elects, and Parent shall pay all reasonable fees and expenses of counsel for the Indemnitees promptly as statements therefor are received (which may be counsel for Parent), unless any such Indemnitee shall have been advised that there may be one or more legal defenses available to it that are different from or additional to those available to other Indemnitees, and in any such case the reasonable fees and expenses of separate counsel shall be borne by Parent; provided, however, that Parent shall be obligated pursuant to this Section to pay for only one additional firm of counsel for all Indemnitees in any jurisdiction for any single action, suit or proceeding or any group of actions, suits or proceedings arising out of or related to a common body of facts, (ii) the Indemnitees shall cooperate in the defense of any such matter, (iii) Parent shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld and (iv) Parent shall have no obligation hereunder in the event a federal banking agency or a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of an Indemnitee in the manner contemplated hereby is prohibited by applicable law.

                  (c) RPG and Parent shall use their reasonable best efforts to maintain RPG's existing directors' and officers' liability insurance policy (or a policy, similar to RPG's existing policy, providing comparable coverage on terms no less favorable) past the Effective Time for a period of six years covering persons who are currently covered by such insurance; provided that Parent or RPG shall not make (aggregate) premium payments in respect of such policy (or replacement policy) which exceeds $100,000 and provided further that RPG and Parent shall obtain the maximum amount of such coverage as can be obtained by paying an (aggregate) premium of $100,000. Parent shall take no action to terminate prematurely any such policy.

                  (d) If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section 7.6.

         Section 7.7 TRANSFER AND GAINS TAXES AND CERTAIN OTHER TAXES AND EXPENSES. Parent and Sub agree that the Surviving Corporation will pay all real property transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Merger without any offset, deduction, counterclaim or deferment of the payment of the Base Consideration or the Additional Consideration.

         Section 7.8 NMS ADDITIONAL LISTING. Parent shall use its reasonable best efforts to cause the Parent Common Stock to be issued in the Merger to be listed on the NMS, subject to official notice of issuance and evidence of satisfactory distribution.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

         Section 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time or, if permitted by applicable law, waiver of the following conditions:

                  (a) This Merger Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite votes of the holders of RPG Common Stock;

                  (b) Any necessary waiting periods applicable to the consummation of the Merger shall have expired or been terminated, and any other Consents from Governmental Entities and other third parties required prior to the Effective Time with respect to the transactions contemplated hereby shall have been either filed or received other than those Consents, the absence of which would not have a material adverse effect on the business, operations or financial condition of the Surviving Corporation (as compared to the business, operations and financial condition of RPG immediately prior to the Effective
Time);

                  (c) The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction; provided, however, that the parties shall comply with the provisions of Section 6.5 and shall further use their reasonable best efforts to cause any such order, judgment, decree, injunction or ruling to be vacated or lifted;

                  (d) The Registration Statement shall have been declared effective and no stop order with respect thereto shall be in effect at the Effective Time;

                  (e) All permits required by state securities or blue sky laws to carry out the transactions contemplated hereby shall have been received; and

                  (f) The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NMS, subject to official notice of issuance and evidence of satisfactory distribution.

         Section 8.2 CONDITIONS TO OBLIGATION OF RPG TO EFFECT THE MERGER. The obligation of RPG to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time or, if permitted by applicable law, waiver of the following conditions:

                  (a) Parent and Sub shall have performed in all material respects their respective agreements contained in this Merger Agreement required to be performed at or prior to the Effective Time, and RPG shall have received a certificate of the Chief Executive Officer or a Vice President of each of Parent and Sub to that effect.

                  (b) The representations and warranties of Parent and Sub contained in this Merger Agreement shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated by this Merger Agreement and except for inaccuracies that in the aggregate do not constitute a Parent Material Adverse Effect, and RPG shall have received a certificate of the Chief Executive Officer or a Vice President of each of Parent and Sub to that effect.

                  (c) McNair Law Firm, P.A. shall have issued its opinions, such opinions dated on or about the Effective Time and on or about the date that is two business days prior to the date the Proxy Statement is first mailed to shareholders of RPG, addressed to RPG, and reasonably satisfactory to it, based upon customary representations of RPG and Parent and customary assumptions, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that the shareholders of RPG will recognize no gain or loss upon the receipt of shares of Parent Common Stock in exchange for shares of RPG Common Stock in the Merger, which opinions shall not have been withdrawn or modified in any material respect.

                  (d) Parent shall have furnished RPG with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to RPG and its counsel, covering such matters as RPG shall reasonably request, including that: (i) Parent and Sub are duly organized, validly existing and in good standing under the laws of the State of South Carolina;
(ii) the consummation of the transactions contemplated by this Merger Agreement will not (A) violate any provision of Parent's or Sub's Articles of Incorporation or Bylaws, (B) violate any provision of, result in the termination of or result in the acceleration of any obligation under, any mortgage, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree known to counsel to which Parent or Sub is a party, or by which it is bound, except such as would not, in the aggregate, have a material adverse effect on the business or financial condition of Parent, or (C) violate or conflict in any material respect with any other restriction of any kind or character of which such counsel has knowledge and to which Parent or any of its subsidiaries is subject; (iii) all of the shares of Parent Common Stock to be issued in connection with the Merger will be, when issued, validly authorized and issued, fully paid and non-assessable; (iv) Parent and Sub have all authorizations and approvals required by law to enter into this Merger Agreement, and to consummate the transactions contemplated herein, and all applicable regulatory waiting periods have passed; (v) all filings and registrations with, and notifications to, all federal and state authorities required on the part of Parent for the consummation of the Merger have been made; (vi) Parent and Sub have full corporate power and authority to enter into this Merger Agreement, and this Merger Agreement has been duly authorized, executed and delivered by Parent and Sub and constitutes a valid and legally binding obligation of Parent and Sub enforceable against Parent and Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to the relief of debtors generally and general principles of equity; (vii) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against Parent or other parties which would have a material adverse effect on Parent's business or properties or its abilities to make the representations and warranties and perform the obligations set forth herein to be performed by Parent and Sub and
(viii) the Registration Statement became effective on [date] and, to counsel's knowledge, no stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued, and, to counsel's knowledge, no proceedings for that purpose have been instituted or are pending under the Securities Act.

         Section 8.3 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time or, if permitted by applicable law, waiver of the following conditions:

                  (a) RPG shall have performed in all material respects its agreements contained in this Merger Agreement required to be performed at or prior to the Effective Time; and Parent and Sub shall have received a certificate of the Chief Executive Officer or a Vice President of RPG to that effect.

                  (b) The representations and warranties of RPG contained in this Merger Agreement shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated by this Merger Agreement and except for inaccuracies that in the aggregate do not constitute an RPG Material Adverse Effect; and Parent and Sub shall have received a certificate of the Chief Executive Officer or a Vice President of RPG to that effect.

                  (c) RPG shall have furnished Parent with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to Parent and its counsel, covering such matters as Parent shall reasonably request, including that: (i) RPG is duly organized, validly existing and in good standing under the laws of South Carolina; (ii) the consummation of the transactions contemplated by this Merger Agreement will not (A) violate any provision of RPG's Articles of Incorporation or Bylaws, as applicable, (B) violate any provision of, result in the termination of or result in the accelera tion of any obligation under, any agreement listed in Section 5.15 of the RPG Disclosure Schedule or any order, arbitration award, judgment or decree known to counsel to which RPG is a party, or by which it is bound, except such as would not, in the aggregate, have an RPG Material Adverse Effect, except as disclosed in the RPG Disclosure Schedule, or (C) violate or conflict in any material respect with any other restriction of any kind or character of which such counsel has knowledge and to which RPG is subject which would have a Material Adverse Effect on RPG; (iii) all of the shares of RPG Common Stock are validly authorized and issued, fully paid and non-assessable; (iv) RPG has all authorizations and approvals required by law to enter into this Merger Agreement and to consummate the transactions contemplated herein and all applicable regulatory waiting periods have passed; (v) other than filings and registrations required under applicable law to be made by Parent, all filings and registrations with, and notifications to, all federal and state authorities required on the part of RPG for the consummation of the Merger have been made;
(vi) RPG has full corporate power and authority to enter into this Merger Agreement, and this Merger Agreement has been duly authorized, executed and delivered by RPG and constitutes a valid and legally binding obligation of RPG enforceable against RPG in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to the relief of debtors generally and general principles of equity; and (vii) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against RPG or other parties which would have a Material Adverse Effect on RPG's business or properties, which would result in a breach or inaccuracy of the representations and warranties of RPG set forth herein which would have a Material Adverse Effect on RPG or which would adversely affect RPG's ability to perform in all material respects the obligations set forth herein to be performed by RPG.

         (d) All existing contractual arrangements between RPG and Mercantile National Bank shall have been terminated prior to Closing without further liability to RPG (except in connection with trailing transactions) and in connection with such termination, Mercantile National Bank shall have paid RPG at least $6.01 million in cash.


                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

         Section 9.1 TERMINATION. This Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of RPG:

                  (a)  by mutual written consent of Parent and RPG;

                  (b) by RPG, upon a material breach of this Merger Agreement on the part of Parent or Sub which has not been cured and which would cause the conditions set forth in Sections 8.2(a) or 8.2(b) to be incapable of being satisfied by September 30, 1998;

                  (c) by Parent, upon a material breach of this Merger Agreement on the part of RPG which has not been cured and which would cause the conditions set forth in Section 8.3(a) or 8.3(b) to be incapable of being satisfied by September 30, 1998;

                  (d) subject to Section 6.5 by either Parent or RPG if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or ruling shall have become final and nonappealable;

                  (e) by either Parent or RPG if the Merger shall not have been consummated on or before September 30, 1998 (provided the terminating party is not otherwise in material breach of its representations, warranties or obligations under this Merger Agreement);

                  (f) by either Parent or RPG if the RPG Special Meeting (including as it may be adjourned from time to time) shall have concluded without RPG having obtained the required shareholder approvals of this Merger Agreement and the transactions contemplated hereby; and

                  (g) by RPG if a third party, including any group, shall have made a proposal regarding the acquisition of any of the capital stock of, or any other equity interest in, RPG or a merger, consolidation or other business combination involving RPG or a sale of all or (other than in the ordinary course of business) any substantial portion of the assets of RPG or commenced a tender or exchange offer to acquire any shares of RPG Common Stock, which, in any such case, RPG's Board of Directors determines, after consultation with RPG's financial advisor, may reasonably be expected to result in a transaction or series of transactions that will be more favorable to RPG's shareholders than the transactions contemplated hereby; provided, however, that in the event that RPG elects to terminate this Merger Agreement under this clause (g), RPG shall pay to Parent, within five business days of such termination, the sum of $500,000, which amount shall be payable by wire transfer to Carolina First Bank.

         Section 9.2 EFFECT OF TERMINATION. In the event of termination of this Merger Agreement by either Parent or RPG, as provided in Section 9.1, this Merger Agreement shall forthwith become void and there shall be no liability hereunder on the part of any of RPG, Parent or Sub or their respective officers or directors except for intentional breaches; provided that Sections 9.2, 9.3 and 10.6 and the last sentence of Section 6.4 shall survive the termination.

         Section 9.3 FEES AND EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated by this Merger Agreement shall be paid by the party incurring such expenses, except that Parent and RPG will each bear 50% of the printing and mailing costs incurred in connection with the Proxy Statement and the Registration Statement.

         Section 9.4 AMENDMENT. This Merger Agreement may be amended by the parties hereto at any time before or after approval hereof by the holders of shares of RPG Common Stock, but, after such approval, no amendment shall be made which (a) changes the form or decreases the amount of the Base Consideration or the Additional Consideration, (b) in any way materially adversely affects the rights of holders of shares of RPG Common Stock or (c) under applicable law would require approval of the RPG shareholders, in any such case referred to in clauses (a), (b) and (c), without the further approval of such shareholders. Except as permitted in Section 1.5, this Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 9.5 WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (c) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE X
                               GENERAL PROVISIONS

         Section 10.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. No representations, warranties or agreements in this Merger Agreement shall survive the Merger, except that the agreements contained in Article III and the agreements of Parent and Sub referred to in Article III and in Sections 6.3, 7.4, 7.6, 7.7, 9.3, 10.1, 10.2 and 10.6 shall survive the Merger indefinitely (except to the extent a shorter period of time is explicitly specified therein)(except that this sentence shall not be construed to extend any applicable statutes of limitations).

         Section 10.2 NOTICES. All notices or other communications under this Merger Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (with confirmation of receipt), by overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:
                  If to RPG:

                           Resource Processing Group, Inc.
                           101 Executive Center Drive
                           Columbia, South Carolina 29210
                           Attention: Mr. Angelo R. Palombi
                           Telecopy: (803) 731-4871

                  With a copy to:

                           McNair Law Firm, P.A.
                           1301 Gervais Street, 17th Floor
                           Columbia, South Carolina  29201
                           Attention: John W. Currie, Esq.
                           Telecopy: (803) 376-2277

                  If to Parent or Sub:

                           Carolina First Corporation
                           200 East Camperdown Way
                           Greenville, South Carolina  29601
                           Attention: Mr. William S. Hummers, III
                           Telecopy: (864) 239-4065

                  With a copy to:

                           Wyche, Burgess, Freeman & Parham, P.A.
                           44 East Camperdown Way
                           Greenville, South Carolina 29601
                           Attention: William P. Crawford, Jr.
                           Telecopy: (864) 242-8324
or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

         Section 10.3 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 10.4 ENTIRE AGREEMENT. This Merger Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than as provided in the last sentence of Section 6.4).

         Section 10.5 ASSIGNMENTS; PARTIES IN INTEREST. Neither this Merger Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Merger Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Merger Agreement, express or implied, is intended to, or shall confer upon any person not a party hereto, any right, benefit or remedy of any nature whatsoever under or by reason of this Merger Agreement, including to confer third party beneficiary rights, except for the provisions of Article III and Sections 6.3, 7.4, 7.6 and 7.7.

         Section 10.6 GOVERNING LAW. This Merger Agreement shall be governed in all respects by the laws of the State of South Carolina (without giving effect to the provisions thereof relating to conflicts of law).

         Section 10.7 HEADINGS; DISCLOSURE. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger Agreement. Any disclosure by RPG, Parent or Sub in any portion of its respective disclosure schedule shall be deemed disclosure in each other portion of such disclosure schedule.

         Section 10.8  CERTAIN DEFINITIONS.  As used in this Merger Agreement:

                  (a) the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by or under common control with that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

                  (b) the term "knowledge," "best knowledge" or any similar formulation of "knowledge" shall mean, with respect to a corporation, the knowledge of its senior executive officers.

                  (c) the term "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is used in Section 13(d)(3) of the Exchange Act); and

                  (d) the term "subsidiary" or "subsidiaries" shall mean, with respect to Parent or any other person, any corporation, partnership, joint venture or other legal entity of which Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         Section 10.9 COUNTERPARTS. This Merger Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         Section 10.10 SEVERABILITY. If any term or other provision of this Merger Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Merger Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Merger Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  IN WITNESS WHEREOF, Parent, Sub and RPG have caused this Merger Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                  Parent:             CAROLINA FIRST CORPORATION


                             By:/s/ William S. Hummers III
                             Title: Executive Vice President

                  Sub:       CFC MERGER SUB, INC.


                             By:/s/ William S. Hummers III
                             Title: Executive Vice President


                  RPG:       RESOURCE PROCESSING GROUP, INC.


                             By:/s/ Angelo R. Palombi
                             Title: President & Chief Executive Officer

                           PARENT DISCLOSURE SCHEDULE


SECTION 4.2

All items disclosed in Parent's public filings with the Securities and Exchange Commission.

Options and stock issuable in connection with employee arrangements

2,000,000 shares were issued in a "Reg S" offering consummated February 1998


SHARES ISSUABLE AFTER FEBRUARY 1, 1998

Less than 100,000 shares may have been issued in the ordinary course of business under existing arrangements disclosed in Parent's public filings with the Securities and Exchange Commission.

2,000,000 shares were issued in a "Reg S" offering consummated February 1998


OTHER DISCLOSURE

All information contained in Parent's public filings with the Securities and Exchange Commission is incorporated by reference herein.

                                                                       EXHIBIT B

                   [FIRST ANNAPOLIS CAPITAL, INC. LETTERHEAD]

                                                                February 5, 1998


Board of Directors
Resource Processing Group
101 Executive Center Drive
Columbia, SC  29210

Members of the Board:

         Resource Processing Group, Inc. (the "Company"), Carolina First Corporation ("Parent"), and CFC Merger Sub, Inc., a wholly-owned subsidiary of Parent ("Merger Sub"), propose to enter into an agreement (the "Agreement") pursuant to which the Company will be merged with Merger Sub (the "Merger"). In connection with the Merger, each share of common stock of the Company ("Company Common Stock") issued and outstanding immediately prior to the acceptance for filing of articles of merger with the Secretary of the State of South Carolina (the "Effective Time") shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into merger consideration equal to $1.2442 per share (the "Base Consideration") plus the right to receive the Additional Consideration (as defined below). Except for cash payable in lieu of fractional shares, 100 percent of the Base Consideration shall be paid in the form of shares of common stock, $1.00 par value per share, of Parent ("Parent Common Stock"), which shall be valued at the average closing price of a share of Parent Common Stock as reported on the Nasdaq National Market for the 20 trading days immediately preceding the date of closing of the Merger ("the Closing Price"). The ratio of shares of Parent Common Stock issuable for each share of Company Common Stock is referred to as the "Conversion Ratio," which Conversion Ratio shall be calculated to four decimals. Notwithstanding the foregoing, no fractional shares of Parent Common Stock will be issued as a result of the Merger, and in lieu of the issuance of fractional shares, cash will be paid to the holders of the Company Common Stock in respect of any fractional share that would otherwise be issued based on the Closing Price.

         In addition to the Base Consideration, additional shares (the "Additional Consideration") of Parent Common Stock shall be issuable (pro rata) to the holders of Company Common Stock issued and outstanding prior to the Effective Time, other than those held by Parent or any wholly owned subsidiary of Parent (including Sub) and holders of Dissenting Shares (as defined in the Agreement) (the "RPG Stockholders") generally as follows:

     (a) If net chargeoffs during the year ended December 31, 1998 that are associated with credit card accounts originated by the Company on behalf of Parent during the year ended December 31, 1997 are less than 4 percent of the weighted average daily outstanding balance of such accounts during 1998, Parent shall issue to RPG Stockholders shares of Parent Common Stock having a Fair Market Value (as defined below) of $500,000. Such shares, if issuable, shall be issued on January 31, 1999.

     (b) If net chargeoffs during the year ended December 31, 1999 that are associated with Parent credit card accounts are less than 4.5 percent of the average daily outstanding balance of such accounts during 1999, Parent shall issue to RPG Stockholders shares of Parent Common Stock having a Fair Market Value (as defined below) equal to 1.33 percent of the weighted average daily outstanding balance of such accounts during 1999. Such shares, if issuable, shall be issued on January 31, 2000.

         "Fair Market Value" of Parent Stock, as of a particular day, shall be the average of the closing prices of Parent Common Stock for the 20 trading days immediately prior to the date in question.

         You have asked us whether, in our opinion, the proposed consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view.

         In arriving at the opinion set forth below, we have, among other things:

         (1) Reviewed the Company's audited financial statements and related financial information for the two fiscal years ended December 31, 1996 and the Company's unaudited financial statements and related unaudited financial information for the ten months ended October 31, 1997;

         (2) Reviewed Parent's Annual Reports, Forms 10-K and related financial information for the two fiscal years ended December 31, 1996, Parent's Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1997 and the Proxy Statement dated March 21, 1997 for the 1997 Annual Meeting of Stockholders.

         (3) Reviewed with management of the Company and Parent, respectively, certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and Parent, furnished to us by the Company and Parent;

         (4) Conducted discussions with members of senior management of the Company and Parent concerning their respective businesses and prospects;

         (5) Reviewed the reported prices and trading activity for shares of Parent Common Stock and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to Parent;

         (6) Compared financial and operating data of the Company and Parent to financial and operating data of certain publicly-traded companies which we deemed reasonably similar to the Company and Parent;

         (7) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant to our inquiry;

         (8)      Reviewed a draft dated January 30, 1998 of the Agreement; and,

         (9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

         In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available. We have not attempted independently to verify any such information. We have not conducted a physical inspection of the properties or facilities of Company or Parent; nor have we made or obtained any independent evaluations or appraisals of any such properties or facilities. We did not specifically evaluate the loan portfolio or the adequacy of reserves for possible loan losses of Parent or any subsidiaries or affiliates.

         With respect to the financial forecasts of the Company and Parent provided to us by management of the two companies, respectively, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the senior management of the Company and Parent as to the future financial performance of the respective companies and have not undertaken any independent analysis to verify the reasonableness of the assumptions underlying such forecasts. Our Opinion is necessarily based upon information available to us and on economic, financial, market and other conditions as they exist and can be evaluated as of the date hereof. No limitations were imposed on, or instructions given by either the Company or Parent with respect to our investigation or the procedures we followed in rendering our Opinion, and the management of the Company and Parent cooperated fully in connection with our investigation.

         Our firm is experienced in providing advice in connection with mergers and acquisitions and related transactions. We have acted as financial advisor to the Company in connection with the Merger and will be paid a fee for our services as financial advisor which is in substantial part contingent upon the consummation of the Merger.

         Based upon and subject to the foregoing, we are of the opinion that the consideration to be received by the holders of Company Common Stock in the Merger is fair from a financial point of view to such holders. The standard employed by us in reaching our judgment as to fairness of such consideration from a financial point of view was whether our estimation of the economic value of such consideration is within the range of estimated economic values within which companies having the characteristics of Company and Parent might negotiate a merger transaction and not whether such consideration is at or approaching the higher end of such range.

         Our advisory services and the Opinion expressed herein are provided for the use of the Board of Directors of the Company in its evaluation of the proposed Merger, and our Opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Merger. This Opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly, referred to or communicated by you in any manner without our prior written approval and this Opinion must be treated as confidential.


                                Very truly yours,

                                First Annapolis Capital, Inc.


                                By:       /s/ Lee E. Manfred
                                       ----------------------
                                Title:      Principal
                                       ----------------------

                   [FIRST ANNAPOLIS CAPITAL, INC. LETTERHEAD]

                                                                   March 6, 1998


Board of Directors
Resource Processing Group, Inc.
101 Executive Center Drive
Columbia, SC 29210

Members of the Board:

We understand that Resource Processing Group, Inc. ("Company") and Carolina First Corporation ("CFC") have agreed that the fair market value of fully registered CFC common stock to be issued to holders of shares of common stock of the Company ("Company Common Stock") at closing will be reduced from $11.300 million, or $1.2442 per share, to $11.235 million, or $1.2370 per share.

You have requested that we confirm that this change would not cause us to change the conclusion expressed in our opinion to you dated February 5, 1998 that the consideration to be received by the holders of Company Common Stock in the Merger (as defined in the opinion dated February 5, 1998) is fair from a financial point of view to such holders. With your permission, we have assumed that all other material facts in connection with the Merger have not changed since we completed our review and analysis in support of our opinion dated February 5, 1998. In view of this assumption, the agreed change in consideration would not cause us to withdraw our opinion regarding the fairness of the proposed Merger.


Very truly yours,

First Annapolis Capital, Inc.

By:     /s/ Lee E. Manfred
       ------------------------
Title:    Principal
       ------------------------

                                                                      EXHIBIT C

                              CFC MERGER SUB, INC.

                                 BALANCE SHEET

                                                              DECEMBER 31, 1997
                                                                    (UNAUDITED)

ASSETS
Cash................................................................    $ 100
                                                                        -----
                                                                        $ 100
                                                                        =====
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities.........................................................       --
Shareholders' Equity:
    Common stock....................................................      100
    Retained Earnings...............................................       --
                                                                       ------
    Total shareholders' equity......................................      100
                                                                       ------
                                                                        $ 100
                                                                       ======

                                                                       EXHIBIT D

                               DISSENTERS' RIGHTS

         Title 33, Chapter 13 of the Code of Laws of South Carolina 1976, Dissenters' Rights, provides as follows:

                                    ARTICLE 1
                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

sec. 33-13-101. Definitions.

In this chapter:

    (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
    (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.
    (3) "Fair Value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.
    (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
    (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
    (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.
    (7) "Shareholder" means the record shareholder or the beneficial shareholder.

sec. 33-13-102. Right to dissent.

  A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

    (1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;
    (2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;
    (3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

    (4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
                  (i) alters or abolishes a preferential right of the shares;
                  (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
                  (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
                  (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
                  (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

    (5) the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;
    (6) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

sec. 33-13-103. Dissent by nominees and beneficial owners.

    (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.
    (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has the power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

                                    ARTICLE 2
                  PROCEDURES FOR EXERCISE OF DISSENTERS' RIGHTS

sec. 33-13-200. Notice of dissenters' rights.

    (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.
    (b) If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

sec. 33-13-210. Notice of intent to demand payment.

    (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.
    (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

sec. 33-13-220. Dissenters' notice.

    (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).
    (b) The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must: (1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

        (2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

        (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

        (4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

        (5) be accompanied by a copy of this chapter.

sec. 33-13-230. Shareholders' payment demand.

    (a) A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.
    (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
    (c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

sec. 33-13-240. Share restrictions.

    (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.
    (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

sec. 33-13-250. Payment.

    (a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
    (b) The payment must be accompanied by:

        (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
        (2) a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;
        (3) an explanation of how the interest was calculated;
        (4) a statement of the dissenter's right to demand additional payment under Section 33-13-280; and
        (5) a copy of this chapter.

sec. 33-13-260. Failure to take action.

    (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
    (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

sec. 33-13-270. After-acquired shares.

    (a) A corporation may elect to withhold payment required by Section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.
    (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenters' right to demand additional payment under Section 33-13-280.

sec. 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

    (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:
        (1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;
        (2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or
        (3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.
    (b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

                                    ARTICLE 3
                          JUDICIAL APPRAISAL OF SHARES

sec. 33-13-300. Court action.
    (a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
    (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
    (c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.
    (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
    (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

sec. 33-13-310. Court costs and counsel fees.

    (a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.
    (b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
        (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or
        (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
    (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
    (d) In a proceeding commenced by dissenters to enforce the liability under
Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.


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